CONFORMED COPY





                   AMENDED AND RESTATED


                     CREDIT AGREEMENT


                        dated as of


                     October 19, 2001


                           among


            FREEPORT-MCMORAN COPPER & GOLD INC.


                   PT FREEPORT INDONESIA


                 The Lenders Party Hereto


                 THE CHASE MANHATTAN BANK,
                 as Administrative Agent,
                      Security Agent,
                    JAA Security Agent
                            and
                    Documentation Agent


                            and


           U.S. BANK TRUST NATIONAL ASSOCIATION,
                       as FI Trustee

                ___________________________

               J.P. MORGAN SECURITIES INC.,
                        as Arranger



1
                     TABLE OF CONTENTS


                                                        Page

                        ARTICLE I

                       Definitions

SECTION 1.01.   Defined Terms                              2
SECTION 1.02.   Classification of Loans and
                  Borrowings                              54
SECTION 1.03.   Terms Generally                           55
SECTION 1.04.   Accounting Terms; GAAP                    55


                        ARTICLE II

                       The Credits

SECTION 2.01.   Commitments                               56
SECTION 2.02.   Loans and Borrowings                      57
SECTION 2.03.   Requests for Borrowings                   58
SECTION 2.04.   Funding of Borrowings                     59
SECTION 2.05.   Letters of Credit                         60
SECTION 2.06.   Interest Elections                        66
SECTION 2.07.   Termination and Reduction of
                  Commitments                             68
SECTION 2.08.   Repayment of Loans                        69
SECTION 2.09.   Evidence of Debt                          70
SECTION 2.10.   Prepayment of Loans                       70
SECTION 2.11.   Fees                                      77
SECTION 2.12.   Interest                                  78
SECTION 2.13.   Alternate Rate of Interest                80
SECTION 2.14.   Increased Costs                           81
SECTION 2.15.   Break Funding Payments                    83
SECTION 2.16.   Taxes                                     84
SECTION 2.17.   Payments Generally; Pro Rata
                  Treatment; Sharing of Set-Offs          88
SECTION 2.18.   Mitigation Obligations; Replacement
                  of Lenders                              91
SECTION 2.19.   Put Agreement                             92

                       ARTICLE III

              Representations and Warranties

SECTION 3.01.   Organization; Powers                      92
SECTION 3.02.   Authorization; Enforceability             92
SECTION 3.03.   Governmental Approvals; No Conflicts      93
SECTION 3.04.   Financial Condition; No Material
                  Adverse Change                          93
SECTION 3.05.   Properties                                94
SECTION 3.06.   Litigation and Environmental Matters      94
SECTION 3.07.   Compliance with Laws and Agreements       95
SECTION 3.08.   Investment and Holding Company Status     95
SECTION 3.09.   Taxes                                     95
SECTION 3.10.   ERISA                                     95
SECTION 3.11.   Disclosure                                96
SECTION 3.12.   Subsidiaries                              96
SECTION 3.13.   Insurance                                 96
SECTION 3.14.   Labor Matters                             96
SECTION 3.15.   Security Documents                        97
SECTION 3.16.   Assigned Agreements                       97
SECTION 3.17.   Federal Reserve Regulations               98


                        ARTICLE IV

                        Conditions

SECTION 4.01.   Effective Date                            98
SECTION 4.02.   Each Credit Event                        101


                        ARTICLE V

                  Affirmative Covenants

SECTION 5.01.   Financial Statements and Other
                  Information                            102
SECTION 5.02.   Notices of Material Events               106
SECTION 5.03.   Information Regarding Collateral         106
SECTION 5.04.   Existence; Conduct of Business           107
SECTION 5.05.   Payment of Obligations                   107
SECTION 5.06.   Maintenance of Properties                107
SECTION 5.07.   Insurance                                107
SECTION 5.08.   Casualty and Condemnation                107
SECTION 5.09.   Books and Records; Inspection and
                  Audit Rights                           108
SECTION 5.10.   Compliance with Laws; Environmental      108
                Reports
SECTION 5.11.   Use of Proceeds and Letters of Credit    109
SECTION 5.12.   Additional Subsidiaries                  109
SECTION 5.13    Further Assurances                       109
SECTION 5.14.   Concentrate Sales Agreements             110
 SECTION 5.15.  Source of Interest                       111
SECTION 5.16.   Certain Hedging Arrangements             111


                        ARTICLE VI

                    Negative Covenants

SECTION 6.01.   Indebtedness; Certain Equity
                  Securities                             112
SECTION 6.02.   Liens                                    115
SECTION 6.03.   Fundamental Changes                      116
SECTION 6.04.   Investments, Loans, Advances,
                  Guarantees and Acquisitions            117
SECTION 6.05    Asset Sales                              119
SECTION 6.06.   Sale and Leaseback Transactions          121
SECTION 6.07.   Hedging Agreements                       121
SECTION 6.08.   Restricted Payments; Certain Payments
                  of Indebtedness                        121
SECTION 6.09.   Transactions with Affiliates             123
SECTION 6.10.   Restrictive Agreements                   123
SECTION 6.11.   Amendment of Material Documents          124
SECTION 6.12.   Protection of Contract Rights            125
SECTION 6.13.   Block B Projects                         125
SECTION 6.14.   Fiscal Year                              126
SECTION 6.15.   Covenants Relating to the RTZ
                  Transactions                           126
SECTION 6.16.   Specified Transactions                   127
SECTION 6.17.   Designation of Unrestricted              127
                Subsidiaries
SECTION 6.18.   Leverage Ratio                           130
SECTION 6.19.   Fixed Charge Coverage Ratio              130
SECTION 6.20.   Capital Expenditures                     130


                       ARTICLE VII

Events of Default                                        131


                        ARTICLE VIIA

             Certain Loan Allocation Procedures

SECTION 7.01A.  Implementation of Exchange               136
SECTION 7.02A.  Letters of Credit                        136



                       ARTICLE VIII

The Agent's and the FI Trustee                           139


                        ARTICLE IX

Guarantee                                                144


                        ARTICLE X

                      Miscellaneous

SECTION 10.01.  Notices                                 147
SECTION 10.02.  Waivers; Amendments                     148
SECTION 10.03.  Expenses; Indemnity; Damage Waiver      150
SECTION 10.04.  Successors and Assigns                  152
SECTION 10.05.  Survival                                155
SECTION 10.06.  Counterparts; Integration;
                  Effectiveness                         156
SECTION 10.07.  Severability                            157
SECTION 10.08.  Right of Setoff                         157
SECTION 10.09.  Governing Law; Jurisdiction; Consent
                  to Service of Process; Sovereign
                  Immunity                              157
SECTION 10.10.  WAIVER OF JURY TRIAL                    158
SECTION 10.11.  Headings                                159
SECTION 10.12.  Confidentiality                         159
SECTION 10.13.  Interest Rate Limitation                160
SECTION 10.14.  Judgment Currency                       160
SECTION 10.15.  Joint and Several Obligations           161
SECTION 10.16.  RTZ Transactions                        161
SECTION 10.17. Waiver Under Existing PTMI Agreement;
                 Amendment of Put Agreement             162

SCHEDULES:

Schedule 1.01 -- Scheduled Repayments of Long-Term
                             Indebtedness
Schedule 2.01 -- Commitments
Schedule 3.07 -- Significant Agreements and Commitments
                 with Governmental Authorities
Schedule 3.12 -- Subsidiaries
Schedule 3.13 -- Insurance
Schedule 3.16 -- Assigned Agreements
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.04 -- Existing Investments
Schedule 6.10 -- Existing Restrictions

EXHIBITS:

Exhibit A   -- Form of Assignment and Acceptance
Exhibit B-1 -- Form of Opinion of Borrowers' U.S. Counsel
Exhibit B-2 -- Form of Opinion of Borrowers' Indonesian
               Counsel
Exhibit B-3 -- Form of Opinion of Lenders' Indonesian
               Counsel
Exhibit C-1 -- Form of FCX Pledge Agreement (Indebtedness)
Exhibit C-2 -- Form of FCX Pledge Agreement (PTFI Shares)_
Exhibit C-3 -- Form of FCX Pledge Agreement (PTII Shares)
Exhibit D   -- Form of Perfection Certificate
Exhibit E   -- Form of PTMI Collateralized Letter of Credit
Exhibit F-3 -- Form of Fiduciary Transfer Amendment and
               Restatement
Exhibit F-4 -- Form of Fiduciary Assignment Amendment and
               Restatement
Exhibit F-5 -- Form of Lender Security Agreement Amendment
Exhibit F-6 -- Form of Lender Surat Kuasa Amendment and
               Restatement
Exhibit F-7 -- Form of Lender Fiduciary Assignment
               Amendment and Restatement
Exhibit F-8 -- Form of JAA Fiduciary Transfer Amendment and
               Restatement
Exhibit F-9 -- Form of FI Trust Agreement Financing Annex
Exhibit F-10-- Form of Intercreditor Agreement Creditor
               Annexes 3 and 4
Exhibit F-11-- Form of Side Letter Creditor Annexes 3 and 4
Exhibit G   -- Form of Surat Kuasa Amendment and
               Restatement
Exhibit H   -- Form of Subsidiary Guarantee Agreement
Exhibit I        --Description of Infrastructure Financings
               and Infrastructure Financing Documents



                            AMENDED AND RESTATED CREDIT
               AGREEMENT dated as of October 19, 2001, among FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation ("FCX"), PT FREEPORT INDONESIA, a limited liability company organized under the laws of the Republic of Indonesia and domesticated under the laws of Delaware ("PTFI" and together with FCX, the "Borrowers"), the Lenders party hereto, U.S. BANK TRUST NATIONAL ASSOCIATION (f/k/a First Trust of New York, National Association), a national banking association (for purposes of Article VIII only), as trustee for the Lenders and certain other lenders under the FI Trust Agreement (as defined below) (in such capacity, the "FI Trustee"), and THE CHASE MANHATTAN BANK, a New York banking corporation ("Chase"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), as issuing bank (the "Issuing Bank"), as security agent for the Lenders (in such capacity, the "Security Agent") under the Lender Security Documents (as defined below), and as security agent for the Lenders and RTZ-IIL (in such capacity, the "JAA Security Agent") under the JAA Fiduciary Transfer (as defined below), and as documentation agent (in such capacity, the "Documentation Agent"; the Administrative Agent, the Security Agent, the JAA Security Agent and the Documentation Agent being collectively referred to herein as the "Agents").

          The Borrowers have requested that the Lenders agree to amend and restate the Existing FCX/PTFI Agreement (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) and the Existing PTFI Agreement in order to continue or establish the credit facilities provided for herein under which (a) FCX and PTFI may obtain Tranche B Revolving Loans in an aggregate principal amount of $265,000,000, (b) PTFI may obtain Tranche A Revolving Loans in an aggregate principal amount of up to $320,000,000 and
(c) FCX may obtain on the PTMI Put Date Tranche 1 Term Loans in an aggregate principal amount of up to $253,370,905. Certain of such Loans will constitute continuations of Indebtedness outstanding under the Existing FCX/PTFI Agreement and the Existing PTFI Agreement, and otherwise such Loans will be utilized to refinance Indebtedness of FCX and PTFI, to enable FCX to perform its obligations under the Put Agreement and this Agreement, to pay fees and expenses in connection with the foregoing and for working capital and general corporate purposes of the Borrowers. The Lenders are willing to continue or establish such credit facilities, and to amend and restate each of the Existing PTFI Agreement and the Existing FCX/PTFI Agreement in the form hereof, upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:


                         ARTICLE I

                        Definitions

          SECTION 1.01.  Defined Terms.  As used in this
Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Additional Infrastructure Assets" means non-mining assets, other than Block B Assets and PT Kencana Assets but including the Infrastructure Assets, transferred, sold, pledged, encumbered or otherwise disposed of by PTFI, in each case in accordance with the terms of this Agreement, in connection with one or more Additional Infrastructure Financings.

          "Additional Infrastructure Financing Documents" means each of the operative documents relating to any Additional Infrastructure Financing, including asset purchase agreements, lease agreements, joint venture agreements, guarantee agreements and participation agreements, to which FCX, PTFI or any Restricted Subsidiary is a party.

          "Additional Infrastructure Financing" means the financing by PTFI or a Restricted Subsidiary of Additional
Infrastructure Assets pursuant to the incurrence of Indebtedness secured by such assets or the incurrence of Attributable Debt in connection with a sale and leaseback transaction involving such assets.

          "Administrative Agent" means The Chase Manhattan
Bank, in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire" means an
Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" means, with respect to a specified
Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Percentage" means, (a) with respect to any Tranche A Revolving Lender, the percentage of the total Tranche A Revolving Commitments represented by such Tranche A Revolving Lender's Tranche A Revolving Commitment, (b) with respect to any Tranche B Revolving Lender, the percentage of the total Tranche B Revolving Commitments represented by such Tranche B Revolving Lender's Tranche B Revolving Commitment and (c) with respect to any Tranche 1 Term Lender, the percentage of the total Tranche 1 Term Loan Commitments represented by such Tranche 1 Term Lender's Tranche 1 Term Loan Commitment. If the Tranche A Revolving Commitments, the Tranche B Revolving Commitments or Tranche 1 Term Loan Commitments, as the case may be, have terminated or expired, the Applicable Percentages shall be determined based upon the relative amounts of each Lender's Loans (and, if applicable, participations in outstanding Letters of Credit and unreimbursed LC Disbursements) of such Class.

          "Applicable Rate" means, for any day, except as otherwise set forth below, with respect to (a) any Tranche 1 Term Loan, Tranche A Loan or Tranche B Loan, (i) 3.00% per annum plus the Additional Spread in effect for such day, in the case of an ABR Loan, or (ii) 4.00% per annum plus the Additional Spread in effect for such day, in the case of a Eurodollar Loan and (b) with respect to the commitment fees payable hereunder, 1.00% per annum; provided that in the event that the Index Debt shall be upgraded by S&P to B or higher or by Moody's to B2 or higher, the Applicable Rate will mean a rate per annum equal to (x) in the case of a Eurodollar Loan, the "Eurodollar Spread" based on such Index Debt ratings as indicated in the table below plus the Additional Spread, (y) in the case of an ABR Loan, the "ABR Spread" based on such Index Debt ratings as indicated in the table below plus the Additional Spread and (z) in the case of the commitment fees payable hereunder, the "Commitment Fee Rate" based on such Index Debt ratings as indicated in the table below:

    Index Debt       Eurodollar        ABR
     Ratings:          Spread       Spread    Commitment
  (S&P/Moody's)                                   Fee Rate
    Category 1
   BBB-/Baa3 or        2.375%       1.375%       0.420%
      higher
    Category 2
     BB+/Ba1           2.500%       1.500%       0.460%
    Category 3
      BB/Ba2           2.675%       1.675%       0.530%
    Category 4
     BB-/Ba3           2.750%       1.750%       0.550%
    Category 5
      B+/B1            3.250%       2.250%       0.730%
    Category 6
       B/B2            3.500%       2.500%       0.820%
    Category 7
  B-/B3 or lower       4.000%       3.000%      1.0000%


          Each change in the Applicable Rate shall apply to all Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

          For purposes hereof, (x) the "Additional Spread" means a rate per annum equal to (i) zero during the one year period commencing on the most recent Set Date, (ii) 0.125% during the one year period commencing on the first anniversary of the most recent Set Date, (iii) 0.250% during the one year period commencing on the second anniversary of the most recent Set Date, (iv) 0.375% during the one year period commencing on the third anniversary of the most recent Set Date and (v) 0.500% on and after the fourth anniversary of the most recent Set Date and (y) "Set Date" means, initially, the Effective Date and thereafter each date on which the Applicable Rate is decreased pursuant to a change from the then-current Category upon which the Applicable Rate is based to a different Category which is higher (Categories with lower numbers being higher categories) than any Category on which the Applicable Rate was based at any time prior to such change.

          For purposes of this definition, (i) if neither S&P nor Moody's shall have in effect a rating for Index Debt, then both such rating agencies will be deemed to have established ratings for Index Debt in Category 7; (ii) if only one of S&P and Moody's shall have in effect a rating for Index Debt, the Borrowers and the Lenders will negotiate in good faith to agree upon another rating agency to be substituted by an amendment to this Agreement for the rating agency which shall not have a rating in effect, and pending the effectiveness of such amendment the Applicable Rate will be determined by reference to the available rating; (iii) if the ratings established or deemed to have been established by S&P and Moody's shall fall within different Categories, the Applicable Rate shall be determined by reference to (x) if such ratings are adjacent, the higher of such ratings, and (y) if such ratings are not adjacent, the rating that is one rating lower than the higher of such ratings; and (iv) if any rating established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of either S&P or Moody's), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. If the rating system of either S&P or Moody's shall change prior to the Term Loan Maturity Date, the Borrowers and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system.

          "Asset Disposition" means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction but excluding any sale and leaseback transaction giving rise to Attributable Debt incurred under
Section 6.01(a)(iv)) of any property or asset of either Borrower or any Restricted Subsidiary, other than (i) dispositions described in clauses (a) and (b) of Section
6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 in any fiscal year of the Borrowers, (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or assets of a Borrower or any Restricted Subsidiary, but only to the extent that (i) within 120 days after receipt of the Net Proceeds therefrom, such Borrower or Restricted Subsidiary has not commenced repairing, restoring or replacing such property or asset and (ii) within 365 days after receipt of the Net Proceeds therefrom, such Net Proceeds have not been applied in full to repair, restore or replace such property or asset and (c) any sale or disposition (including to FCX or any Affiliate of FCX) of the Pledged PTII Shares or the Pledged PTMI Shares on or after the PTMI Put Date, any dividend, distribution or advance (including any liquidating distribution) made by PTII from the proceeds of any sale or disposition of shares of PTFI owned by PTII after the PTMI Put Date, and any payment (including as the result of the exercise of remedies in respect of PTMI Collateral) after the PTMI Put Date of the PTMI Principal Obligations or of Interest Shortfall Loans. Notwithstanding the foregoing, if any PT Kencana Financing or Additional Infrastructure Financing is effected pursuant to a sale and leaseback transaction, such transaction shall be deemed to be a Debt Issuance rather than an Asset Disposition for purposes of this Agreement.

          "Assigned Agreements" means the Contract of Work and the Concentrate Sales Agreements.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

          "Attributable Debt" means, on any date, in respect of any lease of either Borrower or any Restricted Subsidiary entered into as part of an Infrastructure Financing or a sale and leaseback transaction subject to Section 6.06, (i) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and
(ii) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

          "Available Cash Condition" means that (i) the aggregate amount of Loans, unused Commitments (other than Tranche 1 Term Loan Commitments relating to Collateralized
PTMI Advances), outstanding Letters of Credit and unreimbursed LC Disbursements is less than $200,000,000 and
(ii) the Leverage Ratio shall be less than or equal to 3.0:1.0.

          "Barclays" means Barclays Bank plc.

          "Barclays Creditor" means Barclays and any other
Person that holds loans made pursuant to the Barclays Loan
Agreement.

          "Barclays Guarantee" means the Guarantee by PTFI and the Subsidiary Guarantors of the Barclays Obligations.

          "Barclays Obligations" means the obligations of FCX under the Credit Agreement dated as of December 21, 1999, between Barclays and FCX (the "Barclays Loan Agreement") to pay up to $20,000,000 of loans, and to pay interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on such loans, outstanding thereunder and all other monetary obligations (other than for the payment of principal or interest) of FCX under the Barclays Loan Agreement. For purposes of the foregoing, any proceeds of any Collateral applied to the payment of, or any other payment or prepayment of, the principal of loans under the Barclays Loan Agreement shall permanently reduce the maximum amount of loans under such agreement that may be included in the Barclays Obligations.

          "Block A" means Contract Area Block A, as defined in the Contract of Work.

          "Block A Base Production" means the scheduled production of FI Product from Block A for any given year as shown on the Product Schedule appearing as Annex A to the Participation Agreement, as in effect on the date hereof, subject however to adjustment from time to time pursuant to clause 16.4.2 of the Participation Agreement, as in effect on the date hereof.

          "Block A Operations and Assets" means the existing and future mining, concentration, processing, transportation, delivery and related operations (and assets used in connection therewith) in respect of FI Product obtained or provided from Block A.

          "Block B Assets" means assets now owned or hereafter acquired and utilized in connection with the development and exploitation of Contract Area Block B (as defined in the Contract of Work), including with respect to mining, concentrating, processing, transportation, delivery and related operations (and assets used in connection therewith) in respect of FI Product obtained or provided from Contract Area Block B, but such term shall not in any event include Block A Operations and Assets.

          "Block B Conditions" means, with respect to Block
B Debt or Block B Projects including, but not limited to, transfers or dispositions of Block B Assets or Liens on Block B Assets relating thereto, the following conditions:

          (X) any such Block B Debt is Non-Recourse Debt to
     FI, FCX and the Restricted Subsidiaries except as to the Block B Assets (and income relating thereto); and

          (Y) any Block B Project relating to any such Block B Assets or Block B Debt shall not (1) make use of any assets that constitute ore that were originally extracted from or located in Block A or (2) unless the Majority Lenders otherwise consent in writing, make any other use of the Block A Operations and Assets; provided however that such Lender consent shall not be required with respect to any such use of Block A Operations and Assets relating solely to (i) shipping,
     (ii) storage or warehouse facilities that are not used for storage of FI Product, (iii) emergency-related uses, (iv) the administration or management of Block A or (v) infrastructure projects involving Block A, which use, either in cases requiring the consent of the Majority Lenders or in cases involving clauses (i) through (v) above, has been approved in writing by the Administrative Agent as not, in the sole discretion of the Administrative Agent, impairing or adversely affecting the FI Collateral and Rights relating to the Block A Operations and Assets (and in cases requiring the consent of the Majority Lenders or in cases involving clauses (i) through (v) above, the Administrative Agent shall have received an opinion of counsel to PTFI reasonably satisfactory to the Administrative Agent to such effect and as to the non-recourse nature of the Block B Debt); provided further, that (x) temporary, de minimis usage of Block A Operations and Assets that would not in any way adversely affect the development, exploitation or operations relating to Block A Operations and Assets or the FI Collateral and Rights and (y) usage of Block A Operations and Assets that are not, and could not reasonably be expected to be, required for Block A Base Production, shall be permitted without the approval of the Administrative Agent or the Lenders. Notwithstanding the foregoing, it is understood that any usage by the Borrowers and any Restricted Subsidiary of non-mining assets in connection with any Block B Project shall be permissible without the consent of the Administrative Agent or the Lenders so long as such usage would not in any way adversely affect scheduled Block A Base Production or the FI Collateral and Rights and so long as such Borrower or such Restricted Subsidiary has reasonably determined that such usage is in its best interest.

          "Block B Debt" means Debt incurred for the purpose of developing or exploiting Contract Area Block B or acquiring or financing Block B Assets.

          "Block B Project" means any project or
transaction, including but not limited to any joint venture, investment, sale, transfer or leasing of assets, sale leaseback transaction or financing, which involves the development or exploitation of Contract Area Block B or the acquisition, financing or disposition of Block B Assets, and shall include all contracts and agreements relating to any such project or transaction.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means FCX and/or PTFI, as applicable.

          "Borrowing" means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest
Period is in effect.

          "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of each Borrower and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Borrower for such period prepared in accordance with GAAP and (b) that portion of principal payments on Capital Lease Obligations made by the Borrowers and the Restricted Subsidiaries during such period that are attributable to additions to property, plant and equipment and that have not otherwise been reflected on the consolidated statement of cash flows as capital expenditures.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Caterpillar" means Caterpillar Financial Services
Corporation.

          "Caterpillar Assets" has the meaning assigned to such term in the definition of "Caterpillar Obligations".

          "Caterpillar Documents" means the documentation governing the Caterpillar Transaction, as in effect on the Effective Date and as amended from time to time as permitted by Section 6.16.

          "Caterpillar Obligations" means the aggregate principal amount of borrowings from Caterpillar by FCX outstanding on the Effective Date and set forth in Schedule 6.01, and the Guarantee thereof by PTFI, such Guarantee to be secured by certain specified Caterpillar heavy equipment of PTFI and related spare parts (the "Caterpillar Assets") released or required to be released from the Lien of the FI Security Documents, all substantially on the terms set forth in the Caterpillar Documents (the "Caterpillar Transaction").

          "Caterpillar Transaction" has the meaning assigned to such term in the definition of "Caterpillar Obligations".

          "Change in Control" means (a) the failure of FCX to own, either directly or through wholly owned Subsidiaries, Equity Interests in PTFI representing at least 80% of the aggregate ordinary voting power attributable to all the issued and outstanding Equity Interests of PTFI; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in FCX; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of FCX by Persons who were not (i) members of the board of directors of FCX on the Effective Date, (ii) appointed as, or nominated for election as, directors by a majority of directors referred to in clause (i) above, or (iii) nominated or appointed by Rio Tinto plc or any Affiliate thereof pursuant to the Agreement dated as of May 2, 1995, by and between Freeport-McMoRan Inc. and FCX, on the one hand, and Rio Tinto plc (formerly the RTZ Corporation PLC), Rio Tinto Indonesia Limited (formerly RTZ Indonesia Limited) and Rio Tinto America, Inc. (formerly RTZ America, Inc.), on the other hand; or (d) the occurrence of any "Change of Control" or "Change in Control" as defined in any indenture or other governing agreement relating to the FCX Convertible Notes or any other Material Indebtedness of FCX or PTFI.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans, Tranche B Loans or Tranche 1 Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Revolving Commitment, Tranche B Revolving Commitment or Tranche 1 Term Commitment and, when used in reference to any Letter of Credit, refers to whether such Letter of Credit was issued pursuant to the Tranche A Revolving Commitments or the Tranche B Revolving Commitments.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" means any and all "Collateral", as defined in any applicable Security Document, or any asset or right in which a Lien is granted in favor of the Security Agent or the FI Trustee pursuant to any Security Document (it being understood that the terms of any such Security Agreement may limit the Obligations secured by certain Collateral).

          "Collateral Agent" means The Chase Manhattan Bank, in its capacity as collateral agent for the Lenders under the Security Documents.

          "Collateral and Guarantee Requirement" means the requirement that:

          (a) the Administrative Agent shall have received from each Borrower a counterpart of each Security
     Document to which such Borrower is a party duly executed and delivered on behalf of such Borrower;

          (b) the Pledged PTFI Shares, the FCX Pledged PTII Shares and (on and after the PTMI Put Date) the PTMI Loan Rights shall have been pledged pursuant to the FCX Pledge Agreements and the Administrative Agent shall have received (i) an acknowledgment from the incumbent directors of PTFI of the pledge by FCX of the Pledged PTFI Shares and confirmation by such directors that the pledge of the Pledged PTFI Shares has been duly recorded in the share register book of PTFI, (ii) an acknowledgment from the incumbent directors of PTII of the pledge by FCX of the FCX Pledged PTII Shares and confirmation by such directors that the pledge of the FCX Pledged PTII Shares has been duly recorded in the share register book of PTII and (iii) certificates or other instruments representing the Pledged PTFI Shares and the FCX Pledged PTII Shares, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

          (c) (i) all Interest Shortfall Loans, (ii) all Indebtedness of each Borrower and each Restricted Subsidiary that is owing to either Borrower (including all Mirror Notes) and (iii) on and after the PTMI Put Date, all Indebtedness owed by PTMI under the Existing PTMI Agreement, shall have been pledged pursuant to a Pledge Agreement and the Administrative Agent shall have received all promissory notes evidencing any such pledged indebtedness, together with (x) notification to the obligors of such indebtedness of such pledge and
     (y) instruments of transfer with respect to such promissory notes endorsed in blank;

          (d) all documents and instruments, including
     Uniform Commercial Code financing statements and Indonesian security register filings, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

          (e) each Restricted Subsidiary shall have executed and delivered to the Administrative Agent a counterpart of a Subsidiary Guarantee Agreement; and

          (f) each Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents and Security Document Amendments to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

          "Collateralized PTMI Advances" means the amount of PTMI Principal Obligations which are secured by a PTMI Collateralized Letter of Credit issued in accordance with
Section 2.10(g) or by cash collateral deposited in the PTMI Cash Collateral Account pursuant to Section 2.10(g) (including as required by Article VII hereof).

          "Commitment" means a Tranche A Revolving
Commitment, Tranche B Revolving Commitment or Tranche 1 Term
Loan Commitment, or any combination thereof (as the context requires).

          "Commitment Letter" means, collectively, the commitment letters executed by each of the Lenders, including the exhibits thereto, pursuant to which the Lenders committed, subject to certain conditions, to execute and deliver this Agreement.

          "Concentrate Sales Agreements" means all contracts and agreements with respect to the sale or disposition of ores or minerals produced by the mining, concentrating and related operations conducted by PTFI pursuant to the Contract of Work, as such agreements may be amended and in effect from time to time.

          "Confidential Information Materials" means the confidential information materials dated June 2001 relating to the Borrowers and the Transactions.

          "Consolidated Cash Interest Expense" means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding the interest expense arising from the initial six scheduled interest payments on the Convertible Notes to the extent such amounts are paid out of, or funds for the payment thereof are held in, the interest escrow reserve account established at the time of issuance of the Convertible Notes) of FCX and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of FCX or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of FCX and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, but excluding the interest income arising from the Permitted Investments securing the obligations with respect to the Convertible Notes, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period,(iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iv) to the extent included in such consolidated interest expense for such period, dividends paid in respect of preferred stock (other than any trust preferred stock).

          "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary charges or significant nonrecurring non-cash charges or non-cash charges resulting from requirements to mark-to-market derivative obligations (including commodity-linked securities) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains or non-cash gains for such period, all determined on a consolidated basis in accordance with GAAP.

          "Consolidated Fixed Charges" means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments made during such period in respect of Long-Term Indebtedness of FCX and the Restricted Subsidiaries (other than payments made by FCX or any Restricted Subsidiary to FCX or a Restricted Subsidiary and other than (i) payment of $250,000,000 of principal with respect to the 2026 Senior Notes, (ii) the purchase by FCX of the PTMI Loan Rights pursuant to the Put Agreement and this Agreement and (iii) payments attributable to Hedging Agreements) and (c) the aggregate amount of principal payments (other than scheduled principal payments) made during such period in respect of Long-Term Indebtedness of FCX and the Restricted Subsidiaries (other than payments attributable to Hedging Agreements), to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment.

          "Consolidated Net Income" means, for any period, the net income or loss of FCX and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (computed, however, without deduction for minority interests in the net income or loss of PTFI); provided that there shall be excluded (a) the income of any Person (other than FCX and PTFI) in which any other Person (other than the FCX or any Restricted Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to FCX or PTFI, as applicable, or any of the Restricted Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with FCX or any Restricted Subsidiary or the date that such Person's assets are acquired by FCX or any Restricted Subsidiary.

          "Contract of Work" means the Contract of Work made December 30, 1991, between the Ministry of Mines of the Government of the Republic of Indonesia, acting for and on behalf of the Government of the Republic of Indonesia, and PTFI, together with any related Implementation Agreement or Memorandum of Understanding with such Ministry of Mines acting on behalf of the Government of the Republic of Indonesia, after giving effect to the PT-Rio Tinto Indonesia COW Assignment, as such agreement may be implemented, supplemented or amended as permitted hereby from time to time.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Convertible Notes" means $603,750,000 principal amount of 8.25% Convertible Senior Notes due 2006 of FCX.

          "Debt Issuance" means (a) the incurrence by either Borrower or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted by Section 6.01(a)(i),
(ii), (iii), (iv), (v) or (viii) and other than Indebtedness incurred and the proceeds of which are used to refinance the Gold-Denominated Preferred Stock pursuant to a Qualifying Gold Preferred Restructuring and (b) the consummation of any Additional Infrastructure Financing and any PT Kencana Financing, regardless of whether such transaction is structured as a sale and leaseback transaction. Notwithstanding any provision to the contrary contained herein, in the event PT Kencana and/or PT Kencana Wisata is designated, in accordance with Sections 6.04 and 6.17, as an Unrestricted Subsidiary in connection with a PT Kencana Financing, PTFI will be deemed to have received the Net Proceeds of such PT Kencana Financings as a "Debt Issuance" (including in respect of any issuance or sale of Equity Interests in PT Kencana and/or PT Kencana Wisata, any sale or disposition of PT Kencana Assets or any issuance of Indebtedness by PT Kencana and/or PT Kencana Wisata in connection therewith).

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Depositary" means Chase in its capacity as Depositary under the FI Trust Agreement for the Sales
Proceeds Account and the Special Account.


          "Designated Obligations" means, in respect of any Facility, all Obligations of the Loan Parties in respect of
(a) principal of and interest on the Loans under such Facility, and (b) commitment fees and Letter of Credit participation fees in respect of such Facility, in each case regardless of whether then due and payable. Prior to the Tranche 1 Drawdown Date, the "Designated Obligations" in respect of the Tranche 1 Facility will be deemed to include obligations of PTMI under the Existing PTMI Agreement in respect of the principal of and interest on the PTMI Principal Obligations held by each Tranche 1 Lender and any supplemental interest payable by FCX hereunder in respect of such PTMI Principal Obligations.

          "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in the final Offering Memorandum dated August 1, 2001, for the
Convertible Notes.

          "Discretionary Funds" means that portion of the Net Proceeds of any Debt Issuance or Equity Issuance or, after the Available Cash Condition has been satisfied, of Excess Cash Flow in respect of any Semi-Annual Period ending on or after December 31, 2001, which is not required to be applied to Reductions of the Facilities; provided, however, that the Net Proceeds of any Prepayment Event and any portion of Excess Cash Flow in respect of any Semi-Annual Period shall constitute Discretionary Funds only to the extent that they represent the Borrowers' Portion of aggregate Net Proceeds or Excess Cash Flow in respect of which the Lenders' Portion has in fact been applied to Reductions of the Facilities pursuant to Section 2.10(c) or
(d) (and to the extent that, as a result of the condition set forth in Section 2.10(e), the Lenders Portion of any such Net Proceeds or Excess Cash Flow is not required to be and is in fact not applied to Reductions, no portion of such Net Proceeds or Excess Cash Flow will constitute Discretionary Funds). For purposes of the foregoing, (x) the Borrowers' Portion of (i) Net Proceeds of Debt Issuances shall be 25%, (ii) Net Proceeds of Equity Issuances shall be 50% and (iii) Excess Cash Flow (but only after the Available Cash Condition is met) shall be 25% and (y) the Lenders' Portion of any such Net Proceeds or Excess Cash shall be a percentage equal to 100% minus the applicable Borrowers' Portion.

          "dollars" or "$" refers to lawful money of the United States of America.

          "Eastern Minerals" means PT Irja Eastern Minerals, a Indonesian corporation which, on the Effective Date, is a 90% indirectly owned Subsidiary of FCX (with the remaining
10% owned by PTII).

          "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or any warrants, options or other rights to acquire such interests.

          "Equity Issuance" means the issuance by either Borrower or any Restricted Subsidiary of any Equity Interests, or the receipt by either Borrower or any Restricted Subsidiary of any capital contribution, other than any such issuance of Equity Interests to, or receipt of any such capital contribution from, a Borrower or a Restricted Subsidiary and other than any such issuance of Equity Interests issued to refinance, and the proceeds of which are used to refinance, the Gold-Denominated Preferred Stock in a Qualifying Gold Preferred Restructuring.

          "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with either Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by either Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by either Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by either Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from either Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Eurodollar Reserve Requirement" means, with respect to Eurodollar Loans, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or any other banking authority to which any Lender is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Eurodollar Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Event of Default" has the meaning assigned to such term in Article VII.

          "Excess Cash Flow" means, in respect of any Semi-
Annual Period, the sum, without duplication, of:

          (a) the amount of net cash provided by operating activities that is or would be reflected on a consolidated statement of cash flows for the Borrowers and the Restricted Subsidiaries for such Semi-Annual Period prepared in accordance with GAAP in a manner consistent with the financial statements referred to in
     Section 3.04, adjusted to exclude any amounts attributable to Prepayment Events (including expenses deducted in calculating the Net Proceeds of such Prepayment Events) (as so adjusted, "Adjusted Operating Cash"); minus

          (b) the sum of capital expenditures paid in cash during such period other than from Non-Flow Funds;
     minus

          (c) the aggregate amount of Investments permitted by Section 6.04(g) purchased for cash during such period other than with Non-Flow Funds; minus

          (d) the aggregate amount of Scheduled Debt
     Repayments paid in cash during such period other than from Non-Flow Funds; minus

          (e) cash purchases not exceeding an aggregate of $3,000,000 in any fiscal year of Permitted Investments that are contributed to the cash reserve fund for closure and reclamation costs referred to on page 30 of FCX's 2000 Annual Report to Shareholders (the "Closure Fund"); plus

          (f) the amount of costs and expenses paid in cash from (or from liquidation of investments in) the Closure Fund to the extent previously deducted pursuant to clause (e); minus

          (g) the amount of cash payments of dividends on preferred stock of FCX during such period and the amount of cash redemptions of preferred stock of FCX during such period, in each case to the extent permitted by Section 6.08(a)(v), excluding any such payments made with Non-Flow Funds (including the proceeds of any Qualifying Gold Preferred
     Restructuring); plus

          (h)(i) the amount of proceeds from sales of assets (other than dispositions described in clauses (a) and (b) of Section 6.05) not constituting Asset Dispositions and (ii) the amounts realized from the sale or disposition of Permitted Investments securing obligations under the Convertible Notes and applied to payments of such obligations; minus

          (i) minority interests in cash dividends paid by PTFI during such period other than in respect of dividends paid from Non-Flow Funds or in connection with effecting Reductions pursuant to Section 2.10(c) or (d); plus

          (j) the aggregate gross amount of all Borrowings of Revolving Loans during such period other than Non-
     Flow Reborrowings; minus

          (k) the aggregate gross amount of all repayments of Revolving Loans (but not Term Loans) during such period, other than Non-Flow Paydowns.

          "Exchange" means the exchange of the Lenders' interests provided for in Article VII.

          "Exchange Date" means the first date on which (i) an Event of Default under paragraph (g) or (h) of Article
VII occurs with respect to either Borrower or (ii) the Revolving Commitments are terminated or the maturity of any Loans is accelerated pursuant to Article VII.

          "Exchange Percentage" means, as to each Lender, a fraction expressed as a decimal of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) the LC Exposure of such Lender, in each case immediately prior to the Exchange Date and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate LC Exposure of all the Lenders, in each case immediately prior to the Exchange Date.

          "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by either Borrower under Section 2.18(b)), any withholding tax that
(i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (which, in the case of any Foreign Lender that was a party to an Existing Agreement, shall be deemed to be the time such Foreign Lender became a party to such Existing Agreement) (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.16(e).

          "Exempted Reductions" has the meaning given to such term in Section 2.10(e).

          "Existing Agreements" means the Existing FCX/PTFI
Agreement, the Existing PTFI Agreement and the Existing PTMI
Agreement.

          "Existing FCX/PTFI Agreement" means the Credit
Agreement dated as of June 30, 1995, as amended, among FCX, PTFI, the banks party thereto, The Chase Manhattan Bank, as administrative agent, security agent, JAA agent and documentation agent, and First Trust of New York, National
Association, as FI trustee, providing for a $450,000,000 senior secured revolving loan facility to be made available to FCX and PTFI.

          "Existing PTFI Agreement" means the Credit
Agreement dated as of October 27, 1989, as amended, among PTFI, the banks party thereto, The Chase Manhattan Bank, as administrative agent, security agent, JAA agent and documentation agent, and First Trust of New York, National
Association, as FI trustee, providing for a $550,000,000 senior secured revolving loan facility to be made available to PTFI.

          "Existing PTMI Agreement" means the Credit
Agreement dated March 21, 1997, as amended, among PTMI, the banks party thereto, The Chase Manhattan Bank, as administrative agent and as security agent, and Union Bank of Switzerland, as managing agent, providing for a $254,000,000 senior secured term loan facility to be made available to PTMI, which facility is full recourse to FCX through the Put Agreement and all security agreements, pledge agreements and other agreements or instruments executed in connection therewith.

          "Existing PTMI Lenders" means the Lenders under the Existing PTMI Agreement on the Effective Date.

          "Exploration Subsidiary" means Eastern Minerals and any other Subsidiary that is engaged solely in the business of exploration and does not own any assets necessary or used in connection with Block A Base
Production.

          "Facility" means the Tranche A Facility, the
Tranche B Facility or the Tranche 1 Facility.

          "Facility Exposure" means at any time (i) in the case of the Tranche A Facility, the sum at such time of the unused Tranche A Revolving Commitments, outstanding Tranche
A Loans, outstanding Tranche A Letters of Credit and unreimbursed LC Disbursements in respect of Tranche A
Letters of Credit, (ii) in the case of the Tranche B
Facility, the sum at such time of the unused Tranche B
Revolving Commitments, outstanding Tranche B Loans, outstanding Tranche B Letters of Credit and unreimbursed LC
Disbursements in respect of Tranche B Letters of Credit and
(iii) in the case of the Tranche 1 Facility, the aggregate amount at such time of the unused Tranche 1 Term Loan
Commitments or, on and after the PTMI Put Date, the aggregate amount of outstanding Tranche 1 Term Loans minus, in either case, the aggregate amount, if any, of Collateralized PTMI Advances at such time.

          "FCX Assisted PTMI/FI Sale" means a Qualifying PTMI/FI Sale Transaction in which the purchaser is not an Affiliate of the Borrowers (i) which is made for fair market value and for consideration consisting solely of cash received upon consummation of such sale, (ii) in respect of which the entire amount of Net Proceeds are actually applied to Reductions in the Facilities pursuant to Section 2.10(c), and without regard to any limitations set forth in Section 2.10(e), and (iii) in respect of which FCX and/or PTFI may, at its option, provide an unsecured Guarantee in accordance with the provisions of Section 6.01(a) in favor of any lenders providing debt financing to the purchaser in an aggregate amount not in excess of the amount of such cash consideration.

          "FCX Pledge Agreement (Indebtedness)" means the pledge agreement substantially in the form of Exhibit C-1 pursuant to which FCX grants a perfected first priority security interest under Indonesian law in (a) all Interest Shortfall Loans, (b) Indebtedness owing by PTFI or any other Restricted Subsidiary to FCX, including the Mirror Notes, and (c) upon the Tranche 1 Drawdown Date, the PTMI Loan Rights purchased by FCX pursuant to this Agreement and the Put Agreement, in each case for the ratable benefit of the holders of the Obligations and the Barclays Obligations.

          "FCX Pledge Agreement (PTFI Shares)" means the pledge agreement substantially in the form of Exhibit C-2 pursuant to which FCX grants a perfected first priority security interest under Indonesian law in 50.1% (on a fully diluted basis) of the capital stock of PTFI for the ratable benefit of the holders of the Obligations and the Barclays
Obligations.

          "FCX Pledge Agreement (PTII Shares)" means the pledge agreement substantially in the form of Exhibit C-3 pursuant to which FCX grants a perfected first priority security interest under Indonesian law in the FCX Pledged
PTII Shares for the ratable benefit of the holders of the Obligations and the Barclays Obligations.

          "FCX Pledge Agreements" means the FCX Pledge
Agreement (Indebtedness), the FCX Pledge Agreement (PTFI
Shares) and the FCX Pledge Agreement (PTII Shares).

          "FCX Pledged PTII Shares" means all shares of the capital stock of PT Indocopper Investama Corporation owned by FCX and pledged pursuant to the FCX Pledge Agreement (PTII Shares). On the Effective Date, the FCX Pledged PTII Shares represent 49% of the issued and outstanding shares of PTII.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "FI Annexes Amendments" means the FI Trust
Agreement Financing Annex, the Intercreditor Agreement
Creditor Annexes and the Side Letter Creditor Annexes.

          "FI Collateral and Rights" has the meaning assigned to such term in Section 6.16.

          "FI Creditors" means the "FI Creditors", as defined in the FI Trust Agreement and shall include the Lenders and the other holders of the Obligations identified in the FI Trust Agreement Financing Annex.

          "FI Intercreditor Agreement" means the
Intercreditor Agreement entered dated as of October 11, 1996 among PT-Rio Tinto Indonesia, RTZIF, and certain secured creditors of PTFI, including the Administrative Agent, on behalf of the Lenders under the Existing FCX/PTFI Agreement and the Existing PTFI Agreement.

          "FI Product" means ores or minerals produced by the FI Project or otherwise obtained from the Mining Area
(as defined in the Contract of Work) and any kinds of products, including, without limitation, concentrates, produced from such ores or minerals.

          "FI Project" means the mining, concentrating and related operations conducted or to be conducted by PTFI in Irian Jaya, Indonesia, pursuant to the Contract of Work.

          "FI Security Agent" means, U.S. Bank Trust
National Association (f/k/a First Trust of New York,
National Association), or any successor, not in its individual capacity, but as FI Security Agent for the Secured Parties under the Fiduciary Assignment and the Fiduciary Assignment Amendment and Restatement.

          "FI Security Documents" means the FI Trust
Agreement, the Operator Replacement Agreement, the Surat Kuasa, the PTFI Pledge Agreement, the Fiduciary Transfer, the Fiduciary Assignment, the Lender Security Agreement, the Lender Surat Kuasa, the Lender Fiduciary Assignment, the JAA Fiduciary Transfer, all Uniform Commercial Code financing statements and all Indonesian financing statements or security filings required to be filed hereunder or under the FI Security Documents and each other agreement, instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

          "FI Security Documents Amendments" means the FI
Trust Agreement Financing Annex, the Surat Kuasa Amendment and Restatement, the Fiduciary Transfer Amendment and
Restatement, the Fiduciary Assignment Amendment and
Restatement, the Lender Security Agreement Amendment, the
Lender Surat Kuasa Amendment and Restatement, the Lender
Fiduciary Assignment Amendment and Restatement and the JAA
Fiduciary Transfer Amendment and Restatement.

          "FI Trust Agreement" means the Restated Trust
Agreement dated as of October 11, 1996, among PTFI, PT-Rio
Tinto Indonesia, the Depositary, the FI Trustee, the
Administrative Agent and the FI Creditors.

          "FI Trust Agreement Financing Annex" means a
"Creditor Annex", as defined in the FI Trust Agreement, in substantially the form of Exhibit F-9 hereto, to be filed with the FI Trustee for purposes of identifying the holders of the Obligations as FI Creditors thereunder.
          "FI Trustee" means U.S. Bank Trust National
Association (f/k/a First Trust of New York, National Association), or any successor trustee, as trustee for PTFI, PT-Rio Tinto Indonesia and the Secured Creditors (including the Lenders) pursuant to the FI Trust Agreement and, in such capacity, also as party to the Operator Replacement Agreement, the Surat Kuasa and the Fiduciary Assignment.

          "Fiduciary Assignment" means the Fiduciary
Assignment of Accounts Receivable (Penyerahan Hak Atas
Tagihan) dated October 11, 1996, granted by PTFI and PT-Rio
Tinto Indonesia to the FI Trustee, as amended and restated by the Fiduciary Assignment Amendment and Restatement.

          "Fiduciary Assignment Amendment and Restatement" means the amendment and restatement of the Fiduciary
Assignment substantially in the form of Exhibit F-4.

          "Fiduciary Transfer" means the Second Amended and Restated Fiduciary Transfer of Assets (Penyerahan Hak Secara Fidusia) dated October 11, 1996, granted by PTFI to the Lenders, acting through the Security Agent, as amended and restated by the Fiduciary Transfer Amendment and Restatement and any additional or separate Fiduciary Transfer granted by PTFI to the Lenders, acting through the Security Agent, with respect to specific or additional assets.

          "Fiduciary Transfer Amendment and Restatement" means the amendment and restatement of the Fiduciary
Transfer substantially in the form of Exhibit F-3.

          "FIEC Interests" means PTFI's interest in Incremental Expansion Cashflow (as such term is defined in the Participation Agreement) and PTFI's related rights pursuant to the FI Trust Agreement under the Concentrate
Sales Agreements.

          "Financial Covenants" means the covenants set forth in Sections 6.18 and 6.19.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of FCX or PTFI, as applicable.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. If a Borrower is located in more than one jurisdiction, a lender's status as a Foreign Lender shall be tested separately with respect to each jurisdiction.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Gold-Denominated Preferred Stock" means the
300,000 shares of FCX's Gold-Denominated Preferred Stock mandatorily redeemable in August 2003.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Immaterial Subsidiary" means any Subsidiary with assets of less than $1,000,000 and revenues of less than $1,000,000 per annum.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the unearned balance of any payment received under any contract which is outstanding for more than 120 days, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business so long as the same are not more than 60 days overdue or, if overdue, are being contested in good faith by appropriate proceedings), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty, which support or secure Indebtedness, (j) all non-contingent obligations of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty not referred to in clause (i), (k) all obligations under Hedging Agreements, (l) all obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time, and (m) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances; provided, however, that no series of preferred stock of a Borrower or a Restricted Subsidiary outstanding on the Effective Date (or securities of substantially the same type (but which do not mature in whole or part, and are not subject to any amortization, redemption, repurchase or exchange requirements prior to January 15, 2006) issued to refinance such preferred stock) shall in any event be deemed to be Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          "Indemnified Taxes" means Taxes other than Excluded Taxes and other than Indonesian Taxes.

          "Index Debt" means, if the Facilities are then currently rated by S&P and Moody's, the Facilities, otherwise "Index Debt" shall mean the senior unsecured noncredit-enhanced long-term indebtedness for borrowed money of FCX.

          "Indonesian Taxes" means Taxes imposed, assessed, levied or collected by Indonesia or any political subdivision or taxing authority thereof or therein or any association or organization of which Indonesia may be a member (but excluding Taxes imposed upon the net income of, or any franchise taxes imposed on, the Administrative Agent, the FI Trustee, any Lender (or permitted assignee or Participant) or the Issuing Bank which has its principal office in Indonesia or a branch office in Indonesia, unless and to the extent attributable to the enforcement of any rights hereunder or under any FI Security Document with respect to an Event of Default), together with interest thereon and penalties, fines and surcharges and other liabilities with respect thereto, if any, on or in respect of this Agreement, the Loans to PTFI, the FI Security Documents, the Assigned Agreements or any promissory notes of PTFI issued hereunder, the execution enforcement, registration, recordation, notarization or other formalization of any thereof, and any payments of principal, interest, charges, fees or other amounts made on, under or in respect of any thereof.

          "Infrastructure Assets" means the infrastructure assets utilized by PTFI and owned by various joint ventures that, on the date hereof, are subject to the Infrastructure
Financings, and any assets hereafter acquired by such joint ventures which become subject to the Infrastructure
Financings pursuant to the Infrastructure Financing
Documents.

          "Infrastructure Financings" means, collectively, the financing arrangements existing on the date hereof with respect to certain infrastructure assets utilized by PTFI, as described in Note 5 to FCX's audited consolidated financial statements as of and for the year ended December 31, 2000, including asset leasing agreements and guarantees of bank loans extended to joint ventures that acquired such infrastructure assets. The aggregate amount of Indebtedness and Attributable Debt, calculated in accordance with GAAP, under the Infrastructure Financings on the Effective Date is $471,300,000. Each Infrastructure Financing, and the Indebtedness or Attributable Debt relating thereto, is described in Exhibit I.

          "Infrastructure Financing Documents" means each of the operative documents relating to the Infrastructure Financings, including asset purchase agreements, lease agreements, joint venture agreements, guarantee agreements and participation agreements, to which FCX, PTFI or any Restricted Subsidiary is a party. The Infrastructure Financing Documents with respect to each Infrastructure Financing in effect on the Effective Date are listed in
Exhibit I.

          "Intercreditor Agreement Creditor Annexes" means the Intercreditor Agreement Creditor Annex No. 3 and the
Intercreditor Agreement Creditor Annex No. 4, in each case substantially in the form of Exhibit F-10.

          "Interest Election Request" means a request by either Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06.

          "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

          "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as either Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          "Interest Shortfall Loans" means the loans made by FCX to PTMI (on a subordinated basis) to cover any differences between the interest payments made on the Existing PTMI Agreement and the dividends received by PTMI in connection with its ownership interest in PT Indocopper
Investama Corporation.

          "Investment" means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any capital contribution or loans or advances to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.

          "Issuing Bank" means The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          "JAA Fiduciary Transfer" means the Fiduciary
Transfer of Assets (Penyerahan Hak Secara Fidusia) for Joint Account Assets dated October 11, 1996, granted by PTFI and PT-Rio Tinto Indonesia to the JAA Security Agent, as amended and restated by the JAA Fiduciary Transfer Amendment and Restatement as set out in deed number 30 dated December 21, 2000, and any additional or separate Fiduciary Transfer granted by PTFI and PT-Rio Tinto Indonesia to the JAA Security Agent with respect to the Joint Account Assets.

          "JAA Fiduciary Transfer Amendment and Restatement" means the amendment and restatement of the JAA Fiduciary
Transfer substantially in the form of Exhibit F-8.

          "JAA Security Agent" means Chase, not in its individual capacity, but as JAA Security Agent for the Lenders and RTZ under the JAA Fiduciary Transfer.

          "Joint Account Assets" has the meaning assigned to such term in the Participation Agreement.

          "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC
Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable
Percentage of the total LC Exposure at such time.  LC
Exposure may be expressed with respect to either Class of Revolving Commitments (e.g., "Tranche A LC Exposure").

          "LC Reserve Account" shall have the meaning assigned to such term in Section 7.02A.

          "Lender Affiliate" means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Lender Fiduciary Assignment" means the Second Amended and Restated Fiduciary Assignment of Accounts Receivable (the Penyerahan Hak Atas Tagihan) dated October 11, 1996, granted by PTFI to the Lenders, acting through the Security Agent as amended and restated in deed number 86 dated December 21, 2000, on Confirmation of Assignments of Accounts Receivable, and any additional or separate Fiduciary Assignment granted by PTFI to the Lenders, acting through the Security Agent, with respect to specific or additional accounts receivable, in each case as further amended and in effect from time to time.

          "Lender Fiduciary Assignment Amendment and
Restatement" means the amendment and restatement of the Lender Fiduciary Assignment substantially in the form of Exhibit F-7.

          "Lenders" means the Persons listed on Schedule
2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

          "Lender Security Agreement" means the Lender
Security Agreement dated as of October 11, 1996 between PTFI and the Security Agent as amended and in effect from time to time.

          "Lender Security Agreement Amendment" means the amendment of the Lender Security Agreement substantially in the form of Exhibit F-5.

          "Lender Security Documents" means the Lender
Security Agreement, the Lender Surat Kuasa, the Fiduciary
Transfer and the Lender Fiduciary Assignment, in each case as amended by the relevant Lender Security Document
Amendment.

          "Lender Security Document Amendments" means each of the Lender Security Agreement Amendment, the Lender Surat
Kuasa Amendment and Restatement, the Fiduciary Transfer
Amendment and Restatement and the Lender Fiduciary
Assignment Amendment and Restatement.

          "Lender Surat Kuasa" means the Surat Kuasa (Power of Attorney) dated October 11, 1996, granted by PTFI to the Security Agent and any additional or separate Surat Kuasa granted by PTFI to the Lenders, acting through the Security Agent, with respect to the authorization to manage PTFI upon the occurrence of an Event of Default, in each case as amended and in effect from time to time.

          "Lender Surat Kuasa Amendment and Restatement" means the amendment and restatement of the Lender Surat
Kuasa substantially in the form of Exhibit F-6.

          "Letter of Credit" means any letter of credit issued pursuant to this Agreement including any PTMI
Collateralized Letter of Credit.

          "Leverage Ratio" means, on any date, the ratio of
(a) Total Indebtedness as of such date to (b) Consolidated
EBITDA for the period of four consecutive fiscal quarters of FCX most recently ended on or prior to such date.

          "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Loan Documents" means this Agreement, the Security Documents and the Security Documents Amendments.

          "Loan Parties" means FCX, PTFI, and each
Subsidiary Guarantor.

          "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

          "Long-Term Indebtedness" means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

          "Major Concentrate Sales Agreement" means any
Concentrate Sales Agreement providing for sales during the term thereof of at least 75,000 metric tons of concentrate.

          "Majority Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused
Commitments representing at least 51% of the sum of the total Revolving Exposures, outstanding Term Loans and unused
Commitments at such time.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of either Borrower and its Restricted Subsidiaries, taken as a whole, including, without limitation, changes in ratings of debt of either Borrower that have a material adverse effect on such prospects, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

          "Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of either or both of the Borrowers and/or any Restricted Subsidiary in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of either Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

          "Maturity Date" means December 31, 2005.

          "Memorandum of Understanding" means the Memorandum of Understanding dated as of December 27, 1991, between the Ministry of Mines and Energy of the Government of the Republic of Indonesia, and PTFI as amended, modified or supplemented as permitted hereby from time to time.

          "Mirror Notes" means the promissory notes or other repayment obligations at any time issued by PTFI to FCX (whether before, on or after the Effective Date) in consideration for loans or advances made by FCX to PTFI with any Net Proceeds from Debt Issuances or Equity Issuances of FCX (collectively, "Mirror Note Securities") (including, without limitation, in respect of the Convertible Notes, the Gold Denominated Preferred Stock, the Gold Denominated Preferred Stock, Series II, the Silver Denominated Preferred Stock, the 2026 Senior Notes and the 7.50% Senior Notes Due
2006), payments in respect of which are generally anticipated to provide FCX with a portion of the funds required to make payments, when due, of interest, dividends, principal or redemption amounts in respect of such Mirror Note Securities.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Proceeds" means, with respect to any event
(a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by either Borrower or any Restricted Subsidiary to Third Parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by either Borrower or any Restricted Subsidiary as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrowers and the Restricted Subsidiaries, and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the applicable Borrower).

          "Non-Flow Funds" means funds expended during any Semi-Annual Period by the Borrowers or the Restricted Subsidiaries which constitute or are derived from (i) the proceeds from Debt Issuances, Equity Issuances and Asset Dispositions, (ii) Discretionary Funds attributable to Excess Cash Flow in respect of prior Semi-Annual Periods,
(iii) the proceeds from issuances of Indebtedness or Equity Interests not constituting Debt Issuances or Equity Issuances, (iv) the proceeds from sales of assets (other than dispositions described in clauses (a) and (b) of
Section 6.05) not constituting Asset Dispositions or (v) the proceeds of any Non-Flow Reborrowings.

          "Non-Flow Paydown" means an optional prepayment of Revolving Borrowings with Non-Flow Funds of the type referred to in clause (i), (ii), (iii) or (iv) of the definition of Non-Flow Funds which funds are not required to be applied to Reductions pursuant to Section 2.10(c) or (d), provided that such prepayment has been designated as a Non-Flow Paydown in accordance with Section 2.10(k) or, in the case of a Non-Flow Paydown with Excess Cash Flow, Section 5.01(c).

          "Non-Flow Reborrowing" means a Revolving Borrowing which is designated by a Borrower as a Non-Flow Reborrowing pursuant to Section 2.03(b) and the amount of which does not exceed (i) the aggregate amount of all previous Non-Flow Paydowns minus (ii) the aggregate amount of all previous Non-Flow Reborrowings.

          "Non-Recourse Indebtedness" means, with respect to any Person and its assets, Indebtedness the obligees of which will not have, directly or indirectly, recourse (including by way of any Guarantee or other undertaking, agreement or instrument that would constitute Indebtedness) for repayment of the principal, premium (if any), and interest on such Indebtedness or any fees, indemnities, expense reimbursements or other amounts of whatever nature accrued or payable in connection with such Indebtedness against any assets of such Person other than pursuant to any pledge of specified assets of such Person.

          "Obligations" means the obligations of each of FCX and PTFI hereunder, under the other Loan Documents and, in the case of FCX, under the Put Agreement, including, without limitation, (a) the due and punctual payment by FCX and PTFI, as the case may be, of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (ii) each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral, (b) the obligations of FCX and/or PTFI hereunder (including under Section 2.19 and Article VII) and under the Put Agreement to purchase the PTMI Loan Rights and provide PTMI Collateralized Letters of Credit or cash collateral for the benefit of the Tranche 1 Lenders, (c) the Guarantee obligations of FCX and of PTFI under Article IX hereof, (d) all other monetary obligations of the Borrowers under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (e) the due and punctual payment of all obligations of FCX or PTFI, as the case may be, under each Hedging Agreement (i) entered into prior to the date hereof with a counterparty that is a Lender or a Lender Affiliate on the date hereof or (ii) entered into on or after the date hereof with a counterparty that is a Lender or a Lender Affiliate at the time such Hedging Agreement is entered into and (f) all obligations owed from time to time by FCX or PTFI to The Chase Manhattan Bank or its Affiliates in respect of cash management services, including obligations in respect of overdrafts, temporary advances, interest and fees.

          "Operating Lease" means any lease other than a lease which gives rise to a Capital Lease Obligation.

          "Operator Replacement Agreement" means the
Operator Replacement Agreement dated as of October 11, 1996 among PTFI, PT-Rio Tinto Indonesia, the Trustee and the
Administrative Agent (in its capacity as Operator Selection
Representative).

          "Operator Selection Representative" means the
Administrative Agent acting as the Operator Selection
Representative under the Operator Replacement Agreement, pursuant to its designation in Section 10.15 as Operator
Selection Representative.

          "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "Participation Agreement" means the Participation
Agreement dated October 11, 1996 between PTFI and PT-Rio
Tinto Indonesia.

          "Perfection Certificate" means the perfection certificates executed by each Borrower substantially in the form of Exhibit D.

          "PBGC" means the Pension Benefit Guaranty
Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with
     Section 5.05;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
     Section 5.05;

          (c) Liens arising in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security laws or regulations, and progress payments under government contacts and other Liens incident to the ordinary conduct of any Borrower's or its Restricted Subsidiary's business or the ordinary operation of property or assets and not securing any Indebtedness or Guarantee;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, and Liens in connection with surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of
     Article VII;

          (f) rights of lessors under leases of property leased by a Borrower or a Restricted Subsidiary under Operating Leases entered into in the ordinary course of business, which rights are limited to the property so leased; and

          (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of either Borrower or any Restricted
     Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness or Attributable Debt.

          "Permitted FCX Indebtedness" means unsecured
(other than in respect of any Permitted Interest Escrow)
Indebtedness of FCX which is not Guaranteed by any Restricted Subsidiary (other than, in the case of the Convertible Notes, FCX Investment Ltd.), which does not mature and is not subject to any amortization or mandatory prepayment or repurchase requirements (other than customary and usual put rights or repurchase obligations arising as a result of a Change in Control and customary and usual obligations requiring repurchase with the proceeds of asset sales after application of such proceeds to prepayment of the Facilities pursuant to Section 2.10) until after the Maturity Date, and which is not convertible into or exchangeable for any Equity Interests, other than common stock of FCX, or any other Indebtedness, other than Permitted FCX Indebtedness.

          "Permitted Interest Escrow" means, with respect to any Indebtedness permitted by Section 6.01(a)(ix) or (x), an amount not to exceed the sum of the regularly scheduled interest payments due during the initial three years after issuance of such Indebtedness, which amount shall have been placed in an interest reserve escrow account in connection with the issuance of, and to secure the obligations under, such Indebtedness.

          "Permitted Investments" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United
     States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts which has a short-term deposit rating issued by Moody's of P-1;

          (d) overnight repurchase agreements relating to securities described in clause (a), (b) or (c) above;
     and

          (e) Investments in readily marketable money market funds registered under the Investment Company Act of 1940 which hold only securities described in clause
     (a), (b), (c) or (d) above.

          "Permitted Secured Hedge" means any Hedging
Agreement between PTFI or FCX and any Lender (or Affiliate of a Lender) that is ratably secured pursuant to (i) the FCX Pledge Agreements, in the case of Hedging Agreements with FCX, or (ii) the FI Security Documents, in the case of Hedging Agreements with PTFI.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan"  means any employee pension benefit plan
(other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section
302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements" means the FCX Pledge
Agreements and the PTFI Pledge Agreement.

          "Pledged PTFI Shares" means all shares of the capital stock of PTFI owned by FCX and pledged pursuant to the FCX Pledge Agreement (PTFI Shares). On the Effective Date, the Pledged PTFI Shares represents 50.1% of the issued and outstanding shares of PTFI.

          "Pledged PTMI Shares" means the shares of capital stock of PTMI, constituting 100% of the outstanding capital stock of PTMI, pledged by PT Nusantara Ampera Bakti and PT
Mapindo Parama under the PTMI Collateral Documents as security for obligations of PTMI under the Existing PTMI
Agreement.

          "Pledged PTII Shares" means all shares of the capital stock of PTII pledged by PTMI under the PTMI Collateral Documents as security for the obligations of PTMI under the Existing PTMI Agreement. On the Effective Date, the Pledged PTII shares represent 50.5% of the issued and outstanding shares of PTII.

          "Prepayment Event" means (a) any Asset
Disposition, (b) any Equity Issuance and (c) any Debt
Issuance.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan
Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Protected Commitment Amount" has the meaning given to such term in Section 2.10(e).

          "PTFI Pledge Agreement" means the Lender Fiduciary
Assignment, as amended by the Lender Fiduciary Assignment
Amendment and Restatement.

          "PTII" means PT Indocopper Investama Tbk, a corporation organized under the laws of Indonesia.

          "PT Kencana" means PT Kencana Infra Nusakarya, a corporation organized under the laws of Indonesia (formerly known as P.T. ALatieF Freeport Infrastructure Corporation), which, on the Effective Date, is a Wholly Owned Subsidiary of PTFI, held indirectly in part through PT Mitradaya
Vulkanisindo and PT Freeport Finance Indonesia.

          "PT Kencana Assets" means the non-mining infrastructure assets that were formerly subject to the Joint Venture Agreement dated as of March 11, 1993, between
PTFI and P.T. ALatieF Nusakarya Corporation and which are currently owned by PT Kencana and PT Kencana Wisata, each a Restricted Subsidiary of PTFI. On the Effective Date the aggregate book value of the PT Kencana Assets is not in excess of $270,000,000.

          "PT Kencana Financing" means the financing by PTFI or a Restricted Subsidiary of the PT Kencana Assets pursuant to the incurrence of Indebtedness secured by such assets or the incurrence of Attributable Debt in connection with a sale and leaseback transaction involving such assets and or the sale or issuance of Equity Interests in PT Kencana, PT Kencana Wisata or any other Subsidiary which owns PT Kencana Assets.

          "PT Kencana Wisata" means PT Kencana Wisata
Nusakarya, a corporation organized under the laws of Indonesia, which, on the Effective Date, is a 99% owned
Subsidiary of PTFI (with the remaining 1% owned by FCX).

          "PT Kencana Financing Documents" means each of the operative documents relating to any PT Kencana Financing, including asset purchase agreements, lease agreements, joint venture agreements, guarantee agreements and participation agreements, to which FCX, PTFI or any Restricted Subsidiary is a party.

          "PTMI" means PT Nusamba Mineral Industri, a limited liability company organized under the laws of the Republic of Indonesia.

          "PTMI Cash Collateral Account" means the cash collateral account established with the Administrative Agent pursuant to Section 2.10(g).

          "PTMI Collateral" means the collateral securing the obligations of PTMI under the Existing PTMI Agreement, including the Pledged PTII Shares, the Pledged PTMI Shares and the rights to funds in the Pass-Through Account and the Dividend Reserve Account (as such terms are defined in the Existing PTMI Agreement).

          "PTMI Collateral Documents" means the Share Pledge Agreements and the Pledge of Account, as such terms are defined in the Existing PTMI Agreement, pursuant to which the PTMI Collateral is pledged to secure the obligations of PTMI under the Existing PTMI Agreement.

          "PTMI Collateralized Letters of Credit" means letters of credit issued pursuant to Section 2.10(g).

          "PTMI Loan Rights" means the principal of and accrued interest on each of the loans under the Existing PTMI Agreement, any promissory note relating thereto, and each other obligation owed to, or right or benefit of, the "Secured Parties" under the "Loan Documents" (as such terms are defined in the Put Agreement), including, to the extent capable of being pledged under applicable law, the rights and benefits relating to any collateral securing obligations of the borrower under the Existing PTMI Agreement.

          "PTMI Obligations Amount" means, on any date, the price at which FCX would be obligated to purchase the Pledged PTII Shares and/or the Pledged PTMI Shares or the Indebtedness and other obligations owed to the lenders under the Existing PTMI Agreement under the terms of the Put Agreement, which price will be equal to the aggregate amount of the outstanding principal, interest and other amounts then owed by PTMI under the Existing PTMI Agreement.

          "PTMI Principal Obligations" means, on any date, the aggregate principal amount of outstanding loans under the Existing PTMI Agreement.

          "PTMI Put Date" means the date, on or after the occurrence of a Put Event, on which FCX is required to purchase the PTMI Loan Rights pursuant to this Agreement or the Put Agreement.

          "PTMI Security Agent" means the Person acting as the "Security Agent", as defined in the Existing PTMI
Agreement, under the Existing PTMI Agreement and related collateral agreements.

          "PT-Rio Tinto Indonesia" means P.T. RTZ-CRA
Indonesia, a limited liability company organized under the laws of Indonesia and a wholly owned subsidiary of RTZ.

          "PT-Rio Tinto Indonesia COW Assignment" means the
Assignment Agreement dated as of October 11, 1996 between
PTFI and PT-Rio Tinto Indonesia pursuant to which PTFI assigned a partial undivided interest in the Contract of Work to PT-Rio Tinto Indonesia.

          "Put Agreement" means the Put and Guaranty
Agreement dated as of March 21, 1997, among FCX and Chase, as security agent for the lenders under the Existing PTMI Agreement, pursuant to which Chase will be entitled to sell, for the PTMI Obligations Amount, to FCX all, but not a portion of, the Pledged PTII Shares, the Pledged PTMI Shares or the PTMI Loan Rights following the occurrence of an "Event of Default" (as defined in each of the Put Agreement and the Existing PTMI Agreement) and under certain other conditions specified in the Put Agreement.

          "Put Event" means (i) the loans under the Existing PTMI Agreement shall have become due in accordance with the terms of the Existing PTMI Agreement (at their final maturity or upon acceleration) but shall not have been paid,
(ii) the occurrence of any of the events listed in clause
(b)(i), (b)(ii), (b)(iii), (b)(iv) or (b)(v) of the first sentence of Section 3 of the Put Agreement or (iii) the occurrence of an Event of Default and the acceleration of any Loans or termination of Revolving Commitments as a result thereof pursuant to Article VII hereof.

          "Qualifying Gold Preferred Restructuring" means the consummation prior to August 1, 2003, of an exchange offer, restructuring or refinancing with respect to the Gold-Denominated Preferred Stock, on terms and conditions approved by the Administrative Agent, pursuant to which at least 80% of the outstanding shares of Gold-Denominated Preferred Stock are (i) amended to extend the date on which they are mandatorily redeemable to a date on or after January 15, 2006, (ii) exchanged for shares of common stock of FCX or (iii) exchanged for other preferred securities or subordinated debt of FCX the terms of which are approved by the Administrative Agent and which (x) do not mature in whole or part, and are not subject to any amortization, redemption, repurchase or exchange requirements prior to January 15, 2006, (y) are unsecured and not Guaranteed by PTFI or any other Restricted Subsidiary and (z) are not convertible into or exchangeable for any other securities, other than common stock of FCX or preferred stock or subordinated debt of FCX meeting the requirements of clauses
(x) and (y) of this sentence.

          "Qualifying PTMI/FI Sale Transaction" means a single sale after the PTMI Put Date of the Pledged PTMI Shares, the Pledged PTII Shares (representing no more than 51% of the outstanding capital stock of PTII) or of Shares of PTFI (representing no more than 4.78% of the outstanding shares of capital stock of PTFI either owned by FCX and not consituting Collateral or owned by PTII) (in each case, the "Transferred Shares") which satisfies the following requirements: (i) such sale (unless it is an FCX Assisted PTMI/FI Sale) is made to a Governmental Authority of the Republic of Indonesia (including a regional Governmental Authority) or an investment vehicle wholly owned and Controlled by such a Governmental Authority; (ii) the Net Proceeds of such sale are applied to Reductions in the Facilities in accordance with Section 2.10; (iii) the consideration for such sale consists solely of cash and/or a promissory note secured by, and payable with any dividends, distributions or proceeds on or in respect of, all the Transferred Shares (which promissory note may be nonrecourse to such Governmental Authority); (iv) any such promissory note and all proceeds thereof are pledged at the time any such sale is consummated to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the FCX Pledge Agreement (Indebtedness) or other pledge arrangements satisfactory to the Administrative Agent (and regardless of whether the owner of such note is FCX, PTII, PTMI or another Person); and (v) the Administrative Agent shall have received such favorable opinions of outside counsel to FCX as it may reasonably request in connection with the foregoing.

          "Reduction" means, without duplication, (i) the repayment of Term Loans, (ii) the permanent reduction of Revolving Commitments, (iii) the cash collateralization of, or provision of PTMI Collateralized Letters of Credit to secure, Tranche 1 Term Loans and Tranche 1 Term Loan
Commitments or (iv) any combination of the foregoing, in each case in accordance with the provisions of Section
2.10(c), (d), (e), (f) and (g).  Until the Tranche 1
Drawdown Date, any Reduction in respect of the Tranche 1
Facility will be effected in the manner set forth in clause
(iii) of the immediately preceding sentence.

          "Register" has the meaning set forth in Section
10.04.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused
Commitments representing at least 66-2/3% of the sum of the total Revolving Exposures, outstanding Term Loans and unused
Commitments at such time.

          "Required Percentage" has the meaning set forth in
Section 2.10(c).

          "Restricted Indebtedness" means any Indebtedness of either Borrower or any Restricted Subsidiary, the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 6.08.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in either Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests (including any payment under a Synthetic Purchase Agreement related to any Equity Interests) in either Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in either Borrower or any Restricted Subsidiary.

          "Restricted Subsidiary" means PTFI and any other
Subsidiary of FCX or PTFI that is not an Unrestricted
Subsidiary.

          "Revolving Commitment" means a Tranche A Revolving
Commitment or a Tranche B Revolving Commitment.

          "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure at such time.

          "Revolving Lenders" means Lenders with a Revolving
Commitment or, if the Revolving Commitments of a Class have terminated or expired, Lenders with Tranche A Exposure or Tranche B Exposure, as the case may be.

          "Revolving Loans" means Tranche A Revolving Loans and Tranche B Revolving Loans.

          "RTZ" means the RTZ Corporation PLC, a company organized under the laws of England.

          "RTZ America" means RTZ America, Inc., a Delaware corporation and a wholly owned subsidiary of RTZ.

          "RTZ Documents" has the meaning assigned to such term in Section 10.16.

          "RTZ-IIL" means Rio Tinto Indonesia Investments
Limited (formerly known as RTZ Indonesian Investments
Limited), a company organized under the laws of England.

          "RTZ Indonesia" means RTZ Indonesia Limited, a company organized under the laws of England and a wholly owned subsidiary of RTZ.

          "RTZ Interests" means the interests of PT-Rio Tinto Indonesia in the Contract of Work and the Joint Account Assets pursuant to the Participation Agreement and in the Concentrate Sales Agreements pursuant to the FI Trust Agreement, in each case as permitted by Section 6.15.
          "RTZIF" means RTZ Indonesian Finance Limited, a company organized under the laws of England and a wholly owned subsidiary of RTZ.

          "S&P" means Standard & Poor's.

          "Sales Proceeds Account" has the meaning assigned to such term in the FI Trust Agreement.

          "Scheduled Debt Repayments" means the scheduled repayments of Long-Term Indebtedness of the Borrowers and the Restricted Subsidiaries existing on the Effective Date
(which scheduled repayments are set forth on Schedule 1.01) or incurred after the Effective Date in accordance with
Section 6.01(a).

          "Secured Parties" means the Administrative Agent, the Issuing Bank, Security Agent, the JAA Security Agent, the Documentation Agent, the Lenders, each counterparty to a Hedging Agreement that is a Lender or Lender Affiliate on the date hereof or at the time such Hedging Agreement is entered into after the date hereof, The Chase Manhattan Bank or any of its Affiliates providing cash management services to FCX or PTFI, the Barclays Creditors and, in the case of the Fiduciary Assignment and the JAA Fiduciary Transfer, RTZ-IIL, and the successors and assigns of the foregoing.

          "Security Agent" means Chase, not in its individual capacity, but as Security Agent for the Lenders under the FCX Pledge Agreements, the Lender Security
Agreement, the Lender Surat Kuasa, the Lender Fiduciary
Assignment and the Fiduciary Transfer.

          "Security Document Amendments" means the Lender
Security Agreement Amendments, the FI Annexes Amendments and the FI Security Documents Amendments.

          "Security Documents" means the FI Security
Documents, the FCX Pledge Agreements, the PTFI Pledge
Agreement and each other security agreement or other instrument or document executed and delivered pursuant to
Section 5.12 or 5.13 to secure any of the Obligations.

          "Semi-Annual Period" means the period from October
1, 2001 through December 31, 2001 and thereafter, each period from January 1 through June 30 and from July 1 through December 31, in each year.

          "Side Letter" means the agreement dated as of October 11, 1996 between PTFI, RTZ, PT-Rio Tinto Indonesia,
RTZIF, RTZ Indonesian Investments Limited, the Trustee, the
JAA Security Agent and certain secured creditors of FI.

          "Side Letter Creditor Annexes" means the Side
Letter Creditor Annex No. 3 and the Side Letter Creditor
Annex No. 4, in each case substantially in the form of Exhibit F-11.

          "Special Account" has the meaning assigned to such term in the FI Trust Agreement.

          "Stock Purchase Agreement" means the Agreement dated as of May 2, 1995, by and between (among other parties) FCX, RTZ, RTZ Indonesia and RTZ America.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" means any subsidiary of either
Borrower.

          "Subsidiary Guarantee Agreement" means (i) a
Subsidiary Guarantee Agreement substantially in the form of Exhibit H executed by each Indonesian Subsidiary Guarantor and (ii) a Subsidiary Guarantee Agreement substantially in the form of Exhibit H executed by each non-Indonesian
Subsidiary Guarantor.

          "Subsidiary Guarantor" means each Restricted
Subsidiary that has become party to a Subsidiary Guarantee
Agreement.

          "Surat Kuasa" means the Surat Kuasa (Power of
Attorney) dated October 11, 1996, granted by PTFI and PT-Rio
Tinto Indonesia to the FI Trustee, as amended and restated by the Surat Kuasa Amendment and Restatement.

          "Surat Kuasa Amendment and Restatement" means the amendment and restatement of the Surat Kuasa substantially in the form of Exhibit G.

          "Synthetic Purchase Agreement" means any swap, derivative or other agreement or combination of agreements pursuant to which either Borrower or any Restricted Subsidiary is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than the Borrowers or any Restricted Subsidiary of any Equity Interest or Restricted Indebtedness or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest or any Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrowers or any Restricted Subsidiary (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Term Loan" means a Tranche 1 Term Loan, a Tranche
A Term Loan or a Tranche B Term Loan.

          "Total Indebtedness" means, as of any date, (a) the aggregate principal amount of Indebtedness of the Borrowers and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of cash and Permitted Investments of the Borrowers and the Restricted Subsidiaries as of such date, other than any cash and Permitted Investments securing the Convertible Notes or otherwise subject to a Lien or escrow arrangement securing Indebtedness or other obligations.

          "Tranche A Exposure" means, with respect to any Tranche A Lender at any time, the sum of the outstanding principal amount of such Tranche A Lender's Tranche A
Revolving Loans and Tranche A LC Exposure at such time.

          "Tranche A Facility" means the Tranche A Revolving
Commitments and all Loans, including Tranche A Term Loans, and Letters of Credit made or issued pursuant to the Tranche
A Revolving Commitments.

          "Tranche A Lender" means a Lender with a Tranche A
Revolving Commitment or, if the Tranche A Revolving
Commitments have terminated or expired, a Lender with outstanding Tranche A Loans.

          "Tranche A Loan" means a Tranche A Revolving Loan or a Tranche A Term Loan.

          "Tranche A Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Tranche A Revolving Commitment
Termination Date and the date of termination of the Tranche
A Revolving Commitments.

          "Tranche A Revolving Commitment" or "Tranche A Commitment" means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Revolving Loans expressed as an amount representing the maximum aggregate amount of such Tranche A Revolving Lender's Tranche A Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Tranche A Lender pursuant to Section 10.04. The initial amount of each Tranche A Lender's Tranche A Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Tranche A Lender shall have assumed its Tranche A Revolving Commitment, as applicable. The initial aggregate amount of the Tranche A Lenders' Tranche A Revolving Commitments is $320,000,000.

          "Tranche A Revolving Commitment Termination Date" means December 31, 2003.

          "Tranche A Revolving Loan" means a Revolving Loan made pursuant to clause (a) of Section 2.01.

          "Tranche A Term Loan" means a Loan initially made as a Tranche A Revolving Loan which is converted into a term loan on the Tranche A Commitment Termination Date in accordance with Section 2.01(b).

          "Tranche B Commitment Reduction Date" means
December 31, 2003.

          "Tranche B Facility" means the Tranche B Revolving
Commitments and all Loans, including Tranche B Term Loans, and Letters of Credit made or issued pursuant to the Tranche
B Revolving Commitments.

          "Tranche B Lender" means a Lender with a Tranche B
Revolving Commitment or, if the Tranche B Revolving
Commitments have terminated or expired, a Lender with outstanding Tranche B Loans.

          "Tranche B Loan" means a Tranche B Revolving Loan or a Tranche B Term Loan.

          "Tranche B Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Tranche B Revolving Commitment
Termination Date and the date of Termination of the Tranche
B Revolving Commitments.

          "Tranche B Revolving Commitment" or "Tranche B Commitment" means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Revolving Loans expressed as an amount representing the maximum aggregate amount of such Tranche B Lender's Tranche B Revolving Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Tranche B Revolving Lender pursuant to Section 10.04. The initial amount of each Tranche B Lender's Tranche B Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Tranche B Revolving Lender shall have assumed its Tranche B Revolving Commitment, as applicable. The initial aggregate amount of the Tranche B Revolving Lenders' Tranche B Revolving Commitments is
$265,000,000.

          "Tranche B Revolving Commitment Termination Date" means the earlier of (i) the date that is one year after the first date after December 31, 2003, on which all Tranche A Loans have been paid in full and (ii) the Maturity Date.

          "Tranche B Revolving Exposure" means, with respect to any Tranche B Lender at any time, the sum of the outstanding principal amount of such Tranche B Lender's
Tranche B Revolving Loans and Tranche B LC Exposure at such time.

          "Tranche B Revolving Loan" means a Revolving Loan made pursuant to clause (b) of Section 2.01.

          "Tranche B Term Loan" means a Loan initially made as a Tranche B Revolving Loan which is converted into a term loan on the Tranche B Commitment Reduction Date in accordance with Section 2.01(c).

          "Tranche 1 Drawdown Date" means the date on which the Tranche 1 Term Loans are funded.

          "Tranche 1 Facility" means the Tranche 1 Term Loan Commitments and all Tranche 1 Term Loans made pursuant to the Tranche 1 Term Loan Commitments, and for purposes of
Article VII hereof, the Tranche 1 Facility will be deemed to include, prior to the Tranche 1 Drawdown Date, the PTMI Principal Obligations and other PTMI Loan Rights held by each Tranche 1 Lender.

          "Tranche 1 Lender" means a Lender with a Tranche 1
Term Commitment or an outstanding Tranche 1 Term Loan.

          "Tranche 1 Term Loan" means a Term Loan made pursuant to clause (a)(iii) of Section 2.01.

          "Tranche 1 Term Loan Commitment" or "Tranche 1
Commitment" means, with respect to each Tranche 1 Term
Lender, the commitment of such Lender to make a Tranche 1
Term Loan hereunder on the PTMI Put Date, expressed as an amount representing the maximum principal amount of the Tranche 1 Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Tranche 1 Term Lender's Tranche 1 Term Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which Tranche 1 Term such Lender shall have assumed its Tranche 1 Term Loan Commitment, as applicable.
The initial aggregate amount of the Lenders' Tranche 1 Term
Loan Commitments is $253,370,905.

          "Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof.

          "Transferred Shares" has the meaning set forth in the definition of "Qualifying PTMI/FI Sale Transaction.

          "2026 Senior Notes" means the 7.20% Senior Notes due 2026 of FCX in an aggregate principal amount outstanding on the date hereof of $250,000,000.

          "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          "Unrestricted Subsidiary" means (i) any of the Subsidiaries existing on the Effective Date and identified on Schedule 3.12 as an Unrestricted Subsidiary, (ii) any Subsidiary of any Unrestricted Subsidiary and (iii) any surviving corporation (other than PTFI or FCX or a Restricted Subsidiary) into which any of such corporations referred to in clause (i) or (ii) is merged or consolidated, subject to Section 6.03, (iv) any Subsidiary organized after the date of this Agreement and designated as a Unrestricted Subsidiary by FCX in accordance with Section 6.17 at the time of its organization, (v) in the event a PT Kencana Financing is consummated in accordance with the provisions of Sections 6.01, 6.02 and 6.04, PT Kencana and/or PT Kencana Wisata, if such Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 6.17, and
(vi) in the event the investment therein is permitted by
Section 6.04, any Exploration Subsidiary, if it is designated as an Unrestricted Subsidiary pursuant to Section 6.17.

          "Wholly Owned Restricted Subsidiary" means a
Wholly Owned Subsidiary that is a Restricted Subsidiary.

          "Wholly Owned Subsidiary" shall mean a subsidiary of FCX or PTFI, as the case may be, of which securities or other ownership interests (except for directors' qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the ordinary voting power and 100% of equity or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by FCX or PTFI or one or more Wholly Owned Subsidiaries of FCX or PTFI or by FCX or PTFI and one or more Wholly Owned
Subsidiaries of FCX or PTFI.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02.  Classification of Loans and
Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Tranche A Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing" or "Tranche 1 Term Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing"), and Letters of Credit may be classified and referred to by Class (e.g., a "Tranche A Letter of Credit").
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.04.  Accounting Terms; GAAP.  Except as
otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time;
provided that, if the Borrowers notify the Administrative
Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                         ARTICLE II

                        The Credits

          SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, (i) each Tranche A Lender agrees to make Tranche A Revolving Loans to PTFI from time to time during the Tranche A Revolving Availability Period in an aggregate principal amount that will not result in such Tranche A Lender's Tranche A Exposure exceeding such Tranche A Lender's Tranche A Revolving Commitment, (ii) each Tranche B Lender agrees to make Tranche B Revolving Loans to the Borrowers from time to time during the Tranche B Revolving Availability Period in an aggregate principal amount that will not result in such Tranche B Lender's Tranche B Revolving Exposure exceeding such Tranche B Lender's Tranche B Revolving Commitment and (iii) each Tranche 1 Lender agrees to make a Tranche 1 Term Loan to FCX on the PTMI Put Date in a principal amount not exceeding its Tranche 1 Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

          (b) Each Tranche A Revolving Loan of any Lender outstanding at 5:00 p.m., New York time, on the Tranche A Revolving Commitment Termination Date (other than any such Tranche A Revolving Loan required by any other provision of this Agreement to have been repaid on or prior to such time, which shall remain due and payable as required hereby) will automatically be converted at such time into a Tranche A Term Loan of such Lender, payable in accordance with the provisions of Section 2.08.

          (c) At 5:00 p.m., New York time, on the Tranche B Commitment Reduction Date Tranche B Revolving Loans in a principal amount equal to (i) the aggregate outstanding principal amount of all Tranche B Loans minus (ii) the amount, if any, by which $150,000,000 exceeds the unused Tranche B Revolving Commitments at such time will automatically be converted at such time into Tranche B Term Loans, payable in accordance with the provisions of Section
2.08 (provided that any such Tranche B Revolving Loans required by any other provisions of this Agreement to have been repaid on or prior to such time, shall not be converted and shall remain due and payable as required hereby). Such conversion will be effected on a pro rata basis with respect to the outstanding Tranche B Revolving Loans of each Tranche B Lender, based on the respective principal amounts thereof. Any such Tranche B Revolving Loans not so converted will remain outstanding as Tranche B Revolving Loans.

          SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)  Subject to Section 2.13, each Revolving
Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Tranche A Revolving Commitments or Tranche B Revolving Commitments, as applicable. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding.

          (d) Notwithstanding any other provision of this Agreement, neither Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (e) Notwithstanding any provision to the contrary contained herein, on the Effective Date, (i) each outstanding loan of a Tranche B Lender under the Existing FCX/PTFI Agreement shall automatically become a Tranche B Revolving Loan of such Tranche B Lender under this Agreement and (ii) each outstanding loan of a Tranche A Lender under the Existing PTFI Agreement shall automatically become a Tranche A Revolving Loan of such Tranche A Lender under this Agreement, in each case of the same Type and having the same Interest Period as in effect under such agreements on the Effective Date; provided, however, that from and after the Effective Date, each such Loan shall bear interest in accordance with the provisions of this Agreement.

          SECTION 2.03. Requests for Borrowings. (a) To request a Revolving Borrowing or Tranche 1 Term Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, including to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) whether the requested Borrowing is to be a Tranche A Revolving Borrowing, Tranche B Revolving
     Borrowing or Tranche 1 Term Borrowing and, in the case of a Revolving Borrowing, whether and to what extent such Borrowing constitutes a Non-Flow Reborrowing;

          (ii) the aggregate amount of such Borrowing;

          (iii) the date of such Borrowing, which shall be a Business Day;

          (iv) whether such Borrowing is to be an ABR
     Borrowing or a Eurodollar Borrowing;

          (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (vi) the location and number of the applicable
     Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section
     2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

          (b) FCX shall request (and in the absence of such request shall be deemed to have irrevocably requested), pursuant to Section 2.03(a), a Tranche 1 Term Borrowing to be made on the PTMI Put Date in an amount equal to the lesser of (i) the aggregate PTMI Principal Obligations on the PTMI Put Date (less any such PTMI Principal Obligations purchased on such date by FCX with funds other than the proceeds of Tranche 1 Term Loans) and (ii) the aggregate amount of the Tranche 1 Term Commitments. Notwithstanding that a Default may have occurred and be continuing on the PTMI Put Date, each Tranche 1 Lender having any PTMI Principal Obligations shall be entitled at its option to make a Tranche 1 Term Loan to FCX on the PTMI Put Date in a principal amount equal to the lesser of (i) the amount of such Tranche 1 Lender's PTMI Principal Obligations and (ii) such Tranche 1 Lender's Tranche 1 Commitment, and, notwithstanding any contrary provision in the Put Agreement or the Existing PTMI Agreement (all of which are hereby waived by FCX and each Tranche 1 Lender), the proceeds of such Tranche 1 Term Loan shall be applied, in the manner set forth in Section 2.04, to the purchase by FCX of an equivalent amount of such Tranche 1 Lender's PTMI Principal Obligations and such Tranche 1 Lender shall not be obligated to share any portion of such purchase payment with any other lender under the Existing PTMI Agreement; provided that the foregoing shall not affect any obligation of any Tranche 1 Lender hereunder to make Tranche 1 Term Loans on the PTMI Put Date.

          SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that each Tranche 1 Lender to which any PTMI Obligations Amount is owed on the PTMI Put Date shall make its Tranche 1 Term Loan by directly applying the proceeds thereof to the payment of such PTMI Obligations Amount owed to it and transferring the balance, if any, of such Tranche 1 Term Loan to the Administrative Agent in the manner and at the time specified by the foregoing provisions of this sentence. The Administrative Agent will make such funds transferred to it available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, FCX and/or PTFI (i) shall, in accordance with the provisions of
Section 2.10(g), request the issuance of Letters of Credit for its own account, in substantially the form of Exhibit E hereto, at any time and from time to time during the Revolving Availability Period, solely for the purpose of securing and providing for the prepayment of certain Tranche 1 Term Loans on the Tranche 1 Drawdown Date and (ii) either Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Tranche A Revolving Availability Period.

          (b)  Notice of Issuance, Amendment, Renewal,
Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying, whether such Letter of Credit is to be issued pursuant to the Tranche A Revolving Commitments or the Tranche B Revolving Commitments (which specification, in the case of a PTMI Collateralized Letter of Credit, shall be made in accordance with Section 2.10(g)), the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire, the amount of such Letter of Credit (which, in the case of a PTMI Collateralized Letter of Credit, shall be in accordance with the requirements of Section 2.10(g)), in the case of a Letter of Credit other than a PTMI Collateralized Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Each PTMI Collateralized Letter of Credit shall name the Administrative Agent (in such capacity and acting on behalf of the Tranche 1 Lenders) as beneficiary and shall have a stated expiration date of September 17, 2003. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure (other than that portion of the LC Exposure attributable to PTMI Collateralized Letters of Credit) shall not exceed $50,000,000 and (ii) the total Revolving Exposures of the relevant Class shall not exceed the total Revolving Commitments of such Class.

          (c)  Expiration Date.  Each (i) PTMI
Collateralized Letter of Credit shall expire at or prior to the close of business on September 17, 2003 and (ii) Letter of Credit other than a PTMI Collateralized Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is five Business Days prior to the Tranche A Revolving Commitment Termination Date, in the case of a Letter of Credit issued under the Tranche A Facility, and the Tranche B Revolving Commitment Termination Date, in the case of a Letter of Credit issued under the Tranche B Facility.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender of the applicable Class, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender of the applicable Class hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to either Borrower for any reason. Each Tranche A Lender and each Tranche B Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit issued pursuant to the Tranche A Revolving Commitments or Tranche B Revolving Commitments, respectively, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments of such Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with
Section 2.03 or 2.04 that such payment be financed with a Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers' obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the relevant Class of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender of the applicable Class shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from such Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

          (f)  Obligations Absolute.  The Borrowers'
obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers' obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders of the applicable Class with respect to any such LC Disbursement.

          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and
(ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 66b% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in clause
(g) or (h) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement, and the Borrowers hereby grant the Lenders a security interest in all funds and investments in such account to secure such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

          SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.

          (c)  Each telephonic and written Interest Election
Request shall specify the following information in compliance with Section 2.02 (including with respect to minimum amounts and borrowing multiples relating to any resulting Borrowing):

          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar
Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request with respect to a Borrowing of any Class, the Administrative Agent shall advise each Lender of such Class of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.07.  Termination and Reduction of
Commitments.  (a)  Unless previously terminated, (i) the
Tranche 1 Term Commitments will terminate at 5:00 p.m., New
York City time, on the earliest of March 17, 2003, the PTMI
Put Date and the indefeasible payment in full of the PTMI
Principal Obligations, (ii) the Tranche A Revolving
Commitments will terminate on the Tranche A Revolving
Commitment Termination Date and (iii) the Tranche B
Revolving Commitments will terminate on the Tranche B
Revolving Commitment Termination Date.

          (b) On the Tranche B Commitment Reduction Date, the Tranche B Revolving Commitments will be permanently reduced by the amount, if any, by which the aggregate
Tranche B Revolving Commitments exceed $150,000,000.

          (c) The Revolving Commitments will be permanently reduced, on a pro rata basis based on the respective amounts of the Tranche A Revolving Commitments and Tranche B Revolving Commitments at the time of such reduction, in such amounts and at such times required by the provisions of
Section 2.10(c) and (d). The Tranche 1 Term Loan Commitment of each Tranche 1 Lender will be automatically and permanently reduced upon the payment to such Lender, pursuant to the Existing PTMI Agreement, of any PTMI Principal Obligations held by such Lender, in an amount equal to the amount of such payment.

          (d) The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000; (ii) the Borrowers shall not terminate or reduce the Tranche A Revolving Commitments or the Tranche B Revolving Commitments if, after giving effect to any concurrent prepayment of the Tranche A Revolving Loans or Tranche B Revolving Loans in accordance with Section 2.10, the aggregate Tranche A Exposures or Tranche B Revolving Exposures would exceed the total Tranche A Revolving Commitments or Tranche B Revolving Commitments, respectively; and (iii) the Borrowers will not in any event terminate or reduce the Tranche 1 Term Loan Commitments of any Tranche 1 Lender without the prior written consent of such Tranche 1 Lender if, after giving effect thereto, the Tranche 1 Term Loan Commitment of such Tranche 1 Lender would be less than the then-current PTMI Principal Obligations held by such Tranche 1 Lender minus such Lender's Applicable Percentage of Collateralized PTMI Advances, if any.

          (e) The Borrowers will notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (d) of this Section, or any required reduction of the Revolving Commitments under paragraph (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election or reduction and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.
Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of voluntary termination of the Revolving Commitments delivered by the Borrowers pursuant to paragraph (d) of this Section may state that such notice is conditioned upon the effectiveness of other financings, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall (except as contemplated by clause (iii) of paragraph
(d) of this Section) be made ratably among the Lenders in accordance with their respective Commitments of such Class.

          SECTION 2.08. Repayment of Loans. PTFI hereby unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Tranche A Lender, the then unpaid principal amount of each Tranche A Term Loan of such Tranche A Lender. Each Borrower hereby unconditionally promises to pay to the Administrative Agent
(i) on the Maturity Date, for the account of each Tranche B Lender, the then unpaid principal amount of each Tranche B Term Loan of such Tranche B Lender to such Borrower and (ii) on the Tranche B Revolving Commitment Termination Date, for the account of each Tranche B Lender, the then unpaid principal amount of each Tranche B Revolving Loan of such Tranche B Lender to such Borrower. FCX hereby unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Tranche 1 Term Lender, the then unpaid principal amount of each Tranche 1 Term Loan of such Lender.

          SECTION 2.09. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (b)  The Administrative Agent shall maintain
accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and
(iii) the amount of any sum received by the Administrative
Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.

          (d) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.10.  Prepayment of Loans.  (a)  The
Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

          (b) In the event and on each occasion on or prior to the Tranche A Revolving Commitment Termination Date that the sum of the Tranche A Exposures exceeds the total Tranche A Revolving Commitments, PTFI shall prepay Tranche A Revolving Borrowings in an aggregate amount equal to such excess. In the event and on each occasion that the sum of the Tranche B Revolving Exposures exceeds the total Tranche B Revolving Commitments, the Borrowers shall prepay Tranche B Revolving Borrowings in an aggregate amount equal to such excess.

          (c) In the event and on each occasion that any Net Proceeds are received (or deemed to have been received as contemplated by the definition of "Debt Issuance") by or on behalf of either Borrower or any Restricted Subsidiary in respect of any Prepayment Event, then, the Borrowers will apply an amount equal to the Required Percentage of such Net Proceeds to Reductions of the Loans and (prior to the Tranche B Commitment Reduction Date) Revolving Commitments at the times and in the manner required by paragraph (j) below. For purposes hereof, "Required Percentage" shall mean: (i) in the case of an Asset Disposition, 100%; (ii) in the case of a Debt Issuance, 75%; and (iii) in the case of an Equity Issuance, 50%; provided, however, that the Required Percentage in respect of Net Proceeds from any Prepayment Event received or to be applied to Reductions at any time when an Event of Default has occurred and is continuing will be 100%.

          (d) Following the end of each Semi-Annual Period, commencing with the Semi-Annual Period ending December 31, 2001, the Borrowers shall effect Reductions of the Loans and Revolving Commitments in an aggregate amount equal to 100% (or, after the Available Cash Condition has been satisfied, 75%) of Excess Cash Flow for such Semi-Annual Period. Each prepayment pursuant to this paragraph (d) shall be made not later than the date specified therefor in paragraph (j) below.

     (e) Notwithstanding the foregoing, prior to the Tranche B Commitment Reduction Date, Reductions will be required pursuant to paragraph (c) in respect of Debt Issuances and Equity Issuances and in respect of the initial $50,000,000 of cumulative Net Proceeds from Asset Dispositions (other than any FCX Assisted PTMI/FI Sale) and pursuant to paragraph (d) in respect of Excess Cash Flow, in each case only to the extent that, immediately after giving effect thereto, the unused Revolving Commitments would not be less than the Protected Commitment Amount; provided, however, that the Borrowers shall have the option of effecting all or any portion of the amount of Exempted Reductions exercisable by giving notice thereof pursuant to paragraph (k) of this Section. For purposes hereof, (i) "Exempted Reductions" means Reductions of the type referred to in the first sentence of this paragraph that, but for the first sentence of this paragraph, would be required pursuant to the provisions of paragraph (c) or (d) hereof, and (ii) "Protected Commitment Amount" means an amount equal to $150,000,000 plus, in the case of any Reduction that would occur prior to November 16, 2003, the aggregate principal amount of the 2026 Senior Notes then outstanding. If, as a result of the foregoing, the amount of Reductions effected pursuant to paragraph (c) is less than the Required Percentage of Net Proceeds attributable to a Prepayment Event or the amount of Reductions effected pursuant to paragraph (d) in respect of any Semi-Annual Period is less than the Excess Cash Flow for such Semi-Annual Period, the Borrowers shall, not later than the date on which such Reductions would otherwise have been required to be made, prepay Revolving Loans (without any related reduction of Revolving Commitments) in an amount equal to such shortfall (except to the extent, in the case of payments in respect of Excess Cash Flow, that funds representing such Excess Cash Flow have already been applied to such prepayments). Net Proceeds from FCX Assisted PTMI/FI Sales and from Asset Dispositions (other than any FCX Assisted PTMI/FI Sales) in excess of the initial $50,000,000 of such Net Proceeds shall be applied to Reductions in accordance with the provisions of paragraph (c) without regard to the condition set forth in this paragraph.

          (f) Subject to paragraph (g) below, whenever any Reductions are required to be made pursuant to paragraph (c) or (d) of this Section (after giving effect to the provisions of paragraph (e) above), such Reductions will be applied pro rata to the Tranche A Facility, the Tranche B Facility and the Tranche 1 Facility, based on the aggregate Facility Exposure attributable to each such Facility; provided, however, that the Tranche B Revolving Commitments will not be reduced to an amount less than $150,000,000 pursuant to paragraph (c) or (d) of this Section, and any Reduction that cannot be applied to the Tranche B Facility due to such limitation will be applied to the other Facilities, pro rata based on the Facility Exposures attributable thereto. Reductions allocable to each Revolving Facility will be applied, on or prior to the Tranche A Revolving Commitment Termination Date, to the reduction of the Commitments under such Facility and the simultaneous prepayment of Loans under such Facilities in an aggregate amount equal to such Reduction (or the aggregate amount of outstanding Loans, if less) except, in the case of a prepayment required under paragraph (d) of this Section, to the extent any amount required to be prepaid shall already have been applied to prepay the Revolving Loans and, after the Tranche A Revolving Commitment Termination Date, to the prepayment of Term Loans under such Facility. Reductions allocable to the Tranche 1 Facility will be applied, prior to the PTMI Put Date, to securing the Tranche 1 Term Loan Commitments and Tranche 1 Term Loans with cash collateral or PTMI Collateralized Letters of Credit, as described in paragraph (g) below, and on and after the Tranche 1 Drawdown Date, to the prepayment of Tranche 1 Term Loans. If at any time (including after giving effect to the partial application of Reductions hereunder) there is no Facility Exposure with respect to the Tranche 1 Facility or the Tranche A Facility, no Tranche B Term Loans are outstanding and the Tranche B Revolving Commitments are less than or equal to $150,000,000, the amount of any Reductions that would otherwise be required at any time hereunder will be applied to the prepayment of outstanding Tranche B Revolving Loans (without any related reduction of Tranche B Revolving Commitments).

          (g) Prior to the PTMI Put Date, any Reductions to the Tranche 1 Facility required under paragraph (c) or (d) of this Section (after giving effect to the provisions of paragraph (e) above) ("Tranche 1 Reductions") will be effected by securing the Tranche 1 Term Loan Commitments and resulting Tranche 1 Term Loans with PTMI Collateralized Letters of Credit or cash collateral in accordance with the provisions of this paragraph. On any date prior to the PTMI Put Date on which a Tranche 1 Reduction is required hereunder, the Borrowers will cause to be delivered to the Administrative Agent, acting on behalf of the Tranche 1 Lenders, a PTMI Collateralized Letter of Credit issued hereunder, or cash for deposit in the PTMI Cash Collateral Account (as defined below) or a combination thereof, in an aggregate amount (including the stated amount of any such PTMI Collateralized Letter of Credit) equal to the amount of such required Tranche 1 Reduction. Whenever and on each occasion that the Borrowers satisfy their obligations under the preceding sentence by causing a PTMI Collateralized Letter of Credit to be issued, they will prepay outstanding Loans of the same Class as such PTMI Collateralized Letter of Credit by an aggregate amount equal to the aggregate stated amount of such PTMI Collateralized Letter of Credit. Any such PTMI Collateralized Letter of Credit will be held by the Administrative Agent until the PTMI Put Date, on which date the Administrative Agent will effect a drawing of the full amount thereof and will apply the proceeds of such drawing, promptly after receipt, to the prepayment of the Tranche 1 Term Loans of the Tranche 1 Lenders, pro rata in accordance with the outstanding principal amounts thereof. In the event that any condition to the issuance of any PTMI Collateralized Letter of Credit under Section 4.01 or
Section 4.02 cannot be satisfied, the Borrowers will transfer to the Administrative Agent, acting on behalf of the Tranche 1 Lenders, cash in an aggregate amount equal to the amount of such required Tranche 1 Reduction for deposit in the PTMI Cash Collateral Account, as described below.
Any such cash will be transferred to the Administrative Agent in immediately available funds for deposit in a cash collateral account with the Administrative Agent and in the name of the Administrative Agent and for the benefit of the Tranche 1 Lenders (the "PTMI Cash Collateral Account").
Such deposits (and any other deposits of funds into such account) shall be held by the Administrative Agent as collateral for the payment of the Tranche 1 Term Loans and interest thereon (but not any other obligations hereunder), and the Borrowers hereby grant the Administrative Agent, for the benefit of the Tranche 1 Lenders, a security interest in all funds and investments from time to time in the PTMI Cash Collateral Account, and all earnings thereon and proceeds thereof, to secure such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the directions of the Borrowers, subject to approval by the Administrative Agent, and in any event at the Borrowers' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. On the Tranche 1 Drawdown Date, the Administrative Agent shall, and is hereby directed by the Borrowers to, convert all investments in the PTMI Cash Collateral Account into cash and apply the full amounts of cash in the PTMI Cash Collateral Account to the prepayment of Tranche 1 Term Loans made by Tranche 1 Lenders on such date, pro rata in accordance with the outstanding principal amounts thereof.

          (h) In the event that any Reduction under this Section requires the prepayment of outstanding Loans of FCX as a Borrower hereunder and to the extent prepayment of such Loans is to be effected, in whole or in part, with the payment by PTFI of a cash dividend to FCX, then PTFI will declare and pay such a dividend in an amount which, after giving effect to the receipt by minority stockholders in PTFI of their pro rata share of such dividend and to the payment of any applicable withholding taxes in respect of such dividend, will provide funds to FCX sufficient to enable it, together with other funds available to FCX (other than payments of intercompany notes), to make such prepayment and effect the Reductions required hereby; provided, however, that the aggregate amount of Reductions required hereunder in respect of any Prepayment Event or any application of Excess Cash Flow, when taken together with the amount of such dividends paid to minority stockholders and such withholding taxes, will not exceed the aggregate amount of the Net Proceeds attributable to such Prepayment Event or of such Excess Cash Flow, as the case may be, (it being understood that such Net Proceeds or Excess Cash Flow in excess of Reductions required to be made after giving effect to limitations imposed pursuant to paragraph (e) of this Section will be used to pay such dividend or withholding taxes to the extent necessary to effect the full amount of Reductions otherwise required hereby). If the foregoing provisions of this paragraph require a reduction in the aggregate amount of the Reductions otherwise required by paragraph (c) or (d) of this Section, PTFI will pay a dividend to FCX in such amount as will permit such reduced amounts of Reductions of the Facilities to be applied on a pro rata or other basis in accordance with the provisions of paragraph (f) of this Section. For purposes of the foregoing, (i) FCX's pro rata share of any dividend paid to a Person other than FCX in which FCX holds or Controls an Equity Interest will be deemed to have been received by FCX and not to be a dividend paid to a minority stockholder,
(ii) FCX will take such actions as may be necessary to cause any such Person to pay a dividend to its stockholders, including FCX, in the amount of any dividends received by such Person from PTFI, and (iii) and other dividends from PTFI to any Person other than FCX which are paid or delivered to, or applied to Indebtedness owed to, FCX (including, for example, to repay amounts owed in respect of Interest Shortfall Loans or any note referred to in clause
(iii) of the definition of "Qualifying PTMI/FI Sale Transaction") will be applied by FCX to the required Reduction and will not be deemed to be a dividend paid to a minority stockholder of PTFI.

          (i) Notwithstanding any other provision of this Agreement, if the ratings on the Index Debt are upgraded to BB- or better by S&P or Ba3 or better by Moody's, then the Borrowers will, not later than the 180th day after the date of such upgrade, use commercially reasonable best efforts, taking into account then existing market conditions, to effect Reductions to the Facilities, pro rata in accordance with the Facility Exposures under each Facility, so that the total Facility Exposures are reduced to $150,000,000.

          (j) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings of the relevant Class to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (k) of this Section. In the event of any optional prepayment of Term Borrowings made at a time when Term Borrowings of two or more Classes are outstanding, the applicable Borrower shall select Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between each Class, pro rata based on the aggregate principal amount of outstanding Term Borrowings of each such Class. The Borrowers shall select Borrowings of each Class subject to mandatory repayment in accordance with the provisions of paragraph (f) above. If and to the extent any Reduction relates to the Tranche A Facility or requires prepayments of Tranche B Loans or Tranche 1 Loans that are being effected without PTFI declaring a dividend to its stockholders, including FCX, such Reduction shall be made (i) in the case of Reductions pursuant to paragraph (c), not later than the third Business Day after the receipt of Net Proceeds from the relevant Prepayment Event and (ii) in the case of Reductions pursuant to paragraph (d), not later than the date of delivery of financial statements pursuant to Section 5.01 in respect of the Semi-Annual Period for which Excess Cash Flow is being computed and, in any event, not later than 50 days (or 95 days, in the case of each second Semi-Annual Period in any year) after the last day of such Semi-Annual Period. If and to the extent any Reduction involves prepayments of Tranche B Loans or Tranche 1 Loans that are being effected by the declaration and payment by PTFI of a dividend to its stockholders, including FCX, such Reduction shall be made
(i) in the case of Reductions pursuant to paragraph (c), within ten Business Days (or, in the case of Reductions made with the proceeds of dividends paid to PTII, 20 Business
Days) after the receipt of Net Proceeds from the relevant Prepayment Event and (ii) in the case of Reductions pursuant to paragraph (d), not later than ten Business Days after the date of delivery of financial statements pursuant to Section
5.01 in respect of the Semi-Annual Period for which Excess Cash Flow is being computed and, in any event, not later than 60 days (or 105 days, in the case of each second Semi-Annual Period in any year) after the last day of such Semi-Annual Period.

          (k) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, whether and to what extent any such optional prepayment of Revolving Loans constitutes a Non-Flow Paydown with Non-Flow Funds other than Excess Cash Flow, and, in the case of a mandatory prepayment, shall set forth a reasonably detailed calculation of the amount of such prepayment and shall specify what portion, if any, of such prepayment constitutes Exempted Reductions which the Borrowers have elected to make pursuant to paragraph (e) of this Section; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07(e), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with
Section 2.07(e). Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by
Section 2.12.

          SECTION 2.11. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the applicable Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, in respect of any Class of Revolving Commitments, and on the date on which the Revolving Commitments of such Class terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

          (b)  The Borrowers agree to pay (i) to the
Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c)  The Borrowers agree to pay to the
Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, participation fees and takedown fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.12.  Interest.  (a)  The Loans
comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

          (b)  The Loans comprising each Eurodollar
Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) FCX agrees that it will, on each date on which any payment of interest is due on loans outstanding under the Existing PTMI Agreement ("PTMI Loans") and on the PTMI Put Date, pay to the Administrative Agent, for the accounts of the Tranche 1 Lenders, supplemental interest on the Non-Collateralized Portion of the PTMI Loans of each Tranche 1 Lender equal to the excess of (x) the amount of interest that would be payable on such date (or of interest that would have accrued to the PTMI Put Date, as the case may be) on the Non-Collateralized Portion of the PTMI Loans had they accrued interest based on an interest rate spread equal to the relevant Applicable Rate hereunder rather than the interest rate spreads provided for in the Existing PTMI Agreement over (y) the amount of interest payable on such date (or of interest accrued to the PTMI Put Date, as the case may be) in respect of the Non-Collateralized Portion of the PTMI Loans in accordance with the provisions of the Existing PTMI Agreement, in each case without regard to any default interest. For purposes hereof, the "Non-Collateralized Portion" of each PTMI Loan of any Tranche 1 Lender on any date shall mean the principal amount of all PTMI Loans of such Lender multiplied by a fraction (i) the numerator of which is (x) the aggregate amount of PTMI Loans outstanding on such date minus (y) the amount of Collateralized PTMI Advances on such date and (ii) the denominator of which is the aggregate amount of PTMI Loans outstanding on such date. The Non-Collateralized Portion of each PTMI Loan in respect of which supplemental interest is payable hereunder will be calculated and applied in respect of each date on which interest accrues, and adjustments therein will be effective from and after the date of any change in the outstanding PTMI Loans or the Collateralized PTMI Advances (but not retroactively).

          (d)  Notwithstanding the foregoing, if any
principal of or interest on any Loan or any fee or other amount (including supplemental interest under paragraph (c) above) payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

          (e)  Accrued interest on each Loan shall be
payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan of any Class prior to the termination of the Revolving Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

          SECTION 2.13.  Alternate Rate of Interest.  If
prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest
     Period; or

          (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest
     Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.14.  Increased Costs.  (a)  If any
Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Eurodollar Reserve
     Requirements) or the Issuing Bank; or

          (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by or in an amount which such Lender in its sole judgment deems material in the context of this Agreement and its Loans or participations in Letters of Credit hereunder, then the relevant Borrower will pay to such Lender or the Issuing Bank such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b)  If any Lender shall give notice to the
Administrative Agent and the Borrowers at any time to the effect that Eurodollar Reserve Requirements are, or are scheduled to become, effective and that such Lender is or will be generally subject to such Eurodollar Reserve Requirements as a result of which such Lender will incur additional costs, then such Lender shall, for each day from the later of the date of such notice and the date on which such Eurodollar Reserve Requirements become effective, be entitled to additional interest on each Eurodollar Loan made by it at a rate per annum determined for such day (rounded upward, if necessary, to the nearest 100th of 1%) equal to the remainder obtained by subtracting (i) the LIBO Rate for such Eurodollar Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the then-applicable Eurodollar Reserve Requirements. Such additional interest will be payable in arrears to the Administrative Agent, for the account of such Lender, on each Interest Payment Date relating to such Eurodollar Loan and on any other date when interest is required to be paid hereunder with respect to such Loan. Any Lender which gives notice under this paragraph (b) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the Borrowers) in the event Eurodollar Reserve Requirements cease to apply to it or the circumstances giving rise to such notice otherwise cease to exist.

          (c) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), by an amount which such Lender in its sole judgment deems to be material in the context of this Agreement and its Loans, Commitments and participations in Letters of Credit hereunder, then from time to time the Borrowers will pay to such Lender or the Issuing Bank, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

          (d) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (c) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers (or the Borrower in respect of the Loan or Letter of Credit, if any, to which such compensation request is attributable) shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          (e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or the requirements of Section 2.10), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(h) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of either Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if either Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)  Each Borrower shall indemnify the
Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which either Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from such Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

          (f)  PTFI shall pay to the relevant Governmental
Authority when due all Indonesian Taxes in accordance with applicable law.

          (g)  PTFI shall indemnify the Administrative
Agent, the FI Trustee, each Lender (or permitted assignee or Participant) and the Issuing Bank against, and shall reimburse the Administrative Agent, the FI Trustee, each Lender (or permitted assignee or Participant) and the Issuing Bank upon demand for, the full amount of any Indonesian Taxes paid by the Administrative Agent, the FI Trustee, such Lender (or permitted assignee or Participant) or the Issuing Bank, and any loss, liability, claim or expense (including interest, penalties, fines, surcharges and legal fees) which the Administrative Agent, the FI Trustee, such Lender (or permitted assignee or Participant) or the Issuing Bank may incur at any time arising out of or in connection with any failure of PTFI to make any payments of Indonesian Taxes, whether or not such Indonesian Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that no permitted assignee or Participant of any Lender shall be entitled to receive any greater payment under this Section than such Lender would have been entitled to receive with respect to the rights assigned, participated or otherwise transferred unless such assignment, participation or transfer shall have been made at a time when the circumstances giving rise to such greater payment did not exist. A certificate as to the amount of such payment or liability delivered to PTFI by a Lender (or permitted assignee or Participant), the FI Trustee, the Issuing Bank or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender (or permitted assignee or Participant), the FI Trustee, the Issuing Bank or the Administrative Agent, as the case may be, makes written demand therefor.

          (h) Except as otherwise expressly provided in paragraph (k) below, all payments on account of the principal of or interest on the Loans made to PTFI, any promissory notes of PTFI issued hereunder and all other amounts payable by PTFI to or for the account of any Lender (or permitted assignee or Participant), the Issuing Bank or the Administrative Agent hereunder (including amounts payable under Section 2.16(f) or 2.16(g)) or to or for the FI Trustee under the FI Security Documents and to any of them under any other Loan Document shall be made free and clear of and without reduction by reason of any Indonesian Taxes all of which shall be for the account of and paid in full when due by PTFI. In the event that PTFI is required by any applicable law, decree or regulation to deduct or withhold Indonesian Taxes from any amounts payable on, under or in respect of this Agreement, any other Loan Document or any promissory note issued hereunder, PTFI shall make the required deduction or withholding, promptly pay the amount of such Indonesian Taxes to the appropriate taxing authorities and pay to the Administrative Agent such additional amounts as may be required, after the deduction or withholding of Indonesian Taxes (including deductions applicable to additional sums payable under this Section 2.16), to enable each Lender (or permitted assignee or Participant), the Issuing Bank, the FI Trustee or the Administrative Agent to receive from PTFI on the due date thereof, an amount equal to the full amount stated to be payable to such Lender (or permitted assignee or Participant), the Issuing Bank, the FI Trustee or the Administrative Agent under this Agreement, any other applicable Loan Document or any promissory note issued hereunder.

          (i)  Without in any way affecting PTFI's
obligations under the other provisions of this Section 2.16, PTFI shall furnish to the Administrative Agent the originals or certified copies of all tax receipts issued by the relevant taxing authority in respect of each payment, deduction or withholding of Indonesian Taxes required to be made by applicable laws or regulations, as soon as practicable and in any event not later than 90 days after the date on which such payment is made, and PTFI shall, at the request of any Lender (or permitted assignee or Participant), the Issuing Bank, the FI Trustee or the Administrative Agent, promptly furnish to such Lender (or permitted assignee or Participant), the Issuing Bank, the FI Trustee or the Administrative Agent any other information, documents and receipts that such Lender (or permitted assignee or Participant), the Issuing Bank, the FI Trustee or the Administrative Agent may require to establish to its satisfaction that full and timely payment has been made of all Indonesian Taxes required to be paid hereunder.

          (j) PTFI will notify the Lenders (through the Administrative Agent) promptly upon becoming aware of the application or imposition, or scheduled future application or imposition, of Indonesian Taxes; and each Lender (if not theretofore notified by PTFI) will notify PTFI of any such application or imposition which becomes known to its officers then supervising the Loans of such Lender hereunder as part of their normal duties, and of any change of its lending office or establishment or closing of a branch in Indonesia by such Lender which would give rise to the application or imposition of Indonesian Taxes.

          (k)  Each Lender (or permitted assignee or
Participant) having its principal office and applicable lending office outside of Indonesia (a "Non-Indonesian Lender") shall use reasonably diligent efforts to deliver to PTFI appropriate forms, duly completed, evidencing such Non-Indonesian Lender's entitlement (if any) under any applicable tax treaty to a reduced rate of withholding of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender (which, in the case of any Non-Indonesian Lender that is organized under the laws of the United States or any State thereof including the District of Columbia, shall be Internal Revenue Service Form 6166 (or any successor form thereto)) on or prior to the 90th day following (A) the date hereof or (B) in the case of any such Non-Indonesian Lender that is a permitted assignee or Participant, the date such Non-Indonesian Lender becomes a permitted assignee or Participant. Following delivery by a Non-Indonesian Lender to PTFI of the appropriate form referenced in the preceding sentence of this Section 2.16(k), duly completed, PTFI is authorized to file such form with the appropriate Indonesian taxing authorities in order to obtain a reduced rate of withholding of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender.

          Each Non-Indonesian Lender shall use reasonably diligent efforts to deliver to PTFI such certificates, forms or other documents as may be necessary under any other provision of applicable law (including any amendment, modification or supplement to Form 6166 or such analogous form referred to in the second preceding sentence) to reduce the withholding rate of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender on or by the 90th day following the date on which PTFI shall have delivered to such Non-Indonesian Lender written notice of the existence of such provision of applicable law together with a copy thereof (accompanied by a verified English translation if such provision of applicable law is not in English); provided, however, that such Non-Indonesian Lender shall not be required to deliver any such certificate, form or other document that would, in the reasonable judgment of such Non-Indonesian Lender, be otherwise disadvantageous to such Non-Indonesian Lender; and provided further that such Non-Indonesian Lender shall have no obligation to deliver any such certificates, forms or other documents that it is not legally able to deliver or with respect to information deemed by such Non-Indonesian Lender to be confidential or proprietary.

          If any Non-Indonesian Lender shall have failed to comply with the requirements of this Section 2.16(k) and the effect of such failure is to cause the rate of withholding of Indonesian Taxes with respect to payments of interest on such Non-Indonesian Lender's Loans to be higher than that which would have been applicable had such certificates, forms or other documents been delivered to the applicable Indonesian taxing authority, then any withholding tax indemnity payment to any such Non-Indonesian Lender by PTFI pursuant to this Section 2.16 shall be computed as if such certificates, forms or other documents had been so delivered.

          (l) Nothing contained in this Section 2.16 shall require the Administrative Agent, the FI Trustee, the Issuing Bank or any Lender (or permitted assignee or Participant) to make available any of its income tax returns or any other information that it deems to be confidential or proprietary.

          SECTION 2.17.  Payments Generally; Pro Rata
Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14 (other than paragraph (b) thereof), 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

          (b)  If at any time insufficient funds are
received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, the payment of Tranche 1 Term Loans on or after the PTMI Put Date with the proceeds of PTMI Collateralized Letter of Credit drawings or with funds from the PTMI Cash Collateral Account) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against either Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.17(d) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under
Section 2.14 (other than paragraph (b) thereof), or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b)  If any Lender requests compensation under
Section 2.14 (other than paragraph (b) thereof), or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in
Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.14 or payments required to be made pursuant to
Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

          SECTION 2.19. Put Agreement. Notwithstanding anything to the contrary contained in the Put Agreement, if a Put Event occurs, then not later than the second Business Day thereafter, FCX will purchase and assume the PTMI Loan Rights for a purchase price equal to the "Put Price" (as defined in the Put Agreement). Such purchase and assumption will, except as otherwise specifically contemplated hereby, be effected pursuant to and in accordance with the provisions of the Put Agreement and will be deemed to be a purchase under Section 3 of the Purchase Agreement. The PTMI Security Agent will not be entitled to exercise its rights under Section 2 of the Put Agreement after the occurrence of a Put Event unless FCX has defaulted in its obligation to consummate the purchase and assumption of the PTMI Loan Rights at the time and in the manner required hereby. Each of the Tranche 1 Lenders, the PTMI Security Agent and FCX agrees that the provisions of this Section will be deemed an amendment of the Put Agreement; provided, however, that nothing in this Section shall be deemed to constitute a waiver by FCX of any rights it may have under this Agreement or otherwise against any Tranche 1 Lender that defaults in its obligation under this Agreement to make Tranche 1 Term Loans to FCX.


                        ARTICLE III

               Representations and Warranties

          Each of FCX and PTFI represents and warrants to the Lenders that:

          SECTION 3.01.  Organization; Powers.  Each
Borrower and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03.  Governmental Approvals; No
Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of either Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon either Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by either Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of either Borrower or any of its Restricted Subsidiaries, except Liens created under the Loan Documents.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrowers have heretofore furnished to the Lenders FCX's consolidated balance sheet and statements of income, stockholders' equity and cash flows (i) as of and for the fiscal year ended December 31, 2000, reported on by Arthur Andersen LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2001, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of FCX and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b)  Except as disclosed in the financial
statements referred to above or the notes thereto or in the Confidential Information Materials and except for the Disclosed Matters, after giving effect to the Transactions, neither Borrower nor any of the Restricted Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

          (c) Since December 31, 2000, there has been no material adverse change in (a) the business, assets, operations, prospects or condition, financial or otherwise, of FCX and its Subsidiaries, taken as a whole, or of PTFI and its Subsidiaries, taken as a whole, including, without limitation, changes in ratings of debt of either Borrower that have a material adverse effect on such prospects, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

          SECTION 3.05.  Properties.  (a)  Each of the
Borrowers and each of the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted by Section 6.02.

          (b) Each Borrower and each of the Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.06.  Litigation and Environmental
Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of either Borrower, threatened against or affecting either Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse
Effect.

          SECTION 3.07.  Compliance with Laws and
Agreements. Each Borrower and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements (including without limitation, in the case of PTFI, the Contract of Work) and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Schedule
3.07 sets forth all such significant agreements and commitments with Governmental Authorities in effect as of the Effective Date. No Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status. Neither Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          SECTION 3.09.  Taxes.  Each Borrower and its
Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has, to the extent required by GAAP, set aside on its books adequate reserves.

          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 3.11.  Disclosure.  Neither the
Confidential Information Materials nor any of the other reports, financial statements, certificates or other information furnished by any Loan Party or on behalf of, and with the authorization of, any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of each Borrower and each Subsidiary in, each Subsidiary of such Borrower and identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, in each case as of the Effective Date.

          SECTION 3.13.  Insurance.  Schedule 3.13 sets
forth a description of all material insurance maintained by or on behalf of each Borrower and its Restricted
Subsidiaries as of the Effective Date.  As of the Effective
Date, all premiums in respect of such insurance have been paid and such insurance is in full force and effect. Each
Borrower believes that the insurance maintained by or on behalf of such Borrower and its Restricted Subsidiaries is adequate.

          SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against either Borrower or any Restricted Subsidiary pending or, to the knowledge of either Borrower, threatened. The hours worked by and payments made to employees of each Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from either Borrower or any Subsidiary, or for which any claim may be made against such Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which either Borrower or any Subsidiary is bound.

          SECTION 3.15. Security Documents. The Liens created by (a) the FI Security Documents, as amended by the FI Security Documents Amendments, are in full force and effect and constitute first priority (except for Liens expressly permitted by Section 6.02), upon execution of the Security Document Amendments (and, in the case of the FI Security Documents amended and restated by the Fiduciary Transfer Amendment and Restatement, the Fiduciary Assignment Amendment and Restatement, the JAA Fiduciary Transfer Amendment and Restatement or the Lender Fiduciary Assignment Amendment and Restatement, upon registration thereof at the Fiduciary Registration Office - Jakarta Region), perfected security interests in favor of the FI Trustee, the Security Agent or the JAA Security Agent, as the case may be, for the ratable benefit of the Secured Parties (other than RTZ-IIL), in the property and assets stated to be subject to each such FI Security Document, as so amended, (b) upon execution thereof and upon service of notice of the pledge on the party against whom the pledged rights must be exercised, the FCX Pledge Agreements will be in full force and effect and will constitute first priority, perfected security interests in favor of the Security Agent for the ratable benefit of the Secured Parties (other than RTZ-IIL) in (i) the Pledged PTFI Shares, the FCX Pledged PTII Shares and the Indebtedness owing to FCX pledged thereunder and (ii) on and after the PTMI Put Date, in all the loans under the Existing PTMI Agreement and all of FCX's rights against PTMI arising as a result of the exercise of the Put Agreement, including the Pledged PTII Shares and the other security pledged in connection with the Existing PTMI Agreement and (c) upon execution thereof, the PTFI Pledge Agreement will be full force and effect and will constitute first priority (except for Liens expressly permitted by Section 6.02), perfected security interests in favor of the Security Agent for the ratable benefit of the Secured Parties (other than RTZ-IIL) in the Indebtedness owing to PTFI pledged thereunder.

          SECTION 3.16. Assigned Agreements. Schedule 3.16 (as updated from time to time as required hereby) is a complete and correct list of each currently effective Major Concentrate Sales Agreement (copies of which have heretofore been furnished to the Administrative Agent). PTFI is not in default in any material respect in its obligations under any Assigned Agreement nor, to its knowledge, is any counterparty to any such agreement in default in its obligations in any respect that could materially and adversely affect the ability of PTFI to perform its obligations under the Loan Documents.

          SECTION 3.17. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose which entails a violation of, or which is inconsistent with, Regulations U, T or X of the Board. As of each date when this representation is made or deemed made, not more than 25% of the value of the assets subject to the provisions of Section
6.02 and 6.05 will consist of Margin Stock (as defined in Regulation U of the Board).


                         ARTICLE IV

                         Conditions

          SECTION 4.01. Effective Date. The amendments and restatements of the Existing FCX Agreement and the Existing FCX/PTFI Agreement in the form of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

          (a) The Administrative Agent (or its counsel) shall have received from each party hereto or to any other Loan Document either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement and such other Loan Document) that such party has signed a counterpart of this Agreement and such other Loan Document.

          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Jones, Walker, Waechter, Poitevant, Carrere & Denegre, L.L.P., U.S. counsel for the Borrowers, substantially in the form of Exhibit B-1, (ii) Indonesian counsel for the Borrowers, substantially in the form of Exhibit B-2, and (iii) Indonesian counsel for the Lenders, substantially in the form of Exhibit B-3, and, in the case of each such opinion required by this paragraph, covering such other matters relating to either Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. Each Borrower hereby requests the counsel referred to in clauses (i) and (ii) above, and each Lender hereby requests the counsel referred to in clause (iii), to deliver such opinions.

          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of
     Section 4.02.

          (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date under the Existing Agreements or this Agreement, including, (i) all commitment fees accrued prior to the Effective Date in respect of the lending commitments under the Existing PTFI Agreement and the Existing FCX/PTFI Agreement that exceed the Tranche A Commitments and the Tranche B Commitments, respectively, (ii) all fees separately agreed to be payable to J.P. Morgan Securities by the Borrowers and
     (iii) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by either Borrower under the Existing Agreements or this Agreement or under any other Loan Document.

          (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of each Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released. Each of the Lender Security Document Amendments and the FI Security Document Amendments shall have been duly executed and delivered and the Lender Security Documents and the FI Security Documents, in each case as amended thereby, shall be in full force and effect.

          (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

          (h) The Lenders shall have received, and shall be satisfied with the results of, an environmental report prepared by Montgomery Watson dated December 1999 with respect to any Environmental Liabilities that may be attributable to such properties or operations as have been specified by the Administrative Agent for review.

          (i)  No judgment, order or decree shall be
     outstanding, and no action, suit, litigation or other proceeding shall have been taken by or before any Governmental Authority, that has or is reasonably likely to have the effect of restraining, preventing or imposing materially adverse conditions upon the Transactions, or the full and timely performance by either Borrower of its obligations under any Loan Document.

          (j) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

          (k)  FCX shall have caused PTMI Collateralized
     Letters of Credit to be issued, posted cash collateral in the PTMI Cash Collateral Account or effected a combination of the foregoing, in each case pursuant to the provisions of Section 2.10(g), in an aggregate amount equal to $104,370,905.

          (l) The FI Trustee shall have received opinions to the effect that it does not have to qualify to do business in Louisiana or Indonesia by virtue of the Loan Documents or the activities contemplated thereby.

          (m) To the extent required pursuant to the terms of the FI Intercreditor Agreement, the FI Trust Agreement and the Side Letter, in each case among PT-Rio Tinto Indonesia and the banks under the Existing PTFI Agreement, each Lender shall have entered into each such document and the Administrative Agent (or its counsel) shall have received either (i) a counterpart of such document signed on behalf of each Lender or
     (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such document) that each Lender has signed a counterpart of such document.

          (n) The Lenders shall have received copies of all agreements and commitments listed on Schedule 3.07 and
     Schedule 3.16.

          (o)  The Borrowers shall have paid to the
     Administrative Agent in immediately available funds, for the accounts of the Lenders, an amendment fee equal to 1.25% of each Lender's aggregate Commitments hereunder on the Effective Date (less, in the case of any Tranche 1 Lender, the amount of such Lender's pro rata share of Collateralized PTMI Advances on the Effective Date).

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on October 31, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

          SECTION 4.02.  Each Credit Event.  The obligation
of each Lender to make a Loan on the occasion of any Borrowing or issue a Letter of Credit is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

          (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of such Letter of Credit, as applicable.
          (b) At the time of and immediately after giving effect to such Borrowing or issuance of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing or issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.


                         ARTICLE V

                   Affirmative Covenants

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders, the Agents and the FI Trustee that:

          SECTION 5.01.  Financial Statements and Other
Information. Each Borrower will furnish to the Administrative Agent and each Lender:

          (a) within 95 days after the end of each fiscal year of such Borrower, (i) an audited consolidated balance sheet of each Borrower and its consolidated Subsidiaries and related consolidated statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) unaudited consolidating financial statements relating to each of the financial statements referred to in clause (i) and (iii) an unaudited combined balance sheet of each Borrower and its Restricted Subsidiaries, and related unaudited combined statements of operations and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, (in each case accounting for Unrestricted Subsidiaries as investments without using the equity method of accounting), certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Borrower and its Restricted Subsidiaries on a combined basis in accordance with GAAP (except as specified above with respect to Unrestricted Subsidiaries) consistently applied;

          (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower, (i) an unaudited consolidated balance sheet of such Borrower and its consolidated Subsidiaries and related consolidated statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) unaudited consolidating financial statements relating to each of the financial statements referred to in clause (i) and
     (iii) an unaudited combined balance sheet of each Borrower and its Restricted Subsidiaries, and related unaudited combined statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of such balance sheet, as of the end of) the previous fiscal year (in each case accounting for Unrestricted Subsidiaries as investments without using the equity method of accounting), certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Borrower and its Restricted Subsidiaries on a combined basis in accordance with GAAP (except as specified above with respect to Unrestricted Subsidiaries) consistently applied, subject to normal year-end adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of such Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants, (iii) setting forth a reasonably detailed calculation of Excess Cash Flow in respect of the most recent fiscal quarter included, and any Semi-Annual Period ending on the last day of such fiscal quarter, in such financial statements and any Discretionary Funds resulting from such Excess Cash Flow, (iv) if such financial statements relate to a period ending on the last day of a Semi-Annual Period and Discretionary Funds exist with respect to Excess Cash Flow for such Semi-Annual Period, specifying the net amount of optional prepayments of Revolving Borrowings since the beginning of such Semi-Annual Period that will be deemed to constitute Non-Flow Paydowns made with such Discretionary Funds (which amount may not exceed the amount of such Discretionary Funds and will be limited to repayments not previously designated as Non-Flow Paydowns),(v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (vi) identifying all Subsidiaries formed or acquired since the end of the previous fiscal quarter and indicating whether each such Subsidiary is a Restricted Subsidiary or a Unrestricted Subsidiary,
     (vii) identifying any changes of the type described in
     Section 5.03(a) that have not been previously reported by the Borrowers (viii) identifying any Prepayment Events that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Proceeds received from Prepayment Events since the end of such previous fiscal quarter and any Discretionary Funds resulting from such Net Proceeds, and (ix) identifying any Investment pursuant to Section 6.04(j), any prepayment of Indebtedness pursuant to Section 6.08(b)(vi) and any Capital Expenditures made with Discretionary Funds since the end of such previous fiscal quarter;

          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

          (e) at least 30 days prior to the commencement of each fiscal year of such Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow and a statement of projected capital expenditures, in each case as of the end of and for such fiscal year, and setting forth the commodity price, mine plan and other significant mine operating assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by either Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by such Borrower to its shareholders generally, as the case may be;

          (g) in the case of PTFI, (x) copies to the Administrative Agent of all notices alleging or claiming a breach or default or with respect to any matter which could reasonably be expected to have an adverse effect upon the FI Collateral and Rights (i) by or to Indonesian Governmental Authorities in connection with the FI Project or pursuant to the Contract of Work or the Memorandum of Understanding, (ii) by or to or from its stockholders alleging or claiming a breach or default relating to their shareholding in PTFI or with respect to any other matter and (iii) by or to PTFI or its Affiliates pursuant to any agreement governing Material Indebtedness or any infrastructure asset financing transaction, and (y) a copy of any proposed amendment to the Contract of Work, Memorandum of Understanding or such governing agreement prior to execution and delivery thereof; and

          (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of such Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02.  Notices of Material Events.  Each
Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a) the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of such Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000 or requires payment by such Borrower exceeding $10,000,000 in any year; and

          (d) any other development that results in, or could reasonably be expected to result in, a Material
     Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Information Regarding Collateral. Each Borrower will furnish to the Administrative Agent and the Security Agent prompt written notice of any change (i) in such Borrower's corporate name, (ii) in such Borrower's identity or corporate structure, (iii) in such Borrower's Federal Taxpayer Identification Number or identification number, if any, issued to it by the jurisdiction under the laws of which it is organized or (iv) in the jurisdiction of such Borrower's organization. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Security Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each Borrower also agrees promptly to notify the Administrative Agent and the Security Agent if any material portion of the Collateral is damaged or destroyed.

          SECTION 5.04. Existence; Conduct of Business. Each Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under
Section 6.03.

          SECTION 5.05.  Payment of Obligations.  Each
Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

          SECTION 5.06.  Maintenance of Properties.  Each
Borrower will, and will cause each of its Restricted
Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          SECTION 5.07. Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts, with such risk retention and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The proceeds of any political risk insurance of FCX or PTFI shall be applied promptly to the prepayment of the Facilities, pro rata in accordance with their respective Facility Exposures. Each Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

          SECTION 5.08. Casualty and Condemnation. Each Borrower (a) will furnish to the Administrative Agent, the Security Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the other Loan Documents.

          SECTION 5.09. Books and Records; Inspection and Audit Rights. Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account sufficient to permit the preparation of financial statements in accordance with GAAP. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

          SECTION 5.10. Compliance with Laws; Environmental Reports. (a) Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b) Each Borrower will comply, and cause its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial actions in compliance with applicable Environmental Laws; provided, however, that the Borrowers and their Subsidiaries shall not be required to undertake any remedial action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves, in accordance with GAAP, are maintained in connection therewith. If either Borrower is in default of its obligations under this paragraph, the Borrowers will, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrowers, an environmental site assessment report for the properties to which such default relates, prepared by an environmental consulting firm acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such properties.

          SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Tranche 1 Term Loans will be used only for the payment of amounts payable under the Put Agreement. The proceeds of the Revolving Loans and Letters of Credit (other than PTMI Collateralized Letters of Credit) will be used for working capital or other general corporate purposes of the Borrowers. PTMI Collateralized Letters of Credit will be issued hereunder only to enable FCX to fulfill its obligations under Section 2.10(g). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

          SECTION 5.12. Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, each Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent, the Security Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary and any intercompany Indebtedness owed by such Subsidiary to a Borrower.

          SECTION 5.13. Further Assurances. (a) Each Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Security Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each Borrower also agrees to provide to the Administrative Agent or the Security Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by PTFI after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), PTFI will notify the Administrative Agent, the Security Agent and the Lenders thereof, and, if requested by the Administrative Agent, the Security Agent or the Required Lenders, PTFI will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent or the Security Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

          (c)  PTFI at all times shall comply with the
provisions of the FI Security Documents and maintain in full force and effect all the rights, powers and benefits of the FI Trustee, the Security Agent and the JAA Security Agent, as applicable, under the FI Security Documents in accordance with their terms, including (i) the validity and effectiveness of the powers of attorney granted by the Surat Kuasa, the Lender Surat Kuasa and the fiduciary transfers effectuated by the Fiduciary Transfer, the Fiduciary Assignment, the Lender Fiduciary Assignment and the JAA Fiduciary Transfer and (ii) maintenance of the security interest of the FI Trustee, the Security Agent and the JAA Security Agent, as applicable, in the collateral required to be subjected to the Liens created by the FI Security Documents as a perfected first priority security interest as provided therein, subject only to Liens expressly permitted by Section 6.02.

          (d)  On the PTMI Put Date, substantially
simultaneously with the purchase and acquisition by FCX of the PTMI Loan Rights, FCX shall pledge the PTMI Loan Rights to, and grant a security interest in the PTMI Loan Rights in favor of, the Administrative Agent, for the benefit of the Lenders, under and pursuant to the FCX Pledge Agreement (Indebtedness). After the PTMI Put Date, FCX shall not foreclose on, or exercise any remedies with respect to or purchase or otherwise acquire, the PTMI Collateral or any portion thereof without the prior consent of the Administrative Agent, except to the extent necessary to consummate a Qualifying PTMI/FI Sale Transaction (and then only upon consummation thereof), and upon any such foreclosure, exercise of remedies or purchase or acquisition made with such consent, FCX will forthwith pledge or cause to be pledged under the FCX Pledge Agreement (Indebtedness) any PTMI Collateral obtained by it in connection therewith.

          SECTION 5.14. Concentrate Sales Agreements. PTFI will (a) promptly advise the Administrative Agent and the FI Trustee of any changes to the information set forth on
Schedule 3.16 and promptly assign all Concentrate Sales Agreements in effect from time to time to the FI Trustee under, and in accordance with, Article III of the FI Trust Agreement, require the counterparties thereto to make all payments to PTFI thereunder directly to the Sales Proceeds Account,(b) furnish to the Administrative Agent and the FI Trustee copies of each Major Concentrate Sales Agreement entered into after the Effective Date, and each amendment, waiver or supplement to any Concentrate Sales Agreement which after such amendment, waiver or supplement would for the first time be a Major Concentrate Sales Agreement (together with the original Concentrate Sales Agreement that is subject of such amendment, waiver or supplement), in each case promptly after the execution and delivery thereof, and
(c) promptly notify the Administrative Agent and the FI Trustee of any material default under a Major Concentrate Sales Agreement of which it has knowledge. PTFI may permit Concentrate Sales Agreements to expire or terminate in accordance with their terms.

          SECTION 5.15. Source of Interest. PTFI (a) will conduct its business so that interest paid on the Loans by PTFI to any Lender (or permitted assignee or Participant) which is not a "related person" to PTFI within the meaning of Section 861(c)(2)(B) of the Code as in effect on the Effective Date will be deemed to be income from sources without the United States within the meaning of Sections 861(a)(1)(A) and 861(c) of the Code as in effect on the Effective Date and (b) will use its best efforts (without undue cost) to conduct its business so that interest paid on the Loans of PTFI to any Lender (or permitted assignee or Participant) which is not a related person to PTFI within the meaning of Section 861(c)(2)(B) of the Code (as it may be amended or substituted after the Fifth Amendment Closing Date (as defined in the Existing Agreements) will be deemed to be income from sources without the United States within the meanings of Sections 861(a)(1)(A) and 861(c) of the Code (as it may be amended or substituted after the Fifth Amendment Closing Date).

          SECTION 5.16.  Certain Hedging Arrangements.  At
any time that put options providing for the sale of copper at a strike price of $.90 per pound or higher become reasonably available to FCX or PTFI at an equivalent price of $.02 per pound of copper or less, FCX or PTFI shall be required to enter into one or more Hedging Agreements covering not less than 33% of its exposure to copper prices for any twelve-month period, it being understood that the obligation of PTFI hereunder shall be to execute such hedging arrangements as soon as reasonably practicable but in an orderly manner.


                         ARTICLE VI

                     Negative Covenants

          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders, the Agents and the FI Trustee that:

          SECTION 6.01.  Indebtedness; Certain Equity
Securities. (a) Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness or Attributable Debt, except:

          (i) Indebtedness created under the Loan Documents;

          (ii) Indebtedness, including Guarantees, existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

          (iii) Indebtedness of such Borrower to the other Borrower or any Restricted Subsidiary and of any Restricted Subsidiary to either Borrower or any other Restricted Subsidiary; provided that Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04; provided, further, that any such Indebtedness owing to a Borrower, including any Mirror Note, shall be pledged pursuant to the FCX Pledge Agreement (Indebtedness) or the PTFI Pledge Agreement and any promissary note evidencing any such Indebtedness, including any Mirror Note, shall be delivered to the Security Agent or Administrative Agent, as appropriate;

          (iv) secured or unsecured Indebtedness of the Borrowers or any Restricted Subsidiary and Attributable Debt in respect of sale and leaseback transactions permitted by Section 6.06, in each case incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof but excluding Additional Infrastructure Financings, and extensions, renewals and replacements of any such Indebtedness or Attributable Debt that do not result in an earlier maturity date or decreased weighted average life thereof; provided that (A) any such Indebtedness or Attributable Debt is incurred within 180 days prior to or within 180 days after such acquisition or the completion of such construction or improvement, (B) any such Attributable Debt is incurred in accordance with Section 6.06 and (C) the aggregate principal amount of Indebtedness and aggregate amount of Attributable Debt permitted by this clause (iv) (including any such extensions, renewals and replacements) shall not exceed $50,000,000 at any time outstanding;

          (v) unsecured Indebtedness of the Borrowers or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not result in an earlier maturity date or decreased weighted average life thereof; provided that (A) any such Indebtedness is incurred within 180 days prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) (including any such extensions, renewals and replacements) shall not exceed $75,000,000 at any time outstanding;

          (vi) Indebtedness of PTFI and/or FCX or
     Attributable Debt of PTFI or any Restricted Subsidiary incurred in connection with any Additional Infrastructure Financing or any PT Kencana Financing, and extensions, renewals and replacements of any such Indebtedness or Attributable Debt that do not result in an earlier maturity date or decreased weighted average life thereof provided that (A) the aggregate principal amount of Indebtedness and the aggregate amount of Attributable Debt permitted by this clause (vi) (including any such extensions, renewals and replacements) shall not exceed $300,000,000 at any time outstanding and (B) the Net Proceeds of any such Additional Infrastructure Financing or PT Kencana Financing, as the case may be, are applied in accordance with the provisions of Section 2.10;
          (vii) Block B Debt of FCX, PTFI or a Restricted Subsidiary, provided that such Block B Debt satisfies the Block B Conditions;

          (viii) Indebtedness under Hedging Agreements permitted by Section 6.07;

          (ix) Permitted FCX Indebtedness, provided that the
     Net Proceeds thereof (less any Permitted Interest
     Escrow) are applied in accordance with the provisions of Section 2.10;

          (x) Indebtedness of FCX Guaranteed on an unsecured basis by PTFI that, but for such Guarantee, would constitute Permitted FCX Indebtedness, and Indebtedness of PTFI that, but for being the direct obligation of PTFI, otherwise meets the requirements of Permitted FCX Indebtedness, provided that (A) the aggregate principal amount of Indebtedness permitted by this clause (x) shall not exceed $250,000,000 at any time outstanding and (B) the Net Proceeds thereof (less any Permitted Interest Escrow) are applied in accordance with the provisions of Section 2.10;

          (xi) Guarantees by the Borrowers or any Restricted Subsidiary of Indebtedness of Unrestricted Subsidiaries (including Guarantees secured by pledges of the Equity Interests of such Unrestricted Subsidiaries) permitted by Section 6.04(g);

          (xii) the Barclays Guarantee, provided that FCX shall not effect any additional borrowings under the Barclays Loan Agreement after the date hereof or otherwise take any action to increase the principal amount of the Barclays Obligations;

          (xiii) unsecured Guarantees of FCX (or any
     Restricted Subsidiary) of obligations of a purchaser in an FCX Assisted PTMI/FI Sale to lenders providing financing for such sale in an aggregate amount not at any time in excess of (x) the aggregate amount of cash consideration received by FCX or any Restricted Subsidiary for such FCX Assisted PTMI/FI Sale minus (y) the aggregate amount of payments theretofore made in respect of principal obligations under such Guarantee.

          (b) PTFI will not issue, and neither Borrower will permit any Restricted Subsidiary to issue, any preferred stock or other preferred Equity Interests.

          SECTION 6.02. Liens. Each Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a) Liens created under or specifically required by the Loan Documents securing some or all of the Obligations;

          (b) Permitted Encumbrances;

          (c) any Lien on any property or asset of such Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or any Restricted
     Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d) Liens on fixed or capital assets acquired, constructed or improved by such Borrower or any Restricted Subsidiary; provided that (A) such security interests secure Indebtedness permitted by clause (iv) of Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred within 180 days prior to or within 180 days after such acquisition or the completion of such construction or improvement,
     (C) the Indebtedness secured thereby does not exceed by more than a de minimis amount the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of such Borrower or any Restricted Subsidiary;

          (e) Liens on Additional Infrastructure Assets securing Additional Infrastructure Financings; provided that (A) such Liens secure only Indebtedness or Attributable Debt permitted by Section 6.01(a)(vi) and
     (B) such Liens do not apply to any other property or assets of the Borrowers or any Restricted Subsidiaries;

          (f) Liens on PT Kencana Assets securing a PT
     Kencana Financing; provided that (A) such Liens secure only Indebtedness or Attributable Debt permitted by
     Section 6.01(a)(vi) and (B) such Liens do not apply to any other property or assets of the Borrowers or any Restricted Subsidiaries;
          (g) required margin deposits on Hedging Agreements permitted hereunder;

          (h) Liens, existing at the time of the acquisition by a Borrower or any Restricted Subsidiary of the majority of the capital stock or all the assets of any other Person or existing at the time of the merger of any such Person into it or a Restricted Subsidiary, on such capital stock or assets so acquired or on the assets of the Person so merged into such Borrower or such Restricted Subsidiary; provided, however, that such acquisition or merger (and the discharge of such Liens referred to in the immediately succeeding proviso) shall not otherwise result in a Default; and provided further that all such Liens shall be discharged within 180 days after the date of such acquisition or merger;

          (i) as permitted by Section 6.15, the RTZ
     Interests;

          (j) Liens on Block B Assets securing Block B Debt provided that such Liens and Block B Debt satisfy the Block B Conditions;

          (k) Liens on Equity Interests of Unrestricted
     Subsidiaries to secure Indebtedness of Unrestricted
     Subsidiaries or to secure Guarantees of such Indebtedness by the Borrowers or any Restricted
     Subsidiary permitted by Section 6.04(g);

          (l) Permitted Interest Escrows securing
     Indebtedness permitted by Section 6.01(a)(ix) or (x);
     and

          (m) Liens on the Caterpillar Assets to the extent required by the Caterpillar Documents and permitted by the twelfth paragraph of Article VIII.

          SECTION 6.03. Fundamental Changes. (a) Neither Borrower will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any other Restricted Subsidiary may merge into such Borrower in a transaction in which such Borrower is the surviving corporation, (ii) any Restricted Subsidiary may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (iii) any Restricted Subsidiary (other than PTFI) may liquidate or dissolve if such Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by
Section 6.04.

          (b) Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by such Borrower and its Restricted
Subsidiaries on the Effective Date and businesses reasonably related thereto.

          SECTION 6.04.  Investments, Loans, Advances,
Guarantees and Acquisitions. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold, make or acquire (including pursuant to any merger with any Person that was not a Wholly Owned
Restricted Subsidiary prior to such merger) any Investment in any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (a) in the case of FCX, Investments required by the Put Agreement and Interest Shortfall Loans made by
     FCX;

          (b) Permitted Investments;

          (c) Investments existing on the date hereof and set forth on Schedule 6.04;

          (d) Investments made after the Effective Date by such Borrower and its Restricted Subsidiaries in the Subsidiary Guarantors (including, without limitation,
     Guarantees of Indebtedness of Subsidiary Guarantors);
     provided that (i) the aggregate amount of Investments by the Borrowers in the Subsidiary Guarantors made (x) from the Effective Date through December 31, 2001, shall not exceed $6,000,000 and (y) in any fiscal year ending on or after December 31, 2002, shall not exceed
     $25,000,000, (ii) all such Investments shall be made and utilized only for funding ongoing exploration and operating costs incurred in the ordinary course of business and not for funding development costs or significant capital expansion and (iii) any promissory notes evidencing any such Investments consisting of loans or advances made by a Borrower shall be pledged pursuant to the FCX Pledge Agreement (Indebtedness) or the PTFI Pledge Agreement;

          (e) trade accounts receivable under the
     Concentrate Sales Agreements incurred in the ordinary course of business and not more than 90 days overdue, or if overdue, being pursued through appropriate collection action; loans or advances made by a Borrower shall be pledged pursuant to the FCX Pledge Agreement (Indebtedness) or the PTFI Pledge Agreement;

          (f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (g) Investments made after the Effective Date in Unrestricted Subsidiaries and other Persons; provided that (i) the aggregate amount of such Investments (x) made from the Effective Date through December 31, 2001, shall not exceed $6,000,000 and (y) made in any fiscal year ending on or after December 31, 2002, shall not exceed $25,000,000 and (ii) all such Investments are made and utilized solely for (x) funding ongoing exploration, working capital and ordinary course operating expenses and not for funding development costs or significant capital expansion or (y) purchasing Equity Interests in such Unrestricted Subsidiaries or other Persons that, in either case, own Infrastructure Assets or Additional Infrastructure Assets in connection with the exercise of preexisting rights of first refusal with respect to proposed sales of such Equity Interests;

          (h) Investments in Unrestricted Subsidiaries resulting solely from the designation of an Exploration Subsidiary, or any holding company with no business or operations other than the holding of Equity Interests in such Exploration Subsidiary, as an Unrestricted Subsidiary in accordance with Section 6.17; provided that the aggregate cumulative amount of Investments made by the Borrowers and the Restricted Subsidiaries in such Exploration Subsidiaries and/or holdings companies from the Effective Date until the effective date of such redesignation does not exceed $40,000,000;

          (i) Investments in Unrestricted Subsidiaries resulting solely from the designation of PT Kencana, PT Kencana Wisata, or any holding company with no business or operations other than the holding of Equity Interests in PT Kencana and/or PT Kencana Wisata, as an Unrestricted Subsidiary in accordance with Section 6.17; provided that (i) such designation is only made upon consummation of a PT Kencana Financing, (ii) at the time of such designation, PT Kencana or PT Kencana Wisata, as the case may be, does not, directly or indirectly, own or hold any significant assets other than PT Kencana Assets and (iii) the Net Proceeds of such PT Kencana Financing, including the Net Proceeds of any sale or transfer of Equity Interests in PT Kencana and/or PT Kencana Wisata, and sale or transfer of PT Kencana Assets and the incurrence of any Indebtedness or Attributable Debt by the Borrowers, any Restricted Subsidiary, PT Kencana or PT Kencana Wisata are applied in accordance with Section 2.10;

          (j) acquisitions of all the Equity Interests of a Person or substantially all the assets of a Person provided that (i) no Default exists at the time of or would result after giving effect to such acquisition and (ii) the sole consideration for such acquisition consists of common stock of FCX;

          (k) Investments in any Person made with
     Discretionary Funds, provided the Borrowers notify the Administrative Agent of each such Investment, including the amount and recipient thereof, not later than the time such Investment is made;

          (l) Investments consisting of noncash
     consideration with respect to sale of assets permitted by Section 6.05;

          (m) Guarantees constituting Indebtedness otherwise permitted by Section 6.01; and

          (n) Investments in PTFI made by FCX; provided that any promissory notes evidencing any such Investments consisting of loans or advances made by FCX shall be pledged pursuant to the FCX Pledge Agreement
     (Indebtedness).

          SECTION 6.05. Asset Sales. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will such Borrower permit any of its Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary, except:

          (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

          (b) sales, transfers and dispositions to a Borrower or a Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Restricted Subsidiary (other than PTFI) shall be made in compliance with Section 6.09 and, provided, further, that PTFI will not transfer any significant operating assets, the Contract of Work or any rights thereunder or (except in connection with an Additional Infrastructure Financing or sale and leaseback transaction permitted by Section 6.06) any assets subject to any Lien under any of the Security Documents to any other Person;

          (c) transfers of Block B Assets in transactions satisfying the Block B Conditions;

          (d) any sale of Transferred Shares in a Qualifying
     PTMI/FI Sale Transaction provided that the Net Proceeds thereof are applied in accordance with Section 2.10(c);

          (e) sales of assets as part of a sale and leaseback transaction permitted by Section 6.06;

          (f) any sale of Equity Interests in PT Kencana and/or PT Kencana Wisata in connection with a PT
     Kencana Financing, provided the Net Proceeds thereof are applied in accordance with the provisions of
     Section 2.10(c);

          (g) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the cumulative consideration for all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) (including the amount of any Indebtedness transferred, assigned or assumed in connection with a sale of Equity Interests) shall not exceed $100,000,000 in the aggregate; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.10; and

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) and (d) above) shall be made for fair value and for (i) 100% cash consideration, in the case of transactions permitted by clause (e) and (f) and sales of Permitted Investments and (ii) at least 75% cash consideration, in the case of transactions permitted by clauses (a), (c) and (g) (disregarding any amounts of Indebtedness transferred, assigned or assumed by the purchaser in such transaction that is not owed to the Borrowers or their Affiliates).

          SECTION 6.06. Sale and Leaseback Transactions. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; provided the aggregate amount of Attributable Debt in respect of such transactions is permitted by Section 6.01(a)(iv) and (b) any such sale of PT Kencana Assets as part of a PT Kencana Financing or of Additional Infrastructure Assets as part of an Additional Infrastructure Financing, provided in each case that such sale is solely for cash and the Net Proceeds thereof are applied in accordance with Section 2.10.

          SECTION 6.07. Hedging Agreements. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or protect against actual or reasonably anticipated risks to which such Borrower or any Restricted Subsidiary is exposed in the conduct of its business, and not in any event for speculation.

          SECTION 6.08.  Restricted Payments; Certain
Payments of Indebtedness. (a) Each Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) FCX may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) FCX may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of FCX and its Subsidiaries, (iv) so long as no Default shall have occurred and be continuing, PTFI may pay dividends to FCX at such times and in such amounts as shall be necessary to permit FCX to discharge its operating expenses incurred in the ordinary course of business and its permitted liabilities (other than any liability in respect of a Restricted Payment not permitted to be made by FCX hereunder) and (v) so long as no Default or Event of Default shall have occurred and be continuing, FCX may pay regularly scheduled quarterly dividends in respect of its preferred stock and effect regularly scheduled mandatory redemptions of its preferred stock, in each case, to the extent and in the amounts required by the prospectus under which such preferred stock was issued; provided, however, that no Restricted Payments may be made in respect of preferred stock after July 31, 2003, if a Qualifying Gold Preferred Restructuring has not been consummated by such date.

          (b) Each Borrower will not, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities (other than common stock of FCX) or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities (other than common stock of FCX) or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

          (i) payment of Indebtedness created under the Loan
     Documents;

          (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

          (iii) refinancings of Indebtedness to the extent permitted by Section 6.01(a);

          (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (v) the purchase of 2026 Senior Notes as a result of a put of such 2026 Senior Notes by the holders thereof in November 2003;

          (vi) prepayments of Indebtedness made with Discretionary Funds;

          (vii) the purchase by FCX of the PTMI Loan Rights pursuant to the Put Agreement and this Agreement; and

          (viii) prepayments of Indebtedness owed to either
     Borrower by the other Borrower or a Restricted
     Subsidiary or owed to a Restricted Subsidiary by another Restricted Subsidiary, provided that prepayments of Indebtedness owed to a Restricted
     Subsidiary that is not a Loan Party shall be permitted only to the extent no Default has occurred and is continuing at the time of such prepayment.

          (c) Each Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be party to, or make any payment under, any Synthetic Purchase Agreement.

          SECTION 6.09.  Transactions with Affiliates.  (a)
Each Borrower will not, nor will it permit any Restricted
Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except
(a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm's-length basis from Third Parties, provided that transactions involving payments or transfers having a cumulative aggregate value of not more than $15,000,000 may be other than on an arm's-length basis so long as the board of directors of FCX has determined the transaction is in the best interests of the Borrowers, (b) transactions between the Borrowers and/or Subsidiary
Guarantors not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.08.

          (b)  PTFI will not make any contribution or
transfer of any substantial portion of its assets, the Contract of Work or any rights thereunder to FCX, any Restricted Subsidiary or any other Affiliate other than (i) cash dividends permitted to be paid to FCX pursuant to
Section 6.08(a), (ii) transfers of Block B Assets in accordance with Section 6.05(c) and (iii) cash investments in Unrestricted Subsidiaries and other Affiliates permitted by Section 6.04(g).

          SECTION 6.10.  Restrictive Agreements.  Each
Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrowers or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrowers or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Restricted Subsidiary; provided that
(i) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on
Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, and (iii) clause (a) of the foregoing shall not apply to (i) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ii) restrictions or conditions imposed by any agreement relating to Indebtedness, not to exceed in the aggregate $35,000,000, permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the fixed or capital assets the acquisition, construction or improvement of which was financed with such Indebtedness, (iii) customary provisions in leases restricting the assignment thereof, (iv) restrictions imposed by Sections 7.2.5 and 7.3 of the Participation Agreement and (v) restrictions in indentures governing Permitted FCX Indebtedness which do not in any manner restrict the ability of the Borrowers and the Restricted Subsidiaries to grant Liens on any of their properties or assets to secure the Obligations or any extensions, renewals, replacements or refinancings thereof.

          SECTION 6.11. Amendment of Material Documents and Mirror Notes. (a) Each Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (i) its certificate of incorporation, by-laws or other organizational documents,
(ii) any indenture or agreement governing Material Indebtedness or (iii) any Infrastructure Document, Additional Infrastructure Financing Document, PT Kencana Financing Document or Caterpillar Document or (iv) the Existing PTMI Agreement or any PTMI Collateral Document, in each case in any manner that could reasonably be expected to be adverse in any significant respect to the interests or rights of the Lenders.
          (b) PTMI and FCX will not, without the prior consent of the Required Lenders, amend, modify or waive any of its rights under any Mirror Note if the effect would be to (i) change the amount of principal, the rate of interest or the manner in which payments are calculated thereon, (ii) change the dates for the payment of principal, interest or other amounts thereon or (iii) change or modify the subordination provisions thereof; provided, however, that PTMI and FCX may, without the consent of the Lenders, amend or modify any Mirror Note (x) in order to adjust the principal amount, interest rate or other payment terms thereof (but not subordination terms) to reflect the terms of the related Mirror Note Security (as amended from time to time) or any security of FCX that replaces, refinances or is exchanged for such Mirror Note Security (which other security will be deemed a Mirror Note Security for purposes hereof) or (y) in any manner not referred to in clause (i),
(ii) or (iii) hereof.

          SECTION 6.12.  Protection of Contract Rights.
PTFI will not terminate, suspend, amend or grant waivers of any provisions of any of the Assigned Agreements without the prior written consent of the Required Lenders; provided, however, that PTFI may amend or waive provisions in any Concentrate Sales Agreement or, in the ordinary course of business and so long as no Default or Event of Default shall have occurred and be continuing hereunder, terminate any Concentrate Sales Agreement, so long as such amendment, waiver or termination will not materially adversely affect the business, financial condition or operations of PTFI or any rights of the FI Trustee or the Lenders. Upon the request of the Administrative Agent or the FI Trustee, PTFI will promptly provide the Administrative Agent or the FI Trustee, as the case may be, with access to PTFI's books, records and offices for the purpose of permitting the Administrative Agent or the FI Trustee to inspect and review any amendments, waivers or supplements to, or terminations of, any Concentrate Sales Agreement and make copies thereof. If a Default or Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent or the FI Trustee, PTFI will provide the Administrative Agent or the FI Trustee, as the case may be, with copies of any such amendments, waivers, supplements or terminations. PTFI shall take all steps necessary or advisable to protect its rights (and the rights of the FI Trustee) under the Assigned Agreements.

          SECTION 6.13.  Block B Projects.  Neither Borrower
nor any of its Subsidiaries will permit any Block B Project to utilize any Block A Operations and Assets unless such Block B Project satisfies the Block B Conditions.

          SECTION 6.14.  Fiscal Year.  Neither Borrower will
change its fiscal year to end on any date other than December 31.

          SECTION 6.15.  Covenants Relating to the RTZ
Transactions. Neither Borrower will, directly or indirectly enter into any amendment or modification of (i) the Stock Purchase Agreement or the Participation Agreement (including the Financial and Accounting Procedures thereunder) in each case from and after the Effective Date or (ii) any other material agreement in connection therewith, at any time, in each case other than pursuant to documents approved by the Required Lenders (the Stock Purchase Agreement, the Participation Agreement and such other approved material agreements being, collectively, the "RTZ Documents") which would (or could reasonably be expected to) have an adverse effect upon the FI Collateral and Rights or impair the ability of either Borrower or any Restricted Subsidiary to perform all of their respective obligations under the Loan Documents (including under this Section 6.15). Without the prior written approval of the Required Lenders, PTFI shall not (a) consent to any "Closedown" (as such term is defined in the Participation Agreement) or any amendment, modification or waiver of Section 7.5.1.1, 7.5.1.3 or 10.5 or Annex A of the Participation Agreement, (b) consent to any assignment by RTZ or PT-Rio Tinto Indonesia of the RTZ Documents or their respective obligations thereunder, (c) waive any material default by RTZ under the RTZ Documents,
(d) agree to any reduction in annual production from Contract Block A (as defined in the Contract of Work), other than annual production from Greenfield Projects and Sole Risk Ventures (as such terms are defined in the Participation Agreement), which might foreseeably result in PTFI receiving cashflow after payment of all Operating Costs attributable to it which would not be sufficient to pay in full all its obligations, including under the Privatization Agreements (as such term is defined in the Participation Agreement) and the Loan Documents, as and when they are likely to come due, (e) amend or agree to any amendment of any agreement to which the Administrative Agent has not also agreed if, as a result of such amendment, a term defined in the FI Intercreditor Agreement or the Side Letter by reference to a term defined in such amended agreement would be changed or (f) resign as the Operator under the Participation Agreement. Subject to the penultimate sentence of this Section 6.15, PTFI and its Restricted Subsidiaries shall not cause or permit any assets of it or its Restricted Subsidiaries to be or become Joint Account Assets under the Participation Agreement for other than full fair market compensation, nor shall either Borrower grant or provide (or permit any Restricted Subsidiary to grant or provide) any additional security or collateral to secure any obligation to RTZ or its Affiliates other than the transfer of the RTZ Interests as required by the Participation Agreement, in each case subject to the terms of the FI Intercreditor Agreement and the FI Trust Agreement. PTFI and its Restricted Subsidiaries shall not engage in any transaction (other than the RTZ Transactions) or dealing with, or assign or transfer any assets to, PT-Rio Tinto Indonesia or any of its Affiliates other than on an arm's-length basis. PTFI shall promptly provide to the Administrative Agent copies of all annual financial reports and budgets pursuant to the Participation Agreement and all other material notices and reports under the RTZ Documents. PTFI shall also conduct Joint Operations (as defined in the Participation Agreement) in a manner which does not prevent or adversely affect, and at all times shall retain rights under the Contract of Work and tangible assets sufficient for, Block A Base Production pledged to the Lenders.

          SECTION 6.16. Specified Transactions. Neither Borrower will (a) enter into Additional Infrastructure Document or agreement relating to a PT Kencana Financing or any amendment or modification thereof or enter into any amendment or modification of any of the Infrastructure Documents or any of the Caterpillar Documents which could reasonably be expected to have an adverse effect upon the rights and remedies of the Administrative Agent, the FI Trustee and the Lenders under the Loan Documents or on the collateral provided under the FI Security Documents (the "FI Collateral and Rights") or impair the ability of either Borrower or the Restricted Subsidiaries to perform all of their respective obligations under the Loan Documents; (b) make, or permit any Restricted Subsidiary to make, any voluntary repurchase of any Infrastructure Assets or (c) grant or provide (or permit any Restricted Subsidiary to grant or provide) any additional security or collateral to secure any obligations arising under any Infrastructure Documents or any Caterpillar Obligations (other than as required under the Infrastructure Documents or the Caterpillar Documents with respect to substitution or replacement of existing collateral).

          SECTION 6.17. Designation of Unrestricted
Subsidiaries. (a) The Borrowers may not designate any Restricted Subsidiary (other than any Immaterial Subsidiary, any Exploration Subsidiary, PT Kencana, PT Kencana Wisata and any Person that is (x) the direct parent of any Exploration Subsidiary, PT Kencana and/or PT Kencana Wisata and (y) a holding company with no business or operations other than the holding of Equity Interests in such Exploration Subsidiary, PT Kencana and/or PT Kencana Wisata) as an Unrestricted Subsidiary and may hereafter designate any Exploration Subsidiary, PT Kencana, PT Kencana Wisata, any Immaterial Subsidiary and any other Subsidiary that is not a Restricted Subsidiary as an Unrestricted Subsidiary under this Agreement (a "Designation") only if:

          (i) such Subsidiary does not own any Equity
     Interests of any Restricted Subsidiary;

          (ii) no Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (iii) after giving effect to such Designation and any related Investment to be made in such designated Subsidiary by the Borrowers or any Restricted Subsidiary (which shall in any event include the existing Investment in such Subsidiary at the time it is designated as an Unrestricted Subsidiary), (A) any such existing Investment and related Investment would comply with and satisfy the conditions of Section 6.04 and (B) the Borrowers would be in compliance with each of the Financial Covenants calculated on a pro forma basis as if such Designation and Investment had occurred immediately prior to the first day of the period of four consecutive fiscal quarters most recently ended in respect of which financial statements have been delivered by the Borrowers pursuant to
     Section 5.01(a) or (b); and

          (iv) the Borrowers have delivered to the Administrative Agent (x) written notice of such Designation and (y) a certificate, dated the effective date of such Designation, of a Financial Officer stating that no Event of Default has occurred and is continuing and setting forth reasonably detailed calculations demonstrating pro forma compliance with the Financial Covenants in accordance with paragraph
     (iii) above.

          Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to the terms hereof, provided after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Guarantee of such Subsidiary shall automatically be released without any consent of the Required Lenders.

          (b) The Borrower may designate any Unrestricted Subsidiary as a Restricted Subsidiary under this Agreement (an "RS Designation") only if:
          (i) no Event of Default shall have occurred and be continuing at the time of or after giving effect to such RS Designation, and after giving effect thereto, the Borrowers would be in compliance with each of the Financial Covenants, calculated on a pro forma basis as if such RS Designation had occurred immediately prior to the first day of the period of four consecutive fiscal quarters most recently ended in respect of which financial statements have been delivered by the Borrowers pursuant to Section 5.0(a) or (b); and

          (ii) all Liens on assets of such Unrestricted Subsidiary and all Indebtedness of such Unrestricted Subsidiary outstanding immediately following the RS Designation would, if initially incurred at such time, have been permitted to be incurred pursuant to Sections
     6.01 and 6.02 without reliance on Section 6.01(a)(ii) or Section 6.02(c) or (h).

          Upon any such RS Designation with respect to an Unrestricted Subsidiary (i) the Borrowers and the Restricted Subsidiaries shall be deemed to have received a return of their Investment in such Unrestricted Subsidiary equal to the lesser of (x) the amount of such Investment immediately prior to such RS Designation and (y) the fair market value (as reasonably determined by the Borrowers) of the net assets of such Subsidiary at the time of such RS Designation and (ii) the Borrowers and the Restricted Subsidiaries shall be deemed to have a permanent Investment in an Unrestricted Subsidiary equal to the excess, if positive, of the amount referred to in clause (i)(x) above over the amount referred to in clause (i)(y) above.

          (c) Neither of the Borrowers nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of any Indebtedness of any Unrestricted Subsidiary, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary, except in the case of clause (x) or (y) to the extent permitted under Section 6.01 and Section 6.04 hereof. Except as provided in clause (b) above, each Designation shall be irrevocable, and no Unrestricted Subsidiary may become a Restricted Subsidiary, be merged with or into the Borrower or a Restricted Subsidiary or liquidate into or transfer substantially all its assets to the Borrower or a Restricted Subsidiary.

          SECTION 6.18.  Leverage Ratio.  The Borrowers will
not permit the Leverage Ratio on any date during the period
(a) from the Effective Date through September 30, 2002 to exceed 4.25 to 1.00 and (b) from October 1, 2002 and thereafter to exceed 3.5 to 1.0.

          SECTION 6.19.  Fixed Charge Coverage Ratio.  The
Borrowers will not permit the ratio of (a) Consolidated
EBITDA minus capital expenditures to (b) Consolidated Fixed
Charges, in each case for any period of four consecutive fiscal quarters ending on any date during any period set forth below, to be less than the ratio set forth below opposite such period:

           Period                       Ratio
January 1, 2001 through                  1.25:1.00
December 31, 2002
January 1, 2003 through                  1.50:1.00
December 30, 2005

          SECTION 6.20.  Capital Expenditures.  (a)  The
Borrowers will not permit the aggregate amount of Capital
Expenditures during any period set forth below to exceed the amount set forth opposite such period:

                  Period                       Amount
January 1, 2001 through December 31, 2001     $237,875,000
January 1, 2002 through December 31, 2002     $170,500,000
January 1, 2003 through December 31, 2003     $188,375,000
January 1, 2004 through December 31, 2004     $127,875,000
January 1, 2005 through December 30, 2005     $136,375,000

For purposes of determining the amount of Capital Expenditures in any period set forth above, there shall be excluded any Capital Expenditures made with Discretionary Funds (provided such use of Discretionary Funds in any fiscal quarter is reported to the Administrative Agent as required by Section 5.01(c)) or with the Net Proceeds of asset dispositions excluded from the definition of "Asset Dispositions".
          (b)  If the aggregate amount of Capital
Expenditures made in any period set forth above are less than 80% of the amount set forth opposite such period, then such unused amount below 80% for such period may be carried forward to the two next succeeding periods but not to any subsequent period; provided, however, that any such unused amounts may only be used for deferred mining projects. For purposes of the proceeding sentence, Capital Expenditures made during any period will be applied first against the amount set forth opposite such period above, then against any amount carried over from the second preceding period, if any, and then against any amount carried over from the preceding period.


                        ARTICLE VII

                     Events of Default

          If any of the following events ("Events of Default") shall occur:

          (a) either Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of either Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

          (d) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of either Borrower) or 5.11 or in Article VI or Section 10.16;
          (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender);

          (f) default shall be made with respect to any Material Indebtedness if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Material Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the stated maturity of such Material Indebtedness or, in the case of Hedging Agreements, require the payment of any net termination value in respect thereof; or any amount of principal or interest of any Material Indebtedness or any payment under a Hedging Agreement constituting Material Indebtedness, in each case regardless of amount, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Material Indebtedness);

          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h) either Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause
     (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (i) either Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (j) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against either Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of either Borrower or any Restricted Subsidiary to enforce any such judgment;

          (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of either Borrower and its Restricted
     Subsidiaries in an aggregate amount exceeding (i)
     $10,000,000 in any year or (ii) $25,000,000 for all
     periods;

          (l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except
     (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Security Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document;

          (m) the security interest in the Contract of Work granted in the FI Trust Agreement or any other security interest granted under any other FI Security Document shall be deemed to be invalid or fail to be in full force and effect or the Contract of Work shall be terminated or otherwise fail to be in full force and effect or shall be amended without the consent of the Required Lenders in any manner which materially and adversely affects the rights and benefits granted to the FI Trustee and the Lenders under the FI Security Documents; or the Ministry of Mines and Energy of Indonesia (or any successor entity) or the Government of Indonesia shall have taken any action in contravention of the Contract of Work which materially adversely affects PTFI's ability to perform its obligations under this Agreement or the rights and benefits granted to the FI Trustee under any FI Security Document;

          (n) any default or other event shall occur with respect to any of the Infrastructure Financing Documents, Additional Infrastructure Financing Documents or PT Kencana Financing Documents which would (with or without the passage of time or the giving of notice) permit acceleration or require prepayment of any of the Indebtedness or Attributable Debt with respect to any Infrastructure Financing, Additional Infrastructure Financing or PT Kencana Financing, as the case may be, (other than with respect to a casualty event or condemnation affecting the related Infrastructure Assets), permit foreclosure upon, or require PTFI to repurchase, the related Infrastructure Assets, Additional Infrastructure Assets or PT Kencana Assets, as the case may be;

          (o) PTFI shall resign as "Operator" under the Participation Agreement or an "Event of Resignation" under the Participation Agreement (or any event or condition which with or without the passage of time or the giving of notice would constitute such an "Event of Resignation" (other than any event or condition that is an Event of Default hereunder)) shall occur and be continuing;

          (p) FCX shall be in default under the Put
     Agreement (and, in the case of any default under Section 8 or 9 of the Put Agreement, any applicable grace period set forth therein shall have expired);

          (q) (i) any Governmental Authority shall condemn, seize, nationalize, assume the management of, or appropriate any material portion of the property, assets or revenues of either Borrower (either with or without payment of compensation); or

          (r) a Change in Control shall occur;
then, and in every such event (other than an event with respect to either Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and
(iii) exercise any or all the remedies then available under the FI Security Documents, including the giving of an Allocation Notice, Blockage Notice or Enforcement Notice under the FI Trust Agreement and/or the exercise by the Administrative Agent of its right pursuant to Section 10.16 to remove PTFI as Operator under the Contract of Work pursuant to the Operator Replacement Agreement; and in case of any event with respect to either Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

          In addition, if, prior to the PTMI Put Date, one or more of the actions specified above have been taken after the occurrence of an Event of Default, then the Administrative Agent may, and at the request of a majority in interest of the Tranche 1 Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (x) (i) require FCX immediately to effect the purchase of the PTMI Loan Rights for the PTMI Obligation Amount in accordance with Section 2.19 hereof and with the Put Agreement, as amended hereby, and in connection therewith, fund the Tranche 1 Term Loans pursuant to Section
2.19 to provide funds for such purchase and (ii) effect drawings under PTMI Collateralized Letter of Credit and apply funds from the PTMI Cash Collateral Account to the repayment of Tranche 1 Term Loans and/or the payment of FCX's obligations under the Put Agreement and Section 2.19 or (y) terminate the Tranche 1 Commitments; provided, however, that in case of any event with respect to either Borrower described in clause (g) or (h) of this Article, FCX's obligation to purchase the PTMI Loan Rights for the PTMI Obligations Amount will automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by FCX.


                        ARTICLE VIIA

             Certain Loan Allocation Procedures

          SECTION 7.01A. Implementation of Exchange. On the Exchange Date, the Lenders shall automatically and without further act be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall participate as of such date (including such Lender's interest in the principal, reimbursement, interest and other Designated Obligations in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the principal, reimbursement, interest and other Designated Obligations of each Loan Party (or PTMI, as the case may be) in respect of each such Facility and each LC Reserve Account established pursuant to Section 7.02A below), whether or not such Lender shall previously have participated therein, equal to each Lender's Exchange Percentage thereof. Each Lender and each person acquiring a participation from any Lender as contemplated by Section 10.04(e) hereby consents and agrees to the Exchange. Each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement (or loans under the Existing PTMI Agreement, as applicable) to the Administrative Agent (or the administrative agent under the Existing PTMI Agreement, as applicable) against delivery of replacement promissory notes executed by the appropriate Borrowers (or PTMI) reflecting such Lender's Loans (or PTMI Principal Obligations) after giving effect to the Exchange; provided, however, that the failure of either Borrower (or PTMI) to execute or deliver, or of any Lender to accept, any such promissory note shall not affect the validity or effectiveness of the Exchange.

          SECTION 7.02A. Letters of Credit. (a) In the event that on the Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by the Borrowers or with the proceeds of a Revolving Borrowing, each Lender which shall, on such date and before giving effect to the Exchange, have held a participation in such Letter of Credit pursuant to Section 2.05(d) shall promptly pay over to the Administrative Agent, in immediately available funds, an amount equal to such Lender's Applicable Percentage of such undrawn face amount or such unreimbursed drawing, as the case may be, together with interest thereon from the Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Loan in a principal amount equal to such amount. The Administrative Agent shall establish a separate account or accounts (each, an "LC Reserve Account") for each Lender for the amounts received with respect to each such Letter of Credit from each Revolving Lender paying such amounts pursuant to the preceding sentence. Each Lender's LC Reserve Account or Accounts, collectively, shall initially include cash in an amount equal to the product of (x) such Lender's Exchange Percentage and (y) the total amount received from the Revolving Lenders pursuant to the second preceding sentence. The Administrative Agent shall have sole dominion and control over each such account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect to each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender's Exchange Percentage. The amounts paid by a Lender to the Administrative Agent pursuant to this paragraph shall be held as a reserve against the LC Exposures, shall be the property of the Lenders, to whose LC Reserve Accounts such amounts are credited, shall not constitute Loans to any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the Borrowers' reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

          (b) In the event that after the Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the LC Reserve Account of each of the Lenders (pro rata in accordance with each Lender's Exchange Percentage) any amounts, up to the amount of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under Section 2.05(d) (but not of the Borrowers under Section 2.05 of the Credit Agreement). In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 7.02A, the Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender, notwithstanding the exchange of interests in the applicable Borrower's reimbursement obligations pursuant to Section 7.01A hereof. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its Exchange Percentage of the defaulted amount of such defaulting Lender.

          (c) In the event that after the Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

          (d)  With the prior written approval of the
Administrative Agent and the Issuing Bank (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank, on demand, its Exchange
Percentage of such drawing.

          (e) Pending the withdrawal by any Lender of any amounts from its Exchange Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender which has not withdrawn its Exchange Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its Exchange Account and to retain such earnings for its own account.

          (f) In the event that the Tranche 1 Term Loan Commitments are terminated and no Tranche 1 Term Loans remain outstanding, the Administrative Agent will submit a certificate to such effect to the Issuing Bank and terminate the PTMI Collateralized Letters of Credit.



                        ARTICLE VIII

               The Agents and the FI Trustee

          Each of the Lenders and Barclays, in its capacity as the lender under the Barclays Loan Agreement, hereby irrevocably appoints (a) Chase as Administrative Agent under this Agreement and the other Loan Documents (including in its capacity as Operator Selection Representative under the Operator Replacement Agreement), (b) Chase as Security Agent for the Lenders under this Agreement and the Lender Security Documents, (c) Chase as JAA Security Agent for the Lenders under this Agreement and the JAA Fiduciary Transfer, (d) Chase as the Documentation Agent for the Lenders under this Agreement and the other Loan Documents and (e) U.S. Bank Trust National Association (f/k/a First Trust of New York, National Association) to act as FI Trustee for the Lenders under the FI Trust Agreement, the Operator Replacement Agreement, the Surat Kuasa, the RTZ Release and as FI Security Agent for the Secured Parties under the Fiduciary Assignment and the Fiduciary Assignment Amendment and Restatement. Each Lender and Barclays, in its capacity as the lender under the Barclays Loan Agreement, (x) confirms and agrees to be bound by the terms of the FI Trust Agreement, the FI Intercreditor Agreement and the other Loan Documents and (y) agrees that the FI Trustee in accepting its appointment and in acting under the FI Trust Agreement, the Operator Replacement Agreement, the Surat Kuasa, the RTZ Release and the Fiduciary Assignment shall be entitled to all the rights, immunities, privileges, protections, exculpations, indemnifications, liens and other benefits applicable to its acting as trustee under the FI Trust Agreement. Each Lender and Barclays, in its capacity as the lender under the Barclays Loan Agreement, authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the applicable Agent by the terms of the applicable Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          Each of the Lenders serving as the Administrative Agent, the Security Agent, the JAA Security Agent, the Documentation Agent and the FI Trustee hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the applicable Agent, and each of such Lenders and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

          No Agent shall have any duties or obligations except those expressly set forth in the applicable Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in
Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by either Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          Without limiting the generality of the foregoing, the Security Agent and the JAA Security Agent are hereby expressly authorized to execute any and all documents (including releases) with respect to the collateral under the Lender Security Documents and the JAA Fiduciary Transfer (as applicable) and the rights of the secured parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Lender Security Documents. In addition, each Lender and Barclays, in its capacity as the lender under the Barclays Loan Agreement, hereby irrevocably authorizes and directs the Administrative Agent to enter, on behalf of each of them, into the Security Document Amendments and agrees to be bound by the terms of the Security Documents. Each Lender and Barclays, in its capacity as the lender under the Barclays Loan Agreement, hereby irrevocably authorizes and directs the Security Agent, the JAA Security Agent and the FI Security Agent, as applicable, to enter into amendments from time to time to the Security Documents for the purpose of naming as Secured Parties thereunder Lender Affiliates that become counterparties to Hedging Agreements, the obligations under which are secured by the Security Documents.

          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the applicable Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

          No Agent shall commence any litigation in the name of, or on behalf of, any Lender without the prior consent of such Lender; provided, however, that notwithstanding the foregoing, in the event that any Agent commences any litigation at the direction of the Required Lenders, any Lender that shall not have consented thereto shall remain liable for its pro rata share of the costs and expenses of such Agent pursuant to the provisions of this Agreement.

          Subject to the appointment and acceptance of a successor as provided in this paragraph, any Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Administrative Agent, Security Agent, JAA Security Agent or Documentation Agent, as the case may be. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, Security Agent, JAA Security Agent or Documentation Agent, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent, Security Agent, JAA Security Agent or Documentation Agent, as the case may be, hereunder by a successor, such successor Administrative Agent, Security Agent, JAA Security Agent or Documentation Agent, as applicable, shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.
The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent's resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

          Each Lender acknowledges that it has,
independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

          The obligations of the Administrative Agent, Security Agent, JAA Security Agent, the FI Trustee and the
Documentation Agent shall be separate and several and neither of them shall be responsible or liable for the acts or omissions of the other, except, to the extent that any such Agent serves in more than one agency capacity, such Agent shall be responsible for the acts and omissions relating to each such agency function.

          Without the prior written consent of the Required
Lenders but subject to Section 10.2(b), the Administrative
Agent, the Security Agent and the JAA Security Agent will not, except as contemplated by the following paragraph, consent to any modification, supplement or waiver of the FI
Intercreditor Agreement, the Lender Security Documents, the
FI Trust Agreement, the Operator Replacement Agreement or the JAA Fiduciary Transfer and the FI Trustee will not consent to any modification, supplement or waiver of the FI
Trust Agreement, the Operator Replacement Agreement, the
Surat Kuasa, the RTZ Release or the Fiduciary Assignment.

          Notwithstanding any other provision of this
Article VIII, the Administrative Agent will, at the request of FCX or PTFI, instruct the FI Trustee, the Security Agent and/or the JAA Security Agent, as applicable, to release (or to subordinate such interest) from the FI Trust Agreement and/or the FCX Pledge Agreements and/or the Lender Security Agreement and/or the other FI Security Documents, as applicable (and enter into an amendment to the FI Trust Agreement and/or the FCX Pledge Agreements and/or the Lender Security Agreement and/or the other FI Security Documents and execute such other instruments as may be necessary in connection therewith), any interest of the FI Trustee, the Security Agent and/or the JAA Security Agent, as applicable, upon receipt by the Administrative Agent of a certificate from a Financial Officer of PTFI specifying the asset to be released and the related transaction and certifying that after giving effect thereto, no Default or Event of Default shall occur or be continuing, specific assets (which may either be released from the Lien of the FI Security Documents or the FCX Pledge Agreements or excluded from the after-acquired property clauses of the FI Security Documents) (x) as required to be released to provide additional collateral for the Caterpillar Obligations, as a result of decreases in the value of the Caterpillar Assets, but not in excess of $10,000,000 (valued as provided in the Caterpillar Documents) in the aggregate for all such additional collateral provided during the term of the Caterpillar Obligations and (y) to allow sales, transfers or other dispositions, secured financings, capital leases and sale leaseback transactions and pledges of assets expressly permitted hereby. In addition, upon consummation of a PT Kencana Financing, to the extent requested in a certificate from a Financial Officer of PTFI, which certificate shall certify that after giving effect to the release of such Guarantee no Default or Event of Default shall occur or be continuing, PT Kencana and/or PT Kencana, as applicable, shall automatically be released from its Guarantee. It is understood and agreed that releases in connection with this paragraph shall not require any further consent of the Required Lenders or the Barclays Creditors.

          The Administrative Agent is hereby authorized to, and to instruct the FI Trustee and the JAA Security Agent to, enter into or consent to an amendment to the Participation Agreement or other RTZ Documents permitting PTFI to incur Indebtedness of the type permitted by Section 6.01(a)(iv) hereof in an aggregate amount of up to $50,000,000 at any time outstanding without the necessity of the holders of such Indebtedness becoming party to the Side Letter. Such amendment or consent will not require any further consent of the Required Lenders.

          By executing this Agreement, Barclays, in its capacity as the lender under the Barclays Loan Agreement and as a Secured Party under the Security Documents, agrees to the provisions of this Article VIII and agrees that the Agents and the FI Trustee will be entitled to all the benefits, exculpations, authorizations and other provisions of this Article VIII in connection with their actions, duties and obligations under the Security Documents in respect of the Barclays Obligations. Barclays further agrees that each assignee of any of the Barclays Obligations shall be bound by the agreements set forth in this paragraph and shall at the time of any such assignment promptly deliver to the Administrative Agent a power of attorney appointing the Agents as set forth in, and agreeing to the provisions of, this Article VIII.


                         ARTICLE IX

                          Guarantee

          As consideration for the Lenders' obligations to lend to PTFI hereunder, FCX hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of (i) the principal of and interest on each Loan to PTFI, when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, (ii) all other monetary obligations of PTFI to the Lenders, the Agents and the FI Trustee under this Agreement and the other Loan Documents, (iii) all amounts owing by PTFI to any Lender pursuant to any Permitted Secured Hedge with PTFI and (iv) all other Obligations of PTFI (collectively, the "PTFI Obligations"). As consideration for the Lenders' obligations to lend to FCX hereunder, PTFI hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment of (i) the principal of and interest on each Loan to FCX when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, (ii) all other monetary obligations of FCX to the Lenders, the Agents and the FI Trustee under this Agreement and the other Loan Documents (including, without limitation, under Section 2.19 and Article VII), (iii) all amounts owing by FCX to any Lender pursuant to any Permitted Secured Hedge with FCX and (iv) all other Obligations of FCX (collectively, the "FCX Obligations", and together with the PTFI Obligations, the "Guaranteed Obligations"). Each of FCX and PTFI further agrees that the PTFI Obligations or the FCX Obligations, as the case may be, may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any such PTFI Obligation or FCX Obligation, as applicable.

          FCX waives presentment to, demand of payment from and protest to PTFI of any of the PTFI Obligations, and PTFI waives presentment to, demand of payment from and protest to FCX of any of the FCX Obligations, and each Borrower also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of FCX and PTFI under this Article IX shall not be affected by (a) the failure of any Lender, any Agent or the FI Trustee to assert any claim or demand or to enforce any right or remedy against PTFI or FCX, respectively, under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any guarantee or any other agreement; (c) the release of any security held by any Lender, any Agent or the FI Trustee for the Guaranteed Obligations guaranteed by it or any of them or (d) the failure of any Lender, any Agent or the FI Trustee to exercise any right or remedy against any other guarantor of the PTFI Obligations or FCX Obligations, respectively.

          Each of FCX and PTFI further agree that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Lender, any Agent or the FI Trustee to any security held for payment of the PTFI Obligations or of the FCX Obligations or to any balance of any deposit account or credit on the books of such Lender in favor of PTFI or FCX, as applicable, or any other Person.

          The obligations of FCX or PTFI under this Article IX shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the PTFI Obligations or the FCX Obligations, respectively, or otherwise. Without limiting the generality of the foregoing, the obligations of FCX or PTFI under this Article IX shall not be discharged or impaired or otherwise affected by the failure of any Lender, any Agent or the FI Trustee to assert any claim or demand or to enforce any remedy under this Agreement, any guarantee or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the PTFI Obligations or the FCX Obligations, respectively, or by any other act or omission which may or might in any manner or to any extent vary the risk of FCX or PTFI, or otherwise operate as a discharge of FCX or PTFI as a matter of law or equity.

          Each of FCX and PTFI further agree that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation guaranteed by it (including, without limitation, any payment pursuant to this guarantee) is rescinded or must otherwise be restored by any Lender, any Agent or the FI Trustee upon the bankruptcy or reorganization of PTFI or FCX, respectively, or otherwise.

          In furtherance of the foregoing and not in limitation of any other right which any Lender, any Agent or the FI Trustee may have at law or in equity against FCX or PTFI by virtue hereof, upon the failure of FCX or PTFI, respectively, to pay any of the PTFI Obligations or the FCX Obligations, respectively, when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of FCX and PTFI hereby promises to and will, upon receipt of written demand by any Lender, any Agent or the FI Trustee, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders, the Agents or the FI Trustee, as appropriate, in cash the amount of such unpaid PTFI Obligations or FCX Obligations, as the case may be, and at such time as all such PTFI Obligations or FCX Obligations owing to such Lender, such Agent, or the FI Trustee as applicable, have been indefeasibly paid in full and its Commitment terminated, such Lender shall, in a reasonable manner, assign the amount of such PTFI Obligations or FCX Obligations, as applicable, owed to it and paid by FCX or PTFI pursuant to this guarantee to FCX or PTFI, such assignment to be pro tanto to the extent to which the PTFI Obligations or FCX Obligations in question were discharged by FCX of PTFI, as applicable, or make such other disposition thereof as FCX or PTFI shall direct (all without recourse to such Lender, such Agent or the FI Trustee, as applicable, and without any representation or warranty by such Lender, such Agent or the FI Trustee, as applicable).

          Upon payment by FCX or PTFI of any sums to a Lender, an Agent or the FI Trustee as provided above in this
Article IX, all rights of FCX against PTFI or of PTFI against FCX arising as a result thereof by way of right of subrogation or otherwise (a) shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the PTFI Obligations or FCX Obligations, as applicable, to the Lenders, the Agents and the FI Trustee and (b) shall not be exercised by FCX or PTFI, as applicable, prior to indefeasible payment in full of all Loans and termination of the Commitments hereunder. Notwithstanding the foregoing, PTFI hereby waives all rights of subrogation against FCX arising as a result of any payment by PTFI under this Article IX including, without limitation, all rights to any proceeds from a liquidation of FCX.

          To the extent that the laws of the Republic of Indonesia are applicable to this Article IX, PTFI hereby waives any and all rights and privileges accorded by those laws to a guarantor, including without limitation the rights and privileges contained in Articles 1430, 1831, 1833, 1837, and 1847 through 1849 of the Indonesian Civil Code.


                         ARTICLE X

                       Miscellaneous

          SECTION 10.01.  Notices.  Except in the case of
notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to either Borrower, to it at Freeport-
     McMoRan Copper & Gold Inc., 1615 Poydras Street, New
     Orleans, LA 70112, Attention of Treasurer (Telecopy No.
     (504) 582-4511);

          (b) if to the Administrative Agent, to The Chase Manhattan Bank, Agent Bank Services, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Ms. Eleanor Fiore (Telecopy No. (212) 552-
     5658), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of James Ramage (Telecopy No. (212) 270-4724); and

          (c) if to any other Lender, to it at its address
     (or telecopy number) set forth in its Administrative
     Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Any notice delivered to FCX hereunder shall be deemed also to have been given to PTFI, and such notice shall be deemed to have been given to PTFI on the day it is deemed to have been given to FCX.

          SECTION 10.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Lender, the Issuing Bank or the FI Trustee in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Lenders, the Issuing Bank and the FI Trustee hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender, the Issuing Bank or the FI Trustee may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement under Section 2.05, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or
(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be),
(vi) change Section 6.20 without the written consent of the Majority Lenders,(vii) release either FCX or PTFI from its Guarantee hereunder or limit its liability in respect of such Guarantee, without the written consent of each Lender,
(viii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the Issuing Bank without the prior written consent of such Agent or the Issuing Bank, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not the other Classes of Lenders) may be effected by an agreement or agreements in writing entered into by each Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) any amendment or waiver of the provisions of this Agreement or any other Loan Document required in order to permit a receivables financing or receivables securitization transaction shall (so long as the Net Proceeds attributable to the Indebtedness or issuance to investors of debt or equity securities in connection therewith are applied to Reductions of the Facilities in the same manner as the Net Proceeds from a Debt Issuance) require only the approval of the Majority Lenders.

          SECTION 10.03.  Expenses; Indemnity; Damage
Waiver. (a) Each Borrower agrees, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates and the FI Trustee, including the reasonable fees, charges and disbursements of counsel for each Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the FI Trustee, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the FI Trustee, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) Each Borrower agrees, jointly and severally, to indemnify each Agent, each Lender, the Issuing Bank and the FI Trustee, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby,
(ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by either Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to either Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

          (c) To the extent that either Borrower fails to pay any amount required to be paid by it to any Agent, the Issuing Bank or the FI Trustee, under paragraph (a) or (b) of this Section, each Lender and each Barclays Creditor severally agrees to pay to the applicable Agent, the Issuing Bank or the FI Trustee, as the case may be, such Person's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Issuing Bank or the FI Trustee as the case may be, in its capacity as such. For purposes hereof, a Lender's or Barclays Creditor's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans, unused Commitments and outstanding loans under the Barclays Loan Agreement at the time; provided, however, that the Barclays Creditors will not be required to make any payment under this paragraph in respect of any unreimbursed expense or indemnity claim that does not relate to or arise under any Security Document or relate to or arise out of any remedies or other actions in respect of Collateral, and each Lender's "pro rata share" in the case of any such unreimbursed expense or indemnity payment shall be based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time. If any action, suit or proceeding arising from any of the foregoing is brought against any Lender, any Agent, the Issuing Bank, the FI Trustee or other Person indemnified or intended to be indemnified pursuant to this
Section 10.03, PTFI and FCX, to the extent and in the manner directed by such indemnified party, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by PTFI and FCX (which counsel shall be satisfactory to such Lender, such Agent, the Issuing Bank, the FI Trustee or other Person indemnified or intended to be indemnified). If PTFI or FCX shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of PTFI or FCX contained in this Agreement shall be breached, any Lender, the FI Trustee, the Issuing Bank or any Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose. Any and all amounts so expended by any Lender, the FI Trustee, the Issuing Bank or any Agent shall be repayable to it by PTFI and FCX immediately upon such Person's demand therefor. Barclays agrees to cause any assignee of Barclays Obligations that becomes a Barclays Creditor to be bound by the provisions of this paragraph (c).

          (d) To the extent permitted by applicable law, neither Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

          SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank, the FI Trustee and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)  Any Lender may assign to one or more
assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrowers and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld, it being understood that the Borrowers may withhold their consent to an assignment to a Lender (i) that is not a commercial bank or savings and loan institution or (ii) that would, as of the effective date of such assignment, be entitled to claim compensation under Section 2.14 which the transferor Lender would not be entitled to claim as of such date), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph
(e) of this Section.

          (c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Bank, the FI Trustee and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent, the Issuing Bank, the FI Trustee and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d)  Upon its receipt of a duly completed
Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Agents, the Issuing Bank, the FI Trustee and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such Lender will continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to
Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

          (f)  A Participant shall not be entitled to
receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 10.05.  Survival.  All covenants,
agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the FI Trustee or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

          SECTION 10.06.  Counterparts; Integration;
Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Put Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          (b) All fees and interest accruing under the Existing FCX Agreement and the Existing FCX/PTFI Agreement at any time prior to the Effective Date shall accrue at the rates and be payable at the times specified therein; on and after the Effective Date, fees and interest shall accrue and be payable in respect of the indebtedness and commitments under such agreements as specified in this Agreement, pursuant to which each such agreement has been amended and restated. Except as provided above, on and after the Effective Date, the provisions of this Agreement, including without limitation in respect of Taxes, indemnities and cost reimbursements, will apply to the Tranche A Facility and the Tranche B Facility as in effect under the Existing PTFI Agreement and the Existing FCX/PTFI Agreement, prior to the Effective Date.

          SECTION 10.07.  Severability.  Any provision of
this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the obligations of either Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 10.09.  Governing Law; Jurisdiction;
Consent to Service of Process; Sovereign Immunity.  (a)
This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b)  Each Borrower hereby irrevocably and
unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank, any Lender or the FI Trustee may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Borrower or its properties in the courts of any jurisdiction.

          (c)  Each Borrower hereby irrevocably and
unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (e) To the extent that PTFI may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to any Loan Document, to claim for itself or its property, assets or revenues any immunity (whether by reason of sovereignty or otherwise) from suit, jurisdiction of any court, attachment prior to judgment, setoff, execution of a judgment or from any other legal process or remedy, and to the extent that there may be attributed to PTFI such an immunity (whether or not claimed), PTFI hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 10.11.  Headings.  Article and Section
headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 10.12. Confidentiality. Each of the Agents, the FI Trustee, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than either Borrower. For the purposes of this Section, "Information" means all information received from or on behalf of either Borrower relating to either Borrower or its business, other than any such information that is available to any Agent, the Issuing Bank, the FI Trustee or any Lender on a nonconfidential basis prior to disclosure by either Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 10.13.  Interest Rate Limitation.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 10.14.  Judgment Currency.  The
specification of payment in dollars and in New York City, New York, with respect to amounts payable to any Lender (or permitted assignee or Participant), any Agent or the FI Trustee hereunder and under the other Loan Documents is of the essence, and dollars shall be the currency of account in all events. The payment obligations of PTFI or FCX under this Agreement or any other Loan Document shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to dollars and transfer to New York City under normal banking procedures does not yield the amount of dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars into another currency (the "second currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with the second currency on the Business Day next preceding that on which such judgment is rendered. The obligation of PTFI and FCX in respect of any such sum due from it to any Agent, the FI Trustee or any Lender (or permitted assignee or Participant) hereunder or under any other Loan Document (an "entitled person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such entitled person of any sum adjudged to be due hereunder or under any other Loan Document in the second currency such entitled person may in accordance with normal banking procedures purchase in the free market and transfer to New York City dollars with the amount of the second currency so adjudged to be due; and PTFI and FCX hereby agree, as a separate obligation and notwithstanding any such judgment, jointly and severally to indemnify such entitled person against, and to pay such entitled person on demand, in dollars in New York City, the difference between the sum originally due to such entitled person in Dollars and the amount of dollars so purchased and transferred.

          SECTION 10.15.  Joint and Several Obligations.
Whenever in this Agreement or any other Loan Document any payment obligation or other obligation is expressed as an obligation of the Borrowers, each of the Borrowers shall be jointly and severally liable for the full payment and performance of such obligation.

          SECTION 10.16. RTZ Transactions. PTFI hereby (i) appoints the Administrative Agent to be the Operator Selection Representative for all purposes of the FI Trust Agreement, the Operator Replacement Agreement and the Surat Kuasa and (ii) irrevocably and unconditionally agrees that upon the occurrence of an Event of Default, the Administrative Agent may, in addition to any other remedy available hereunder or under any other Loan Document, remove PTFI as Operator under the Contract of Work and appoint a replacement Operator, which shall be PT-Rio Tinto Indonesia or an Affiliate of PT-Rio Tinto Indonesia designated by PT-Rio Tinto Indonesia if PT-Rio Tinto Indonesia timely elects to exercise its designation rights provided in Section 2(a) of the Operator Replacement Agreement and meets the other conditions to such designation right set forth in such
Section 2(a). PTFI also irrevocably and unconditionally agrees that the Administrative Agent, acting as the Operator Selection Representative under the FI Trust Agreement, the Operator Replacement Agreement and the Surat Kuasa, shall also have the right to designate a successor Operator under the circumstances provided in Section 2(b) of the Operator Replacement Agreement. PTFI further agrees that it will not appoint any other Operator Selection Representative other than the Administrative Agent (or, except as provided to PT-Rio Tinto Indonesia in the Participation Agreement, grant any other Person the right to remove PTFI (or any successor operator for the Project) as Operator under any circumstances) and that it will not approve or enter into any management agreement with a successor Operator appointed under the Operator Replacement Agreement unless and until the Administrative Agent has approved the terms of such management agreement. PTFI also agrees that the Administrative Agent shall be entitled to exercise PTFI's rights under the Participation Agreement (including the financial and accounting procedures) referred to in Section 6(c) of the FI Intercreditor Agreement to the exclusion of PTFI after the occurrence of an Event of Default, in addition to the other rights and remedies available to the Agents and the Lenders under the Loan Documents and applicable law. Each of the Agents, the Lenders, PTFI and FCX acknowledge that the FI Trust Agreement will not terminate prior to termination of the Participation Agreement.

          SECTION 10.17.  Waiver Under Existing PTMI
Agreement and Amendments of Put Agreement. Upon the occurrence of the Effective Date, each Tranche 1 Lender hereby waives any "Event of Default" (as defined in the Existing PTMI Agreement) arising under Section 9.01(m) of the Existing PTMI Agreement. FCX, each Tranche 1 Lender and Chase, in its capacity as "Security Agent" under the Put Agreement, agree that, effective as of the Effective Date, the Put Agreement shall be amended by deleting clause
(b)(vi) from the first sentence of Section 3 thereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



FREEPORT MCMORAN COPPER & GOLD INC.,

   by
     /s/  Kathleen Quirk
     Name:  Kathleen Quirk
     Title: Vice President & Treasurer


PT FREEPORT INDONESIA,

   by
     /s/  Robert R. Boyce
     Name:  Robert R. Boyce
     Title: Treasurer


THE CHASE MANHATTAN BANK,
individually and as
Administrative Agent, Issuing
Bank, Security Agent, JAA
Security Agent and
Documentation Agent,

   by
     /s/  James H. Ramage
     Name:  James H. Ramage
     Title: Managing Director


U.S. BANK TRUST NATIONAL
ASSOCIATION, as FI Trustee,

   by
     /s/  Barbara A. Nastro
     Name:  Barbara A. Nastro
     Title: Vice President


BARCLAYS BANK plc,
individually and as lender
under the Barclays Loan
Agreement,

   by
     /s/  James J. McCarthy
     Name:  James J. McCarthy
     Title: Director


SUMITOMO MITSUI BANKING
CORPORATION,

   by
     /s/ C. Michael Garrido
     Name:  C. Michael Garrido
     Title: Senior Vice President


THE INDUSTRIAL BANK OF JAPAN,
LIMITED,

   by
     /s/ Noel Purcell
     Name:  Noel Purcell
     Title: Senior Vice President


UBS AG,

   by
     /s/ Robert Reuter
     Name:  Robert Reuter
     Title: Executive Director

   by
     /s/ David J. Kalal
     Name:  David J. Kalal
     Title: Executive Director
            Recovery Management





BNP PARIBAS,

   by
     /s/  Barton D. Schouest
     Name:  Barton D. Schouest
     Title: Managing Director

   by
     /s/  Douglas R. Liftman
     Name:  Douglas R. Liftman
     Title: Managing Director


BANK OF MONTREAL,

   by
     /s/ Mary Lee Latta
     Name:  Mary Lee Latta
     Title: Director


THE FUJI BANK, LIMITED,

   by
     /s/  Toru Maeda
     Name:  Toru Maeda
     Title: General Manager


HSBC BANK USA,

   by
     /s/  Richard J. Ward
Name:  Richard J. Ward
       Title: First Vice President


BANK ONE, NA,

   by
     /s/  William B. Winters
     Name:  William B. Winters
     Title: Director, Corporate
            Banking






BANK OF AMERICA, N.A.,

   by
     /s/  Michael J. Dillon
     Name:  Michael J. Dillon
     Title: Managing Director


THE BANK OF NOVA SCOTIA,

   by
     /s/  Nadine Bell
     Name:  Nadine Bell
     Title: Assistant Agent


THE SANWA BANK, LIMITED,

   by
     /s/  John T. Feeney
     Name:     John T. Feeney
     Title: Vice President


HIBERNIA NATIONAL BANK,

   by
     /s/  Guy P. Brierre
     Name:     Guy P. Brierre
     Title: Senior Vice President


THE BANK OF TOKYO-MITSUBISHI,
LTD.,

   by
     /s/  Kelton Glasscock
     Name:  Kelton Glasscock
     Title: Vice President & Mgr.









DEUTSCHE BANK AG, ACTING
THROUGH ITS SINGAPORE OFFICE,

   by
     /s/  Charles Ong
     Name:  Charles Ong
     Title: Managing Director

   by
     /s/  Soon-Heng Low
     Name:     Soon-Heng Low
     Title: Senior Legal Counsel
            Asia Pacific Head Office


PT BANK NEGARA INDONESIA (PERSERO) TBK,

   by
     /s/ Bomen Lumbanraja
     Name:  Bomen Lumbanraja
     Title: General Manager


MERRILL LYNCH, PIERCE, FENNER & SMITH INC.,

   by
     /s/  Barbara S. Scholl
     Name:  Barbara S. Scholl
     Title: Managing Director


ABN AMRO BANK N.V.,

   by
     /s/  Phillip J. Leigh
     Name:  Phillip J. Leigh
     Title: Vice President

   by
     /s/  L. David Wright
     Name:  L. David Wright
     Title: Senior Vice President




ARAB BANKING CORP.,

   by
     /s/  Robert J. Ivosevich
     Name:  Robert J. Ivosevich
     Title: Deputy General Manager


AUSTRALIA AND NEW ZEALAND
BANKING GROUP LIMITED, CAYMAN
ISLAND BRANCH,

   by
     /s/  John W. Wade
     Name:  John W. Wade
     Title: Vice President


THE DAI-ICHI KANGYO BANK, LTD.,

   by
     /s/  Robert Gallagher
     Name:  Robert Gallagher
     Title: Vice President


DRESDNER BANK AG, NEW YORK AND
GRAND CAYMAN BRANCHES,

   by
     /s/  Fred Thurston
     Name:  Fred Thurston
     Title: Vice President

   by
     /s/  Laura Schumacher
     Name:  Laura Schumacher
     Title: Vice President


THE NORINCHUKIN BANK, NEW YORK BRANCH

   by
     /s/  Fumiaki Ono
     Name:  Fumiaki Ono
     Title: General Manager


CHRISTIANIA BANK OG
KREDITKASSE ASA NEW YORK
BRANCH,

   by
     /s/  Peter M. Dodge
     Name:  Peter M. Dodge
     Title: Senior Vice President

   by
     /s/  William S. Phillips
     Name: William S. Phillips
     Title: First Vice President


THE CHUO MITSUI TRUST &
BANKING CO., LTD.,

   by
     /s/  Yoshiki Kiyono
     Name:  Yoshiki Kiyono
     Title: General Manager


BAYERISCHE HYPO- UND
VEREINSBANK AG NEW YORK
BRANCH,

   by
     /s/  Andrew B. Leon
     Name:  Andrew B. Leon
     Title: Director

   by
     /s/  Eric A. Muth
     Name:     Eric A. Muth
     Title: Associate Director


BANK RAKYAT INDONESIA
(PERSERO) NEW YORK AGENCY,

   by
     /s/ Wibowo Notosuwarto
     Name:  Wibowo Notosuwarto
     Title: General Manager and Dep.
            General Manager

   by
     /s/  Isnen Sutopo
     Name:  Isnen Sutopo
     Title: Manager


SOCIeTe GeNeRALE,

   by
     /s/  Pascal Guillot
     Name:  Pascal Guillot
     Title: Managing Director


THE TOKAI BANK, LIMITED-NEW
YORK BRANCH,

   by
     /s/  Shinichi Nakatani
     Name:  Shinichi Nakatani
     Title: Deputy General Manager


WESTDEUTSCHE LANDESBANK
GIROZENTRALE, NEW YORK BRANCH,

   by
     /s/  Salvatore Battinelli
     Name:  Salvatore Battinelli
     Title: Managing Director
            Credit Department

   by
     /s/  Walter T. Duffy III
     Name:  Walter T. Duffy III
     Title: Associate Director